Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273238

PROSPECTUS

SABINE PASS LIQUEFACTION, LLC

Offer to exchange up to

$430,000,000 of 5.900% Senior Secured Amortizing Notes due 2037

(CUSIP No. 785592AZ9)

that have been registered under the Securities Act of 1933

for

$430,000,000 of 5.900% Senior Secured Amortizing Notes due 2037

(CUSIP NOS. 785592AY2 AND U77888AN2)

that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,

ON AUGUST 24, 2023, UNLESS WE EXTEND IT.

Terms of the Exchange Offer:

•

We are offering to exchange up to $430,000,000 aggregate principal amount of registered 5.900% Senior Secured Amortizing Notes due 2037 (CUSIP No. 785592AZ9) (the “New Notes”) for any and all of our $430,000,000 aggregate principal amount of unregistered 5.900% Senior Secured Amortizing Notes due 2037 (CUSIP Nos. 785592AY2 and U77888AN2) (the “Old Notes” and together with the New Notes, the “notes”) that were issued on November 29, 2022.

•	We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

•

The terms of the New Notes will be substantially identical to those of the outstanding Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•

The Old Notes are, and the New Notes will be, secured by first-priority liens on substantially all right, title and interest in or to substantially all of our assets and the assets of any future guarantors along with certain other items listed under “Description of Notes” (the “collateral”).

•	The Old Notes are, and the New Notes will be, guaranteed on a senior basis by all of our future domestic subsidiaries. There is no established trading market for the New Notes or the Old Notes.

•	We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through any quotation system.

Please read “Risk Factors” beginning on page 13 for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is July 27, 2023.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Corporate Secretary, Sabine Pass Liquefaction, LLC, 700 Milam Street, Suite 1900, Houston, Texas 77002 (telephone number (713) 375-5000).

In order to ensure timely delivery of this information, any request should be made by August 17, 2023, five business days prior to the expiration date of the exchange offer.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). No person has been authorized to give any information or any representation concerning us or the exchange offer (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and other reports with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We will provide you upon request, without charge, a copy of the notes and the indenture governing the notes. You may request copies of these documents by contacting us at:

Sabine Pass Liquefaction, LLC

Attention: Corporate Secretary

700 Milam Street, Suite 1900

Houston, Texas, 77002

(713) 375-5000

We also make all periodic and other information filed or furnished with the SEC available, free of charge, on our website at www.cheniere.com as soon as reasonably practicable after such information is electronically filed with or furnished to the SEC. Except as otherwise set forth herein, information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

PRESENTATION OF INFORMATION

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

In this prospectus, unless the context otherwise requires:

•	Bcf means billion cubic feet;

•	Bcf/d means billion cubic feet per day;

•	Bcf/yr means billion cubic feet per year;

•	DOE means the U.S. Department of Energy;

•	EPC means engineering, procurement and construction;

•	FERC means the Federal Energy Regulatory Commission;

•	FOB means free on board;

•	FTA countries means countries with which the United States has a free trade agreement providing for national treatment for trade in natural gas;

•	GAAP means generally accepted accounting principles in the United States;

•

Henry Hub means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the month in which a relevant cargo’s delivery window is scheduled to begin;

•	IPM agreements means integrated production marketing agreements in which the gas producer sells to us gas on a global LNG index price, less a fixed liquefaction fee, shipping and other costs;

•	LIBOR means the London Interbank Offered Rate;

•

LNG means liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state;

•	MMBtu means million British thermal units, an energy unit;

•	mtpa means million tonnes per annum;

•	non-FTA countries means countries with which the United States does not have a free trade agreement providing for national treatment for trade in natural gas and with which trade is permitted;

•	SEC means the U.S. Securities and Exchange Commission;

•	SPA means an LNG sale and purchase agreement;

•	TBtu means trillion British thermal units, an energy unit;

•	Tcf means trillion cubic feet;

•	Train means an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG; and

•	TUA means terminal use agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical or present facts or conditions, included herein or incorporated herein by reference herein, are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•	statements that we expect to commence or complete construction of our natural gas liquefaction project, or any expansions or portions thereof, by certain dates, or at all;

•

statements regarding future levels of domestic and international natural gas production, supply or consumption or future levels of LNG imports into or exports from North America and other countries worldwide or purchases of natural gas, regardless of the source of such information, or the transportation or other infrastructure or demand for and prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or our ability to enter into such transactions;

•	statements regarding our future sources of liquidity and cash requirements;

•

statements relating to the construction of our Trains, including statements concerning the engagement of any EPC contractor or other contractor and the anticipated terms and provisions of any agreement with any EPC or other contractor, and anticipated costs related thereto;

•

statements regarding any SPA or other agreement to be entered into or performed substantially in the future, including any revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total natural gas liquefaction or storage capacities that are, or may become, subject to contracts;

•	statements regarding counterparties to our commercial contracts, construction contracts and other contracts;

•	statements regarding our planned development and construction of additional Trains, including the financing of such Trains;

•	statements that our Trains, when completed, will have certain characteristics, including amounts of liquefaction capacities;

•

statements regarding our business strategy, our strengths, our business and operation plans or any other plans, forecasts, projections, or objectives, including anticipated revenues, capital expenditures, maintenance and operating costs and cash flows, any or all of which are subject to change;

•

statements regarding legislative, governmental, regulatory, administrative or other public body actions, approvals, requirements, permits, applications, filings, investigations, proceedings or decisions; and

•	any other statements that relate to non-historical or future information.

All of these types of statements, other than statements of historical or present facts or conditions, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “achieve,” “anticipate,” “believe,” “contemplate,” “continue,” “estimate,” “expect,” “intend,” “plan,” “potential,” “predict,” “project,” “pursue,” “target,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this prospectus or incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe that such estimates are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this prospectus are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements as a result of a variety of factors described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to update or revise any forward-looking statement or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus and should consider, among other things, the matters set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto appearing elsewhere in this prospectus. Please read “Risk Factors” beginning on page 13 of this prospectus.

Throughout this prospectus, unless we indicate otherwise or the context otherwise requires, the terms “SPL,” “we,” “our,” “us” and similar terms refer to Sabine Pass Liquefaction, LLC. In this prospectus, (i) “Cheniere Partners,” “CQP” and “Parent” refer to Cheniere Energy Partners, L.P. and its subsidiaries and (ii) “Cheniere” refers to Cheniere Energy, Inc., a Delaware corporation that owns and controls Cheniere Partners’ general partner, Cheniere Energy Partners GP, LLC (the “General Partner”).

Sabine Pass Liquefaction, LLC

Overview

We are a Delaware limited liability company formed by CQP. We provide clean, secure and affordable LNG to integrated energy companies, utilities and energy trading companies around the world. We aspire to conduct our business in a safe and responsible manner, delivering a reliable, competitive and integrated source of LNG to our customers.

LNG is natural gas (methane) in liquid form. The LNG we produce is shipped all over the world, turned back into natural gas (called “regasification”) and then transported via pipeline to homes and businesses and used as an energy source that is essential for heating, cooking and other industrial uses. Natural gas is a cleaner-burning, abundant and affordable source of energy. When LNG is converted back to natural gas, it can be used instead of coal, which reduces the amount of pollution traditionally produced from burning fossil fuels, like sulfur dioxide and particulate matter that enters the air we breathe. Additionally, compared to coal, it produces significantly fewer carbon emissions. By liquefying natural gas, we are able to reduce its volume by 600 times so that we can load it onto special LNG carriers designed to keep the LNG cold and in liquid form for efficient transport overseas.

We own a natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass (the “Sabine Pass LNG Terminal”), one of the largest LNG production facilities in the world, which has six operational Trains, for a total production capacity of approximately 30 mtpa of LNG (the “Liquefaction Project”). The Sabine Pass LNG Terminal also has operational regasification facilities owned and operated by Sabine Pass LNG, L.P. (“SPLNG”).

Our long-term customer arrangements form the foundation of our business and provide us with significant, stable, long-term cash flows. We have contracted most of our anticipated production capacity under SPAs, in which our customers are generally required to pay a fixed fee with respect to the contracted volumes irrespective of their election to cancel or suspend deliveries of LNG cargoes, and under IPM agreements, in which the gas producer sells natural gas to us on a global LNG index price, less a fixed liquefaction fee, shipping and other costs. Through our SPAs and IPM agreement, we have contracted approximately 85% of the total production capacity from the Liquefaction Project with approximately 15 years of weighted average remaining life as of March 31, 2023.

We remain focused on safety, operational excellence and customer satisfaction. Increasing demand for LNG has allowed us to expand our liquefaction infrastructure in a financially disciplined manner. We have increased available liquefaction capacity at our Liquefaction Project as a result of debottlenecking and other optimization projects. We hold a significant land position at the Sabine Pass LNG Terminal, which provides opportunity for further liquefaction capacity expansion. In February 2023, we and another subsidiary of CQP initiated the pre-filing review process with the FERC under the National Environmental Policy Act (“NEPA”) for an expansion adjacent to the Liquefaction Project consisting of up to three Trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). This expansion may be developed and constructed by an affiliate of ours outside of the Liquefaction Project. The development of this site or other projects, including infrastructure projects in support of natural gas supply and LNG demand, will require, among other things, acceptable commercial and financing arrangements before we make a positive final investment decision.

Our Business Strategy

Our primary business strategy is to develop, construct and operate assets supported by long-term, fixed fee contracts. We plan to implement our strategy by:

•	safely, efficiently and reliably operating and maintaining our assets, including our Trains;

•	procuring natural gas to our facility;

•	commencing commercial delivery for our long-term SPA customers, of which we have initiated for eight of eleven third party long-term SPA customers as of March 31, 2023;

•	maximizing the production of LNG to serve our customers and generating steady and stable revenues and operating cash flows;

•	optimizing the Liquefaction Project by leveraging existing infrastructure;

•	maintaining a prudent and cost-effective capital structure; and

•	strategically identifying actionable environmental solutions.

Liquefaction Facilities

The Liquefaction Project, as described above under the caption “—Sabine Pass Liquefaction, LLC—Overview,” is one of the largest LNG production facilities in the world with six Trains and three marine berths.

The following summarizes the volumes of natural gas for which we have received approvals from FERC to site, construct and operate the Liquefaction Project and the orders we have received from the DOE authorizing the export of domestically produced LNG by vessel from the Sabine Pass LNG Terminal through December 31, 2050:

	FERC Approved Volume		DOE Approved Volume
	(in Bcf/yr)	(in mtpa)	(in Bcf/yr)	(in mtpa)
FTA countries	1,661.94	33	1,661.94	33
Non-FTA countries	1,661.94	33	1,661.94	33

Natural Gas Supply, Transportation and Storage

We have secured natural gas feedstock for the Sabine Pass LNG Terminal through long-term natural gas supply agreements, including an IPM agreement. Additionally, to ensure that we are able to transport natural gas feedstock to the Sabine Pass LNG Terminal and manage inventory levels, we have entered into firm pipeline transportation and storage contracts with third parties.

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. Additionally, we have entered into a partial TUA assignment agreement with TotalEnergies Gas & Power North America, Inc. (“TotalEnergies”), another TUA customer, to provide us with additional berthing and storage capacity at the Sabine Pass LNG Terminal. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional discussion of our TUA agreements.

Principal Executive Offices

Our principal executive office is located at 700 Milam Street, Suite 1900, Houston, Texas, 77002, and our telephone number is (713) 375-5000.

Organizational Structure

The following chart sets forth the simplified ownership of our company and certain affiliates as of the date of this prospectus:

The Exchange Offer

On November 29, 2022, we completed a private offering of $430 million aggregate principal amount of the Old Notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer no later than 360 days after the November 29, 2022 private offering. The following is a summary of the exchange offer.

Old Notes	5.900% Senior Secured Amortizing Notes due 2037, which were issued on November 29, 2022.

New Notes	5.900% Senior Secured Amortizing Notes due 2037. The terms of the New Notes is substantially identical to the terms of the outstanding Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes.

Exchange Offer	We are offering to exchange up to $430 million aggregate principal amount of our New Notes that have been registered under the Securities Act for an equal amount of our outstanding Old Notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes for which they are being exchanged and will be issued under, and be entitled to the benefits of, the same indenture that governs the Old Notes. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because the New Notes will be registered, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their Old Notes accepted in the exchange offer will have no registration rights. The New Notes will have a CUSIP number different from that of any Old Notes that remain outstanding after the completion of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 24, 2023, unless we decide to extend the date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•

tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer-Procedures for Tendering-Book-entry Transfer.”

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 5:00 p.m., New York City time, on August 24, 2023 will be disregarded and of no effect.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes you receive will be acquired in the ordinary course of your business;

•	you are not participating and you have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•

you are not our “affiliate,” as defined under Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on August 24, 2023 by following the procedures described in this prospectus and the related letter of transmittal. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer in to the exchange agent’s account at DTC, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed The Bank of New York Mellon as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer—Exchange Agent.”

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate or an affiliate of any of our subsidiary guarantors; and

•	you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of New Notes” for more information regarding resales of the New Notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your Old Notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Old Notes” and “Description of Notes.”

Terms of the New Notes

The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and additional interest provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. The New Notes are governed by the same indenture as that which governs the Old Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section in this prospectus entitled “Description of Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the Old Notes and the New Notes.

Issuer	Sabine Pass Liquefaction, LLC.

Securities Offered	$430,000,000 aggregate principal amount of 5.900% Senior Secured Amortizing Notes due 2037.

Final Maturity Date	September 15, 2037.

Average Life	Approximately 9.5 years.

Interest	Interest will accrue on the outstanding principal balance of the notes at a rate equal to 5.900% per annum and shall be payable in arrears on each Payment Date (as defined herein), computed on the basis of a 360-day year comprising twelve 30-day months.

Installment Payments	We will pay cash installment payments consisting of partial repayment of principal of each note on each Payment Date in accordance with the Payment Schedule, commencing September 15, 2025.

Payment Dates	We will pay interest payments and installment payments semi-annually, in cash in arrears, on March 15 and September 15 of each year, commencing September 15, 2023 (with respect to interest payments) and September 15, 2025 (with respect to installment payments).

Guarantees	Our future domestic subsidiaries may be required to guarantee the New Notes under certain circumstances. See “Description of Notes—Guarantees of the Notes.”

Ranking	The New Notes will be our senior obligations secured by first priority liens on the collateral (subject to Permitted Liens). Accordingly, they will:

•	rank senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the notes;

•	be structurally subordinated to all future indebtedness and other liabilities of our future subsidiaries that do not provide note guarantees;

•

be equal in right of payment with all of our existing and future indebtedness (including the Senior Notes and obligations under our $1.0 billion senior revolving credit and guaranty agreement (the “2023 Revolving Credit Facility”)) that is senior and secured by the same collateral as the notes;

•	be effectively senior to all our senior indebtedness that is unsecured to the extent of the value of the assets constituting the collateral; and

•	be effectively subordinated to all our indebtedness that is secured by assets other than the collateral, to the extent of the value of the assets securing such indebtedness.

As of March 31, 2023, we had $12.1 billion of total debt outstanding (before unamortized premium, discount and debt issuance costs), excluding $329 million of outstanding letters of credit. As of March 31, 2023, we had $871 million of available commitments and $329 million aggregate amount of issued letters of credit under the Working Capital Facility. We had no other material indebtedness outstanding as of March 31, 2023. All of the notes, the $2.0 billion in aggregate principal amount of 5.750% Senior Secured Notes due 2024 (the “2024 Senior Notes”); the $2.0 billion in aggregate principal amount of 5.625% Senior Secured Notes due 2025 (the “2025 Senior Notes”); the $1.5 billion in aggregate principal amount of 5.875% Senior Secured Notes due 2026 (the “2026 Senior Notes”); the $1.5 billion in aggregate principal amount of 5.000% Senior Secured Notes due 2027 (the “2027 Senior Notes”); the $1.35 billion in aggregate principal amount of 4.200% Senior Secured Notes due 2028 (the “2028 Senior Notes”); the $2.0 billion in aggregate principal amount of 4.500% Senior Secured Notes due 2030 (the “2030 Senior Notes”); the $1.8 billion in aggregate principal amount of 4.746% (weighted average rate) amortizing Senior Secured Notes due 2037 (the “2037 Senior Notes” and, together with the 2024 Senior Notes, the 2025 Senior Notes, the 2026 Senior Notes, the 2027 Senior Notes, the 2028 Senior Notes, the 2030 Senior Notes and subsequent series of senior notes issued pursuant to the indenture, the “Senior Notes”), and loans under the 2023 Revolving Credit Facility are pari passu in right of payment. See “Description of Other Indebtedness” for additional information regarding our 2023 Revolving Credit Facility and Senior Notes. All such outstanding indebtedness and undrawn and available amounts are secured by the collateral securing the notes. As of the date of this prospectus, we do not have any subsidiaries.

Optional Redemption

At any time or from time to time prior to six months prior to the maturity date of the New Notes, we may redeem all or a part of the New Notes, at a redemption price equal to the Make-Whole Price as defined in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, to the redemption date. We also may at any time on or after six months prior to the maturity date of the New Notes, redeem the New Notes, in whole or in part at a redemption price equal to 100% of the remaining principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control	We must commence, within 30 days of the occurrence of a change of control, as defined under the caption “Description of Notes—Certain Definitions,” and consummate an offer to purchase all New Notes then outstanding at a purchase price in cash equal to 101% of their aggregate remaining principal amount, plus accrued and unpaid interest, if any, on the New Notes repurchased to the date of repurchase. A change of control shall not be deemed to have occurred if we receive rating reaffirmations from two rating agencies (or one rating agency, if only one rating agency currently rates the New Notes) reaffirming the then current rating of the New Notes as of the date of such change of control. However, we might not be able to pay you the required price for the New Notes you present to us at the time of a change of control because we might not have enough funds at that time. See “Risk Factors—Risks Relating to this Offering and the Notes—We may not be able to repurchase New Notes upon a change of control or upon the exercise of the holders’ options to require repurchase of New Notes if certain asset sales or loss events occur.”

Additional Offers to Purchase	If we sell assets under certain circumstances and do not use the proceeds for certain specified purposes, if we receive insurance proceeds following certain events of loss and do not use the proceeds for certain specified purposes or if we receive project document termination payments under certain circumstances, we must offer to use certain net proceeds therefrom to repurchase the New Notes and other debt that is pari passu with the New Notes on a pro rata basis. In each case, the purchase price of the New Notes will be equal to 100% of the remaining principal amount of the New Notes repurchased, plus accrued and unpaid interest and additional interest, if any, on the New Notes to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales,” “—Events of Loss,” and “—Project Document Termination Payments.”

Collateral	Our obligations under the New Notes will be secured by a first lien security interest (subject to Permitted Liens) over the following:

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substantially all of our assets and the assets of any future guarantors (including real and personal property whether owned or leased on the closing date of this exchange offer or thereafter acquired);

•	a pledge by Sabine Pass LNG-LP, LLC of all ownership interests in us;

•	all contracts, agreements and documents, including the material project documents, hedging arrangements and insurance policies, and all of our rights thereunder;

•	certain accounts;

•	cash flow and other revenues; and

•	all other real and personal property, which is subject, from time to time, to the security interests or liens granted by the security documents.

Account Flows	Revenues received by us will be applied in the following manner:

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first, from time to time, either (x) to fund the Operating Account, as defined under the caption “Description of Notes—Certain Definitions,” with amounts sufficient to cover the succeeding 60 days of operation and maintenance expenses taking into account amounts on deposit in the Operating Account for such purpose and/or (y) towards the payment of Operation and Maintenance Expenses, as defined under the caption “Description of Notes—Certain Definitions,” currently payable;

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second, from time to time, to pay all fees, costs, charges and other amounts then due and owing to the Secured Parties, as defined under the caption “Description of Notes—Certain Definitions,” pursuant to our Accounts Agreement, as defined under the caption “Description of Notes—Certain Definitions,” and other Financing Documents, as defined under the caption “Description of Notes—Certain Definitions;”

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third, on the last Business Day, as defined under the caption “Description of Notes—Certain Definitions,” of each calendar month (and on any other date when due and payable), the applicable monthly amount of interest on and principal of senior debt and scheduled payments of Hedge Termination Value, as defined under the caption “Description of Notes—Certain Definitions,” and Gas Hedge Termination Value, as defined under the caption “Description of Notes—Certain Definitions,” to be paid by us pursuant to the Interest Rate Protection Agreements, as defined under the caption “Description of Notes—Certain Definitions,” and the Secured Gas Hedge Instruments, as defined under the caption “Description of Notes—Certain Definitions,”, respectively, in each case that are to be due and payable on the next Quarterly Payment Date, as defined under the caption “Description of Notes—Certain Definitions,” will be transferred to the debt payment account;

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fourth, on the last Business Day of each calendar month, pro rata for deposit in the debt service reserve accounts when any of such accounts is not funded with the amount equal to the debt service reserve requirement applicable to the relevant senior debt instrument amount (or acceptable letters of credit in respect of such amount);

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fifth, on each Quarterly Payment Date (and on any other date when due and payable), the amount necessary to repay any Permitted Indebtedness, as defined under the caption “Description of Notes—Certain Definitions,” then due and payable, to make any Permitted Investments, as defined under the caption “Description of Notes—

Certain Definitions,” or other Investments, as defined under the caption “Description of Notes—Certain Definitions,” permitted by the Financing Documents or for Capital Expenditures, as defined under the caption “Description of Notes—Certain Definitions,” permitted by the Financing Documents;

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sixth, on each Quarterly Payment Date (and on any other date when due and payable), the amount necessary for payment into the Distribution Account, as defined under the caption “Description of Notes—Certain Definitions,” for distribution to our parent to enable it to pay its income tax liability with respect to income generated by us; and

•	seventh, on each Monthly Date, as defined under the caption “Description of Notes—Certain Definitions,” any excess remaining in the revenue account to be transferred to the distribution account.

Covenants	The indenture governing the New Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	make certain investments or pay dividends or distributions on our capital stock or subordinated indebtedness or purchase or redeem or retire capital stock;

•	sell or transfer assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	incur liens;

•	enter into transactions with affiliates;

•	consolidate, merge, sell, or lease all or substantially all of our assets; and

•	enter into LNG sale contracts.

These covenants are subject to a number of important limitations and exceptions that are described in this prospectus under the caption “Description of Notes—Covenants Applicable to the Notes.”

No Public Trading Market	There is no public trading market for the New Notes, and we do not intend to list the New Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the New Notes. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

RISK FACTORS

Before deciding to participate in the exchange offer, you should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus. The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. If any of the risks described this prospectus actually materialize, such risks could have a material adverse effect on our business, contracts, financial condition, operating results cash flow, liquidity and prospect. In such event, our ability to make payments of interest, principal or premium, if any, on the New Notes may be materially and adversely affected. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, contracts, financial condition, operating results cash flow, liquidity and prospects.

The risk factors in this prospectus are grouped into the following categories:

•	Risks Relating to Our Financial Matters;

•	Risks Relating to Our Operations and Industry;

•	Risks Relating to Regulations; and

•	Risks Relating to the Exchange Offer and the New Notes.

Risks Relating to Our Financial Matters

Our existing level of cash resources and significant debt could cause us to have inadequate liquidity and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

As of March 31, 2023, we had no cash and cash equivalents, $160 million of restricted cash and cash equivalents, $871 million of available commitments under the Working Capital Facility and $12.1 billion of total debt outstanding (before unamortized premium, discount and debt issuance costs). We incur, and will incur, significant interest expense relating to financing the assets at the Liquefaction Project. Our ability to refinance our indebtedness will depend on our ability to access additional project financing as well as the debt and equity capital markets. A variety of factors beyond our control could impact the availability or cost of capital, including domestic or international economic conditions, increases in key benchmark interest rates and/or credit spreads, the adoption of new or amended banking or capital market laws or regulations and the repricing of market risks and volatility in capital and financial markets. Our financing costs could increase or future borrowings may be unavailable to us or unsuccessful, which could cause us to be unable to pay or refinance our indebtedness or to fund our other liquidity needs. We also rely on borrowings under our credit facilities to fund our capital expenditures. If any of the lenders in the syndicates backing these facilities was unable to perform on its commitments, we may need to seek replacement financing, which may not be available as needed, or may be available in more limited amounts or on more expensive or otherwise unfavorable terms.

Our ability to generate cash is substantially dependent upon the performance by customers under long-term contracts that we have entered into, and we could be materially and adversely affected if any significant customer fails to perform its contractual obligations for any reason.

Our future results and liquidity are substantially dependent upon performance by our customers to make payments under long-term contracts. As of March 31, 2023, we had SPAs with terms of 10 or more years with a total of 11 different third party customers.

While substantially all of our long-term third party customer arrangements are executed with a creditworthy parent company or secured by a parent company guarantee or other form of collateral, we are nonetheless exposed to credit risk in the event of a customer default that requires us to seek recourse.

Additionally, our long-term SPAs entitle the customer to terminate their contractual obligations upon the occurrence of certain events which include, but are not limited to: (1) if we fail to make available specified scheduled cargo quantities; (2) delays in the commencement of commercial operations; and (3) under the majority of our SPAs upon the occurrence of certain events of force majeure.

Although we have not had a history of material customer default or termination events, the occurrence of such events are largely outside of our control and may expose us to unrecoverable losses. We may not be able to replace these customer arrangements on desirable terms, or at all, if they are terminated. As a result, our business, contracts, financial condition, operating results, cash flow, liquidity and prospects could be materially and adversely affected.

Our efforts to manage commodity and financial risks through derivative instruments, including our IPM agreement, could adversely affect our earnings reported under GAAP and affect our liquidity.

We use derivative instruments to manage commodity, currency and financial market risks. The extent of our derivative position at any given time depends on our assessments of the markets for these commodities and related exposures. We currently account for our derivatives at fair value, with immediate recognition of changes in the fair value in earnings, other than certain derivatives for which we have elected to apply accrual accounting, as described in Note 2—Summary of Significant Accounting Policies of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus. Such valuations are primarily valued based on estimated forward commodity prices and are more susceptible to variability particularly when markets are volatile. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations,” our net income for the year ended December 31, 2022 includes $1.1 billion of losses resulting from changes in fair values of our derivatives, of which substantially all of such losses were related to commodity derivative instruments indexed to international LNG prices, mainly our IPM agreement.

These transactions and other derivative transactions have and may continue to result in substantial volatility in results of operations reported under GAAP, particularly in periods of significant commodity, currency or financial market variability. For certain of these instruments, in the absence of actively quoted market prices and pricing information from external sources, the value of these financial instruments involves management’s judgment or use of estimates. Changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

In addition, our liquidity may be adversely impacted by the cash margin requirements of the commodities exchanges or the failure of a counterparty to perform in accordance with a contract. As of December 31, 2022 and 2021, we had collateral posted with counterparties by us of $35 million and $7 million, respectively, which are included in margin deposits in our Balance Sheets.

Risks Relating to Our Operations and Industry

Catastrophic weather events or other disasters could result in an interruption of our operations, a delay in the construction of our Liquefaction Project, damage to our Liquefaction Project and increased insurance costs, all of which could adversely affect us.

As weather events such as major hurricanes and winter storms have caused interruptions or temporary suspension in construction or operations at our facilities or caused minor damage to our facilities. In August 2020, we entered into an arrangement with our affiliate to provide the ability, in limited circumstances, to potentially fulfill commitments to LNG buyers from the other facility in the event operational conditions impact operations at the Sabine Pass LNG Terminal or at our affiliate’s terminal. During the year ended December 31, 2021, eight TBtu was loaded at affiliate facilities pursuant to this agreement. Our risk of loss related to weather events or other disasters is limited by contractual provisions in our SPAs, which can provide under certain circumstances relief from operational events, and partially mitigated by insurance we maintain. Aggregate direct and indirect losses associated with the aforementioned weather events, net of insurance reimbursements, have not historically been material to our Financial Statements, and we believe our insurance coverages maintained, existence of certain protective clauses within our SPAs and other risk management strategies mitigate our exposure to material losses. However, future adverse weather events and collateral effects, or other disasters such as explosions, fires, floods or severe droughts, could cause damage to, or interruption of operations at our terminal or related infrastructure, which could impact our operating results, increase insurance premiums or deductibles paid and delay or increase costs associated with the construction and development of our other facilities. Our LNG terminal infrastructure and LNG facility located in or near Sabine Pass, Louisiana are designed in accordance with requirements of 49 Code of Federal Regulations Part 193, Liquefied Natural Gas Facilities: Federal Safety Standards, and all applicable industry codes and standards.

Disruptions to the third party supply of natural gas to our facilities could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We depend upon third party pipelines and other facilities that provide gas delivery options to our Liquefaction Project. If any pipeline connection were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity, failure to replace contracted firm pipeline transportation capacity on economic terms, or any other reason, our ability to receive natural gas volumes to produce LNG or to continue shipping natural gas from producing regions or to end markets could be adversely impacted. Such disruptions to our third party supply of natural gas may also be caused by weather events or other disasters described in the risk factor “Catastrophic weather events or other disasters could result in an interruption of our operations, a delay in the construction of our Liquefaction Project, damage to our Liquefaction Project and increased insurance costs, all of which could adversely affect us.” While certain contractual provisions in our SPAs can limit the potential impact of disruptions, and historical indirect losses incurred by us as a result of disruptions to our third party supply of natural gas have not been material, any significant disruption to our natural gas supply where we may not be protected could result in a substantial reduction in our revenues under our long-term SPAs or other customer arrangements, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We may not be able to purchase or receive physical delivery of sufficient natural gas to satisfy our delivery obligations under the SPAs, which could have a material adverse effect on us.

Under the SPAs with our customers, we are required to make available to them a specified amount of LNG at specified times. The supply of natural gas to our Liquefaction Project to meet our LNG production requirements timely and at sufficient quantities is critical to our operations and the fulfillment of our customer contracts. However, we may not be able to purchase or receive physical delivery of natural gas as a result of various factors, including non-delivery or untimely delivery by our suppliers, depletion of natural gas reserves within regional basins and disruptions to pipeline operations as described in the risk factor Disruptions to the third party supply of natural gas to our pipelines and facilities could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Our risk is in part mitigated by the diversification of our natural gas supply and transport across suppliers and pipelines, and regionally across basins, and additionally, we have provisions within our supplier contracts that provide certain protections against non-performance. Further, provisions within our SPAs provide certain protection against force majeure events. While historically we have not incurred significant or prolonged disruptions to our natural gas supply that have resulted in a material adverse impact to our operations, due to the criticality of natural gas supply to our production of LNG, our failure to purchase or receive physical delivery of sufficient quantities of natural gas under circumstances where we may not be protected could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We are subject to significant construction and operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.

The construction and operation of the Liquefaction Project is, and will be, subject to the inherent risks associated with this type of operation as discussed throughout our risk factors, including explosions, breakdowns or failures of equipment, operational errors by vessel or tug operators, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. Although losses incurred as a result of self- insured risk have not been material historically, the occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect our LNG business and the performance of our customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Our LNG business and the development of domestic LNG facilities and projects generally is based on assumptions about the future availability and price of natural gas and LNG and the prospects for international natural gas and LNG markets. Natural gas and LNG prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	competitive liquefaction capacity in North America;

•	insufficient or oversupply of natural gas liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	weather conditions, including temperature volatility resulting from climate change, and extreme weather events may lead to unexpected distortion in the balance of international LNG supply and demand;

•	reduced demand and lower prices for natural gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

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decreased oil and natural gas exploration activities which may decrease the production of natural gas, including as a result of any potential ban on production of natural gas through hydraulic fracturing;

•	cost improvements that allow competitors to provide natural gas liquefaction capabilities at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources which may reduce the demand for natural gas;

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changes in regulatory, tax or other governmental policies regarding imported or exported LNG, natural gas or alternative energy sources, which may reduce the demand for imported or exported LNG and/or natural gas;

•	political conditions in customer regions;

•	sudden decreases in demand for LNG as a result of natural disasters or public health crises, including the occurrence of a pandemic, and other catastrophic events;

•	adverse relative demand for LNG compared to other markets, which may decrease LNG exports from North America; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the price of LNG and/or natural gas, which could materially and adversely affect the performance of our customers, and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Failure of exported LNG to be a long term competitive source of energy for international markets could adversely affect our customers and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Operations of the Liquefaction Project are dependent upon the ability of our SPA customers to deliver LNG supplies from the United States, which is primarily dependent upon LNG being a competitive source of energy internationally. The success of our business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be supplied from North America and delivered to international markets at a lower cost than the cost of alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas may be discovered outside the United States, which could increase the available supply of natural gas outside the United States and could result in natural gas in those markets being available at a lower cost than LNG exported to those markets.

Political instability in foreign countries that import natural gas, or strained relations between such countries and the United States, may also impede the willingness or ability of LNG purchasers or suppliers and merchants in such countries to import LNG from the United States. Furthermore, some foreign suppliers of LNG may have economic or other reasons to obtain their LNG from non-U.S. markets or from our competitors’ liquefaction facilities in the United States.

As described in Market Factors and Competition, it is expected that global demand for natural gas and LNG will continue to increase as nations seek more abundant, reliable and environmentally cleaner fuel alternatives to alternative fossil fuel energy sources such as oil and coal. However, as a result of transitions globally from fossil-based systems of energy production and consumption to renewable energy sources, LNG may face increased competition from alternative, cleaner sources of energy as such alternative sources emerge. Additionally, LNG from the Liquefaction Project also competes with other sources of LNG, including LNG that is priced to indices other than Henry Hub. Some of these sources of energy may be available at a lower cost than LNG from the Liquefaction Project in certain markets. The cost of LNG supplies from the United States, including the Liquefaction Project, may also be impacted by an increase in natural gas prices in the United States.

As described in Market Factors and Competition, we have contracted through our SPAs and IPM agreements approximately 85% of the total production capacity from the Liquefaction Project with approximately 15 years of weighted average remaining life as of December 31, 2022. However, as a result of the factors described above and other factors, the LNG we produce may not remain a long term competitive source of energy in the United States or internationally, particularly when our existing long term contracts begin to expire. Any significant impediment to the ability to continue to secure long term commercial contracts or deliver LNG from the United States could have a material adverse effect on our customers and on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We face competition based upon the international market price for LNG.

Our Liquefaction Project is subject to the risk of LNG price competition at times when we need to replace any existing SPA, whether due to natural expiration, default or otherwise, or enter into new SPAs. Factors relating to competition may prevent us from entering into a new or replacement SPA on economically comparable terms as existing SPAs, or at all. Such an event could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Factors which may negatively affect potential demand for LNG from our Liquefaction Project are diverse and include, among others:

•	increases in worldwide LNG production capacity and availability of LNG for market supply;

•	increases in demand for LNG but at levels below those required to maintain current price equilibrium with respect to supply;

•	increases in the cost to supply natural gas feedstock to our Liquefaction Project;

•	decreases in the cost of competing sources of natural gas or alternate fuels such as coal, heavy fuel oil and diesel;

•	decreases in the price of non-U.S. LNG, including decreases in price as a result of contracts indexed to lower oil prices;

•	increases in capacity and utilization of nuclear power and related facilities; and

•	displacement of LNG by pipeline natural gas or alternate fuels in locations where access to these energy sources is not currently available.

A cyber attack involving our business, operational control systems or related infrastructure, or that of third party pipelines which supply the Liquefaction Project, could negatively impact our operations, result in data security breaches, impede the processing of transactions, or delay financial or compliance reporting. These impacts could materially and adversely affect our business, contracts, financial condition, operating results, cash flow and liquidity.

The LNG industry is increasingly dependent on business and operational control technologies to conduct daily operations. We rely on control systems, technologies and networks to run our business and to control and manage our liquefaction and shipping operations. Cyber attacks on businesses have escalated in recent years, including as a result of geopolitical tensions, and use of the internet, cloud services, mobile communication systems and other public networks exposes our business and that of other third parties with whom we do business to potential cyber attacks, including third party pipelines which supply natural gas to our Liquefaction Project. For example, in 2021 Colonial Pipeline suffered a ransomware attack that led to the complete shutdown of its pipeline system for six days. Should multiple of the third party pipelines which supply our Liquefaction Project suffer similar concurrent attacks, the Liquefaction Project may not be able to obtain sufficient natural gas to operate at full capacity, or at all. A cyber attack involving our business or operational control systems or related infrastructure, or that of third-party pipelines with which we do business, could negatively impact our operations, result in data security breaches, impede the processing of transactions, or delay financial or compliance reporting. These impacts could materially and adversely affect our business, contracts, financial condition, operating results, cash flow and liquidity.

Outbreaks of infectious diseases, such as the outbreak of COVID-19, at our facilities could adversely affect our operations.

Our facilities at the Liquefaction Project are critical infrastructure and continued to operate during the COVID-19 pandemic through our implementation of workplace controls and pandemic risk reduction measures. While the COVID-19 pandemic, including the Delta and Omicron variants, has had no adverse impact on our on-going operations during this time, the risk of future variants is unknown. While we believe we can continue to mitigate any significant adverse impact to our employees and operations at our critical facilities related to the virus in its current form, the outbreak of a more potent variant or another infectious disease in the future at one or more of our facilities could adversely affect our operations.

We are entirely dependent on Cheniere and CQP, including employees of Cheniere and its subsidiaries, for key personnel, and the unavailability of skilled workers or failure to attract and retain qualified personnel could adversely affect us. In addition, changes in our key personnel could affect our business results.

As of December 31, 2022, Cheniere and its subsidiaries had 1,551 full-time employees, including 517 employees who directly supported the Liquefaction Project. We have contracted with subsidiaries of Cheniere and CQP to provide the personnel necessary for the operation, maintenance and management of the Liquefaction Project. We depend on Cheniere’s subsidiaries hiring and retaining personnel sufficient to provide support for the Liquefaction Project. Cheniere competes with other liquefaction projects in the United States and globally, other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate our facilities and to provide our customers with the highest quality service. We also compete with any other project Cheniere is developing, including its liquefaction project at Corpus Christi, Texas, for the time and expertise of Cheniere’s personnel. Further, Cheniere faces competition for these highly skilled employees in the immediate vicinity of the Liquefaction Project and more generally from the Gulf Coast hydrocarbon processing and construction industries.

Our executive officers are officers and employees of Cheniere and its affiliates. We do not maintain key person life insurance policies on any personnel, and we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, our future success will depend in part on our ability to engage, and Cheniere’s ability to attract and retain, additional qualified personnel.

A shortage in the labor pool of skilled workers, remoteness of our site locations, or other general inflationary pressures, changes in applicable laws and regulations or labor disputes could make it more difficult to attract and retain qualified personnel and could require an increase in the wage and benefits packages that are offered, thereby increasing our operating costs. Any increase in our operating costs could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We have numerous contractual and commercial relationships, and conflicts of interest, with Cheniere and its affiliates, including Cheniere Marketing.

We have agreements to compensate and to reimburse expenses of affiliates of Cheniere. All of these agreements involve conflicts of interest between us, on the one hand, and Cheniere and its other affiliates, on the other hand. In addition, Cheniere is currently operating three Trains at a natural gas liquefaction facility near Corpus Christi, Texas and CCL has entered into fixed price SPAs with third-parties for the sale of LNG from this natural gas liquefaction facility, and may continue to enter into with respect to any future expansion of the Liquefaction Project.

We expect that there will be additional agreements or arrangements with Cheniere and its affiliates, including future SPAs, transportation, interconnection, marketing and gas balancing arrangements with one or more Cheniere-affiliated entities as well as other agreements and arrangements that cannot now be anticipated. In those circumstances where additional contracts with Cheniere and its affiliates may be necessary or desirable, additional conflicts of interest will be involved.

We are dependent on Cheniere and its affiliates to provide services to us. If Cheniere or its affiliates are unable or unwilling to perform according to the negotiated terms and timetable of their respective agreement for any reason or terminate their agreement, we would be required to engage a substitute service provider. This could result in a significant interference with operations and increased costs.

Risks Relating to Regulations

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of the Liquefaction Project and the export of LNG could impede operations and construction and could have a material adverse effect on us.

The design, construction and operation of the Liquefaction Project and the export of LNG are highly regulated activities. Approvals of the FERC and DOE under Section 3 of the NGA, as well as several other material governmental and regulatory approvals and permits, including several under the CAA and the CWA, are required in order to construct and operate an LNG facility and export LNG. To date, the FERC has issued orders under Section 3 of the NGA authorizing the siting, construction and operation of the six Trains and related facilities of the Liquefaction Project. To date, the DOE has also issued orders under Section 4 of the NGA authorizing us to export domestically produced LNG.

Authorizations obtained from the FERC, DOE and other federal and state regulatory agencies contain ongoing conditions that we must comply with. We are currently in compliance with such conditions; however, failure to comply or our inability to obtain and maintain existing or newly imposed approvals and permits, filings, which may arise due to factors outside of our control such as a U.S. government disruption or shutdown, political opposition or local community resistance to the siting of LNG facilities due to safety, environmental or security concerns, could impede the operation and construction of our infrastructure. In addition, certain of these governmental permits, approvals and authorizations are or may be subject to rehearing requests, appeals and other challenges. There is no assurance that we will obtain and maintain these governmental permits, approvals and authorizations, or that we will be able to obtain them on a timely basis. Any impediment could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Existing and future safety, environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws, rules and regulations applicable to our construction and operation activities relating to, among other things, air quality, water quality, waste management, natural resources, and health and safety. Many of these laws and regulations, such as the CAA, the Oil Pollution Act, the CWA and the RCRA, and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of our facilities, and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and reports related to our compliance. In addition, certain laws and regulations authorize regulators having jurisdiction over the construction and operation of our terminal, including the FERC, PHMSA, EPA and Coast Guard, to issue regulatory enforcement actions, which may restrict or limit operations or increase compliance or operating costs. Violation of these laws and regulations could lead to substantial liabilities, compliance orders, fines and penalties, difficulty obtaining and maintaining permits from regulatory agencies or to capital expenditures that could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Federal and state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of our facilities, we could be liable for the costs of cleaning up hazardous substances released into the environment at or from our facilities and for resulting damage to natural resources.

The EPA has finalized or proposed multiple GHG regulations that impact our assets and supply chain. Further, the IRA includes a charge on methane emissions above certain emissions thresholds employing empirical emissions data that will apply to our facilities beginning in calendar year 2024. In addition, other international, federal and state initiatives may be considered in the future to address GHG emissions through treaty commitments, direct regulation, market-based regulations such as a GHG emissions tax or cap-and-trade programs or clean energy or performance-based standards. Such initiatives could affect the demand for or cost of natural gas, which we consume at our terminals, or could increase compliance costs for our operations.

Revised, reinterpreted or additional guidance, laws and regulations at local, state, federal or international levels that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. It is not possible at this time to predict how future regulations or legislation may address GHG emissions and impact our business.

On February 28, 2022, the EPA removed a stay of formaldehyde standards in the National Emission Standards for Hazardous Air Pollutants (“NESHAP”) Subpart YYYY for stationary combustion turbines located at major sources of hazardous air pollutant (“HAP”) emissions. Owners and operators of lean remix gas-fired turbines and diffusion flame gas-fired turbines at major sources of HAP that were installed after January 14, 2003 were required to comply with NESHAP Subpart YYYY by March 9, 2022. We do not believe that our operations, or the construction and operations of our liquefaction facilities, will be materially and adversely affected by such regulatory actions.

Other future legislation and regulations, such as those relating to the transportation and security of LNG exported from the Sabine Pass LNG Terminal or climate policies of destination countries in relation to their obligations under the Paris Agreement or other national climate change-related policies, could cause additional expenditures, restrictions and delays in our business and to our proposed construction activities, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances.

Total expenditures related to environmental and similar laws and governmental regulations, including capital expenditures, were immaterial to our Financial Statements for the years ended December 31, 2022 and 2021. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Risks Relating to the Exchange Offer and the New Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please read “The Exchange Offer—Procedures for Tendering Old Notes” and “Description of Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. For further information regarding the consequences of not tendering your Old Notes in the exchange offer, please read “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

We will still be able to incur substantially more indebtedness in the future. This could further exacerbate the risks associated with our substantial leverage.

Subject to the covenant described under the heading “Description of Notes—Covenants Applicable to the Notes—Restrictions on Indebtedness”, the indenture governing the New Notes does not prohibit us from incurring additional indebtedness, including additional senior or secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. As of March 31, 2023, we had $12.1 billion of total debt outstanding (before unamortized premium, discount and debt issuance costs), excluding $329 million of outstanding letters of credit. As of March 31, 2023, we had $871 million of available commitments and $329 million aggregate amount of issued letters of credit under the Working Capital Facility. We had no other material indebtedness outstanding as of March 31, 2023. In June 2023, we entered into the 2023 Revolving Credit Facility, which refinanced and replaced the Working Capital Facility. The 2023 Revolving Credit Facility reduced the interest rate and commitment fees, extended the maturity date and made certain other changes to the terms and conditions contained in the Working Capital Facility. We will have the ability to draw 100% of the aggregate amount of commitments under the 2023 Revolving Credit Facility for the account or benefit of SPL for general corporate purposes. See “Description of Other Indebtedness” for additional information regarding the 2023 Revolving Credit Facility. The incurrence of additional indebtedness and, in particular, the granting of a security interest in the collateral to secure the indebtedness could adversely affect our ability to pay our obligations on the New Notes.

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the New Notes.

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the New Notes;

•

limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes;

•

limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•	limiting our ability to compete with other companies that are not as highly leveraged;

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns;

•	limiting our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	making us more vulnerable than a less leveraged company to a downturn in our business or in the economy; and

•	resulting in a material adverse effect on our business, operating results and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Our ability to satisfy our obligations, including the New Notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. If we cannot generate sufficient cash from operations to meet our other obligations, we may need to refinance or sell assets. Our business may not generate sufficient cash flow, or we may not be able to obtain sufficient funding, to make the payments required by all of our debt, including the New Notes.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the New Notes, and to fund planned capital expenditures and other strategic investments depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient cash flow from operations and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the New Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Notes, on or before maturity. If any of the counterparties to our SPAs fails to perform its obligations under its respective SPA or if any of our SPAs are terminated, it could adversely affect our ability to make payments on or refinance the New Notes. We may not be able to refinance any of our indebtedness, including the New Notes, on commercially reasonable terms or at all.

The indenture governing the New Notes contains restrictions that limit our flexibility in operating our business.

The indenture governing the New Notes contains several significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	engage in certain asset sales;

•	make certain investments or loans;

•	enter into certain hedging arrangements;

•	engage in certain transactions with our affiliates;

•	create liens on our assets; and

•	engage in mergers or acquisitions and to make equity investments.

Under some circumstances, these restrictive covenants may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business. However, certain of these covenants are also subject to significant exceptions, which provide flexibility to us but may provide greater risk to holders of the New Notes.

If we fail to comply with the restrictions in the indenture governing the New Notes, the Common Terms Agreement (as described under the heading “Description of Notes—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement”) or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies.

We may not be able to repurchase New Notes upon a change of control or upon the exercise of the holders’ options to require repurchase of notes if certain asset sales or loss events occur.

Upon the occurrence of a change of control, as defined under the caption “Description of Notes—Certain Definitions,” you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the remaining principal amount of your New Notes plus accrued and unpaid interest, if any. A change of control shall not be deemed to have occurred if we receive rating reaffirmations from two rating agencies (or one rating agency, if only one rating agency currently rates the New Notes) reaffirming the then current rating of the New Notes as of the date of such change of control. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. In the event that we experience a change of control as defined in the indenture governing the New Notes that results in us having to repurchase the New Notes or upon the exercise of the holders’ options to require repurchase of the New Notes in the event of certain asset sales or loss events, we may not have sufficient financial resources to satisfy all of our obligations under the New Notes and our other debt instruments.

Our failure to make the change of control offer or to pay the change of control purchase price when due or to make payments upon the exercise of the holders’ options to require repurchase of the New Notes in the event of certain asset sales or loss events would result in a default under the indenture governing the New Notes. In addition, the change of control feature of the New Notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Holders of the New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the New Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void the New Notes and require note holders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the New Notes could be voided, or claims in respect of the New Notes could be subordinated to all other debts of ours if, among other things, we, at the time the indebtedness evidenced by the New Notes was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors. In any such case, your right to receive payments in respect of the New Notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

The rights of the Common Security Trustee to foreclose upon collateral may be impaired by bankruptcy law.

The rights of the Common Security Trustee (as defined under the caption “Description of Notes—Certain Definitions”), under the security documents to foreclose upon and sell collateral, including assets in any accounts, upon the occurrence of an event of default under the Common Terms Agreement or the indenture governing the New Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against us. Under applicable bankruptcy law, secured creditors such as the holders of the New Notes would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

There currently is no established market, and no active or liquid trading market may develop for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

The transactions with affiliates covenant contained in the indenture will be suspended if Cheniere Partners receives a rating from all acceptable rating agencies that rate both Cheniere Partners and us that is equivalent to or better than our rating from all acceptable rating agencies that rate Cheniere Partners and us.

The transactions with affiliates covenant contained in the indenture will be suspended if (1) Cheniere Partners (or any successor entity thereto) receives a rating from all acceptable rating agencies that rate both Cheniere Partners (or any successor entity thereto) and us that is equivalent to or better than our rating from all acceptable rating agencies that rate Cheniere Partners (or any successor entity thereto) and us and (2) our notes continue to be rated investment grade by at least two of Moody’s, Fitch or S&P and no default or event of default has occurred and is continuing. There can be no assurance that Cheniere Partners will receive ratings equivalent to or better than our ratings. However, the inapplicability of the transactions with affiliates covenant would allow us to engage in certain transactions with affiliates that would not be permitted while this covenant is in force.

There may not be sufficient collateral to pay all or any amounts due on the New Notes.

We own no significant assets other than those related to the ownership and operation of the Liquefaction Project. If we default under the indenture governing the New Notes, the Common Security Trustee’s remedies under the security documents, including foreclosure on the collateral, may not provide sufficient funds to pay our obligations under the indenture governing the New Notes. Moreover, our direct and indirect owners and their affiliates do not have any liability for the payment or performance of the New Notes.

The New Notes are secured by a first priority lien on the collateral, equal in right of security with the holders of the Senior Notes, lenders under the 2023 Revolving Credit Facility and any of our other debt permitted to be secured by the collateral. To the extent third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. See “Description of Notes—Security.” Any additional Permitted Liens or the incurrence of additional secured debt may have the effect of significantly diluting your ability to recover payment in full on the New Notes from the then existing pool of collateral and will adversely affect your relative position with respect to the collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The value of the assets that are pledged or charged, as applicable, as collateral could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the New Notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Notes. Any claim for the difference between the amount, if any, realized by you from the sale of any portion of the collateral and the amount of our obligations owed to you under the New Notes will rank equally in right of payment with all of our other unsecured debt and other obligations that are not subordinated, including trade payables.

In addition, releases of collateral from the liens securing the New Notes will be permitted under certain circumstances. On June 30, 2015, we entered into a second amended and restated intercreditor agreement (which amended and restated the intercreditor agreement entered into on May 28, 2013), with representatives of holders of our secured debt and Société Générale, as the Common Security Trustee and Intercreditor Agent (the “Intercreditor Agreement”), which governs the relationship between the Secured Parties and regulates the claims of the Secured Parties against us and the enforcement by the Secured Parties of the liens upon any collateral, including the method of voting and decision making, and the appointment of the Intercreditor Agent.

The actual provisions relating to such releases are contained in the Intercreditor Agreement and the indenture governing the New Notes. See “Description of Notes—Security.” If the Common Security Trustee were to foreclose upon our assets, there are certain assets, such as permits and certain contracts, which the Common Security Trustee may not be able to effectively foreclose upon without the consent of third parties, such as a governmental authority. We cannot assure you that if the Common Security Trustee forecloses on our assets, the Common Security Trustee will be able to obtain all of the third-party approvals necessary to obtain or transfer ownership of all assets necessary to operate the Liquefaction Project.

Furthermore, if the Common Security Trustee forecloses on the collateral, then, in connection therewith, transferring required permits to a purchaser or new operator of the Liquefaction Project may require additional governmental approvals or proceedings, which could result in delays. Accordingly, we cannot assure you that, if we default on the payments due on the New Notes and the Common Security Trustee forecloses on and sells the collateral, you will receive sufficient proceeds to pay all amounts that we owe on the New Notes.

The Intercreditor Agreement contains provisions that may limit the remedies that could be exercised in respect of an event of default, unless and until the required parties have directed the Intercreditor Agent who, in turn, directs the Common Security Trustee to do so. The holders of the New Notes are also deemed to vote in conformity with Secured Bank Debt Holders in numerous instances.

The Intercreditor Agreement requires the affirmative vote of Secured Parties representing a certain percentage of our outstanding secured debt obligations to direct specific actions of the Intercreditor Agent and Common Security Trustee, including the exercise of remedies with respect to the collateral following an event of default under the indenture governing the New Notes or the documents governing such other secured debt (including the indenture governing the 2037 Senior Notes (the “2037 Senior Notes Indenture”) and the 2023 Revolving Credit Facility). Because the affirmative vote of these required Secured Parties will be required before the Common Security Trustee will be able to exercise remedies, if an event of default under the indenture governing the New Notes were to occur, no remedies could be exercised in respect of the collateral unless and until the required Secured Parties have directed the Intercreditor Agent who, in turn, directs the Common Security Trustee to do so. If the holders of the New Notes do not constitute holders of at least the applicable percentage of the outstanding indebtedness secured by the collateral, the Indenture Trustee and the holders of the New Notes may not be able to direct the Intercreditor Agent or the Common Security Trustee to exercise remedies in respect of the collateral upon the occurrence of an event of default under the indenture governing the New Notes without the affirmative vote of other Secured Parties. In certain cases under the Intercreditor Agreement, the holders of the New Notes do not have the right to vote and decisions will be determined by other holders of our secured debt. See “Description of Notes—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making” and “—Enforcement of Security Interests.”

The indenture also provides that in numerous instances the holders of the New Notes are deemed to vote in conformity with the Secured Bank Debt Holders, without the requirement of a vote or consent by the holders of the New Notes. See “Description of Notes—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Majority Decisions” and “—Unanimous Decisions.” Please see “Description of Notes—Certain Definitions” for definitions of capitalized terms in this Risk Factor.

The remedies available to the holders of the New Notes and the Common Security Trustee may be limited in bankruptcy.

If we seek the protection of bankruptcy or insolvency laws, or if one or more of our creditors commences an involuntary bankruptcy proceeding against us, the Common Security Trustee’s rights to foreclose on the collateral and our ability to make payments in respect of the New Notes are likely to be significantly impaired. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Common Security Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to remain and use collateral although the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is “adequately protected” and therefore not entitled to prevent diminution in the value of its collateral if the value of the collateral sufficiently exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary and equitable powers of a bankruptcy court, it is impossible to predict:

•	how long payments under the New Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the Common Security Trustee could repossess or dispose of the collateral; or

•	whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the New Notes would hold a secured claim to the extent of the value of the collateral to which the holders of the New Notes are entitled and would hold unsecured claims with respect to such shortfall. The Bankruptcy Code permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s court proceeding to exceed the aggregate outstanding principal amount of the obligations secured by the collateral up to the value of the collateral. In addition, if we or any counterparty to any one of our contracts were the subject of bankruptcy proceedings, then we or such counterparty, as the case may be, or a trustee appointed in the applicable bankruptcy case, could choose to reject the contract. If that occurred, the contract would be treated as terminated and the Common Security Trustee could not specifically enforce the rejected contract.

In addition, bankruptcy law and bankruptcy-related court orders generally prohibit the payment of pre- bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments under the New Notes.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in such collateral and other issues generally associated with the realization of security interests in such collateral.

Generally, a security interest in tangible and intangible assets can only be properly perfected, a valid lien created on such assets can only be granted and the priority of such lien can only be retained, if certain actions are undertaken by the applicable Secured Party. The liens in all collateral from time to time owned by us may not be perfected or validly created with respect to the New Notes if the Common Security Trustee has not taken the actions necessary to perfect or validly create any of those liens upon or prior to the issuance of the New Notes. The inability or failure of the Common Security Trustee to take all actions necessary to create properly perfected security interests or validly created liens on the collateral may result in the loss of the priority of the security interest for your benefit to which you would have been entitled had such perfection or valid creation of such liens been effectuated by the Common Security Trustee. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected and a lien on such property and rights validly created at the time such property and rights are acquired and identified. We will have limited obligations to perfect your security interest in, or create valid liens with respect to, specified collateral. We cannot assure you that the Common Security Trustee will monitor, or that we will inform the Common Security Trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. Our failure to meet our obligations to inform the Common Security Trustee of the future acquisition of property or rights that constitute collateral may constitute a breach under the security document, which may result in the acceleration of our indebtedness. However, acceleration of such obligations in such situation may not provide an adequate remedy to you if the value of the collateral is impaired by the failure to perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. The Common Security Trustee has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest or the creation of a valid lien with respect thereto. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest granted to secure the New Notes as against third parties.

The collateral is subject to casualty risks, which may limit your ability to recover as a secured creditor for losses to the collateral, and which may have an adverse impact on our operations and results.

The indenture governing the New Notes and the security documents will require us to maintain insurance with responsible and financially sound insurance carriers, in such form and amounts as is necessary to insure the projected probable maximum loss for the Liquefaction Project. However, there are certain losses, including losses resulting from terrorist acts, which may be either uninsurable or not economical to insure, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our obligations, including the New Notes.

In the event of a total or partial loss affecting any of the collateral securing the New Notes, certain items of equipment and inventory may not be easily replaced. Accordingly, although there may be insurance coverage, the extended period needed to obtain replacement units or inventory may cause significant delays, which may have an adverse impact on our operations and results.

The indenture governing the New Notes does not contain the covenants or events of default contained in the Common Terms Agreement or the 2023 Revolving Credit Facility Agreement.

On July 26, 2021, we entered into a first amendment to the third amended and restated common terms agreement, with representatives of holders of our secured debt and Société Générale, as the Common Security Trustee and Intercreditor Agent in order to set out certain provisions regarding, among other things: (a) common covenants; and (b) common events of default under the secured debt instruments. In connection with the Bank of New York Mellon (the “Indenture Trustee”) becoming party to the Common Terms Agreement and the Intercreditor Agreement, the Indenture Trustee has opted out of the covenants (save for the separateness provisions incorporated by reference in the indenture) and most events of default under the Common Terms Agreement, and the covenants and events of default applicable to the New Notes are as set forth in the indenture, as described under “Description of Notes.” As a holder of the New Notes, you will not have the benefit of the covenants (save for the separateness provisions incorporated by reference in the indenture) or many of the events of default pursuant to the Common Terms Agreement.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture governing the New Notes, might be avoidable by the pledgor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

A future subsidiary’s guarantee of the New Notes may be reduced, avoided or released under certain circumstances and you may not receive any payments from some or all of those guarantors.

Our future domestic subsidiaries will be required to guarantee the New Notes under certain circumstances. There is legal uncertainty regarding whether those guarantees would be legally enforceable in any bankruptcy proceedings involving those guarantors. If a subsidiary’s guarantee is unenforceable, any security interest in the subsidiary’s assets granted to secure that guarantee also could be set aside and the property made available to other creditors of the bankrupt subsidiary. Among other things, there is a risk that the guarantee, and any related security interest, could be considered a fraudulent conveyance, that can be set aside in bankruptcy proceedings. The indenture governing the New Notes contains a “savings clause,” which limits the liability of each subsidiary’s note guarantee to the maximum amount that such guarantor can incur without risk that its note guarantee will be subject to avoidance as a fraudulent transfer. As a result, a guarantor’s liability under its note guarantee could be reduced in amount or reduced to zero, depending upon the amount of other obligations of such guarantor. We cannot assure you that this limitation of liability will protect such note guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the note guarantees would be sufficient to pay the New Notes in full when due.

The New Notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our future subsidiaries that do not guarantee the New Notes.

The New Notes, and guarantees of our future subsidiaries, will be structurally subordinated to all of the liabilities of any of our future subsidiaries that do not guarantee the New Notes and these liabilities would be required to be paid before the holders of the New Notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of the New Notes would not receive any amounts with respect to the New Notes from the assets of such non-guarantor subsidiary until after the payment in full of the claims of creditors of such subsidiary. As of the date of this prospectus, we do not have any subsidiaries.

Your right to receive payments under the New Notes are effectively subordinated to indebtedness secured by other assets.

The New Notes will be effectively subordinated to any secured debt we may incur that is secured by assets that are not part of the collateral securing the New Notes to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, such assets which serve as collateral for such other secured debt that are not part of the collateral securing the New Notes will be available to satisfy the obligations under such secured debt before any payments are made on the New Notes.

The ratings of the New Notes may be lowered or withdrawn.

The ratings address the likelihood of timely payment of the scheduled interest and principal on each scheduled payment date. The ratings do not address the likelihood of payment of any overdue interest, premiums or any other amounts payable in respect of the New Notes or the timeliness of any accelerated principal payments coming due as the result of the occurrence of an event of default. A rating is not a recommendation to buy, sell or hold a note (or beneficial interests therein) and is subject to revision or withdrawal in the future by each rating agency.

Changes in our credit rating could adversely affect the market price or liquidity of the New Notes.

Credit rating agencies continually revise their ratings for the companies that they follow. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their initial ratings on the New Notes. A negative change in our ratings could have an adverse effect on the trading price or liquidity of the New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the Old Notes. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, outstanding Old Notes in like principal amount. We will cancel all of the Old Notes surrendered in exchange for New Notes in the exchange offer. As a result, the issuance of the New Notes will not result in any increase or decrease in our indebtedness.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis presents management’s view of our business, financial condition and overall performance and should be read in conjunction with our historical financial statements included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that are subject to significant risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those factors set forth under the captions “Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. Our discussion and analysis includes the following subjects:

•	Overview

•	Overview of Significant Events

•	Market Environment

•	Results of Operations

•	Liquidity and Capital Resources

•	Summary of Critical Accounting Estimates

•	Recent Accounting Standards

Overview

We are a Delaware limited liability company formed by CQP. We provide clean, secure and affordable LNG to integrated energy companies, utilities and energy trading companies around the world. We aspire to conduct our business in a safe and responsible manner, delivering a reliable, competitive and integrated source of LNG to our customers.

LNG is natural gas (methane) in liquid form. The LNG we produce is shipped all over the world, turned back into natural gas (called “regasification”) and then transported via pipeline to homes and businesses and used as an energy source that is essential for heating, cooking and other industrial uses. Natural gas is a cleaner-burning, abundant and affordable source of energy. When LNG is converted back to natural gas, it can be used instead of coal, which reduces the amount of pollution traditionally produced from burning fossil fuels, like sulfur dioxide and particulate matter that enters the air we breathe. Additionally, compared to coal, it produces significantly fewer carbon emissions. By liquefying natural gas, we are able to reduce its volume by 600 times so that we can load it onto special LNG carriers designed to keep the LNG cold and in liquid form for efficient transport overseas.

We own a natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass (the “Sabine Pass LNG Terminal”), one of the largest LNG production facilities in the world, which has six operational Trains, for a total production capacity of approximately 30 mtpa of LNG (the “Liquefaction Project”). The Sabine Pass LNG Terminal also has operational regasification facilities owned and operated by SPLNG.

Our long-term customer arrangements form the foundation of our business and provide us with significant, stable, long-term cash flows. We have contracted most of our anticipated production capacity under SPAs, in which our customers are generally required to pay a fixed fee with respect to the contracted volumes irrespective of their election to cancel or suspend deliveries of LNG cargoes, and under IPM agreements, in which the gas producer sells natural gas to us on a global LNG index price, less a fixed liquefaction fee, shipping and other costs. Through our SPAs and IPM agreement, we have contracted approximately 85% of the total production capacity from the Liquefaction Project with approximately 15 years of weighted average remaining life as of March 31, 2023.

We remain focused on safety, operational excellence and customer satisfaction. Increasing demand for LNG has allowed us to expand our liquefaction infrastructure in a financially disciplined manner. We have increased available liquefaction capacity at our Liquefaction Project as a result of debottlenecking and other optimization projects. We hold a significant land position at the Sabine Pass LNG Terminal, which provides opportunity for further liquefaction capacity expansion. In February 2023, we and another subsidiary of CQP initiated the pre-filing review process with the FERC under the NEPA for an expansion adjacent to the Liquefaction Project consisting of up to three Trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). This expansion may be developed and constructed by an affiliate of ours outside of the Liquefaction Project. The development of this site or other projects, including infrastructure projects in support of natural gas supply and LNG demand, will require, among other things, acceptable commercial and financing arrangements before we make a positive final investment decision.

Overview of Significant Events

Our significant events since January 1, 2022 and through the filing date of this prospectus include the following:

Strategic

•

In May 2023, we and our affiliate entered the pre-filing review process with the FERC under the NEPA for the SPL Expansion Project. This expansion may be developed and constructed by an affiliate of ours outside of the Liquefaction Project.

•

In November 2022, we entered into an SPA with Cheniere Marketing for approximately 0.85 mtpa of LNG associated with the IPM agreement between us and Tourmaline Oil Marketing Corp., a subsidiary of Tourmaline Oil Corp (as supplier) (“Tourmaline”), discussed below.

•	In June 2022, we entered into an SPA with Chevron U.S.A. Inc. (“Chevron”) to sell Chevron approximately 1.0 mtpa of LNG between 2026 and 2042.

•	In February 2022, in connection with a prior commitment from Cheniere to collateralize financing for Train 6 of the Liquefaction Project:

•

Cheniere Marketing entered into agreements to novate to us certain SPAs entered into with ENN LNG (Singapore) Pte Ltd. and a subsidiary of Glencore plc, with effective dates of January 1, 2023 and February 17, 2022, respectively, aggregating approximately 21 million tonnes of LNG to be delivered between 2023 and 2035.

•

The board of directors of CQP approved our entry into (1) an agreement to novate to us an IPM agreement between Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”), formerly a wholly owned direct subsidiary of Cheniere (as purchaser) that merged with and into Corpus Christi Liquefaction, LLC, and Tourmaline to purchase 140,000 MMBtu per day of natural gas at a price based on Platts Japan Korea Marker (“JKM”), for a term of approximately 15 years beginning in early 2023 (the “Tourmaline IPM”) and (2) a FOB SPA with Cheniere Marketing International LLP to sell LNG associated with the natural gas to be supplied under the IPM agreement. The agreement to assign the Tourmaline IPM agreement from CCL Stage III to us was executed and the assignment was effective on March 15, 2022.

Operational

•	As of April 26, 2023, approximately 2,070 cumulative LNG cargoes totaling approximately 142 million tonnes of LNG have been produced, loaded and exported from the Liquefaction Project.

•	On February 4, 2022, substantial completion of Train 6 of the Liquefaction Project was achieved (the “Train 6 Completion”).

Financial

•

In June 2023, we issued a notice of partial redemption for $1.4 billion in aggregate principal amount of the 2024 Senior Notes in accordance with the terms of the indenture governing the 2024 Senior Notes. We funded the partial redemption of the 2024 Senior Notes from the proceeds of CQP’s offering of senior notes due 2033, which it contributed to us, and from cash on hand.

•

In June 2023, we entered into a $1.0 billion Senior Revolving Credit and Guaranty Agreement (the “2023 Revolving Credit Facility”). The 2023 Revolving Credit Facility refinanced and replaced our previous revolving credit facility (the “Working Capital Facility”), reduced the interest rate and commitment fees, extended the maturity date and made certain other changes to the terms and conditions contained in the previous facility.

•

In December and November 2022, we issued an aggregate principal amount of $70 million of 6.293% Senior Secured Notes due 2037 (the “6.293% Senior Notes”) and $430 million of the Old Notes, respectively, with a weighted average life of approximately 9.6 years and 9.5 years, respectively. The proceeds from the 6.293% Senior Notes and the Old Notes, together with cash on hand, were used to redeem the remaining outstanding amount of SPL’s $1.5 billion aggregate principal amount of Senior Secured Notes due 2023 (the “2023 Senior Notes”), subsequent to the $300 million redemption in October 2022.

Market Environment

The LNG market in 2022 saw unprecedented price volatility across all natural gas and LNG benchmarks. Gas market fundamentals across the globe were tight and exacerbated by the Russia / Ukraine war risks, and later by the drastic reduction in Russian natural gas flows to the European Union (“EU”). Concerns over low natural gas and LNG inventories and low additional LNG supply availability early in the year were intensified by the war dynamics in Europe and by further constraints on natural gas and LNG supplies caused by the outage at the Freeport LNG facility in June and the explosion on the Nordstream 1 and Nordstream 2 Pipelines in September. Several EU policy initiatives were passed to ensure underground gas storage in the region was filled before winter. Europe had to compete for LNG cargoes resulting in unprecedented price spikes. These conditions were worsened by high coal prices, low nuclear generation output and low hydro levels in Europe, which limited optionality for power generators and deepened the energy crisis in Europe.

Despite the generally tight supply conditions, according to Kpler, global LNG demand grew by approximately 5% from 2021, adding an additional 19.5 million tonnes to the overall market. LNG imports into Europe and Turkey, increased by 45.9 million tonnes, or 61% year-over-year in 2022. This growth was primarily accompanied by a pronounced slowdown in economic activity in China, which contributed to a 7% decrease in Asia’s LNG demand of 19.1 million tonnes from 2021. These sizeable EU LNG requirements resulting from the war fallout and the increase in global demand, especially demand for increased imports to Europe and Turkey, exposed the vulnerability of the LNG industry in terms of supply constraints and under-investments. This was manifested in the price levels and the magnitude of the price spreads between the benchmarks. As an example, the Dutch Title Transfer Facility (“TTF”) monthly settlement prices averaged $40.9/MMBtu in 2022, approximately 184% higher than the $14.4/MMBtu average in 2021, and the TTF monthly settlement prices averaged $42.3/MMBtu in the fourth quarter of 2022, approximately 46% higher than the $28.9/MMBtu average in the fourth quarter of 2021. Similarly, the 2022 average settlement price for the JKM increased 128% year-over-year to an average of $34.2/MMBtu in 2022, and the fourth quarter of 2022 average settlement price for the JKM increased 38% year-over-year to an average of $38.5/MMBtu. This extreme price increase triggered a strong supply response from the U.S., which played a significant role in balancing the global LNG market. Despite the outage at Freeport LNG, the U.S. exported approximately 77 million tonnes of LNG in 2022, a gain of approximately 9% from 2021, as the market continued to pull on supplies from our facilities and those of our competitors. Exports from our Liquefaction Project reached 29.1 million tonnes, representing over 70% of the gain in the U.S. total for the year.

Despite the global impacts of the Russia / Ukraine war, we do not believe we have significant exposure to adverse direct or indirect impacts of the war, as we do not conduct business in Russia and refrain from business dealings with Russian entities. Additionally, we are not aware of any specific adverse direct or indirect effects of the war on our supply chain. Consequently, we believe we are well positioned to help meet the needs of our international LNG customers to overcome their supply shortages.

Results of Operations

Three Months Ended March 31, 2023 vs. Three Months Ended March 31, 2022

	Three Months Ended March 31,
(in millions)	2023	2022	Variance
Revenues
LNG revenues	$2,106	$2,488	$(382)
LNG revenues-affiliate	761	757	4

Total revenues	2,867	3,245	(378)

Operating costs and expenses
Cost of sales (excluding items shown separately below)	313	2,561	(2,248)
Cost of sales-affiliate	33	18	15
Operating and maintenance expense	176	148	28
Operating and maintenance expense-affiliate	124	117	7
Operating and maintenance expense-related party	16	12	4
General and administrative expense	1	1	—
General and administrative expense-affiliate	16	17	(1)
Depreciation and amortization expense	138	130	8

Total operating costs and expenses	817	3,004	(2,187)

Income from operations	2,050	241	1,809

Other income (expense)
Interest expense, net of capitalized interest	(161)	(156)	(5)
Other income, net	4	—	4

Total other expense	(157)	(156)	(1)

Net income	$1,893	$85	$1,808

Operational volumes loaded and recognized from the Liquefaction Project

	Three Months Ended March 31,
	2023	2022	Variance
LNG volumes loaded and recognized as revenues (in TBtu)	403	372	31

Net income

Substantially all of the favorable variance of $1.8 billion for the three months ended March 31, 2023 as compared to the same period of 2022 was attributable to the favorable variance of $1.8 billion from changes in fair value and settlements of derivatives in the three months ended March 31, 2023 as compared to the same period of 2022. During the three months ended March 31, 2023 we incurred a gain of $1.0 billion due to non-cash favorable changes in fair value of the Tourmaline IPM agreement as a result of favorable shifts in international forward commodity curves, as compared to a loss of $431 million in the three months ended March 31, 2022 following the assignment to us from CCL Stage III in March 2022. The loss following the assignment was primarily attributed to our lower credit risk profile relative to that of CCL Stage III, resulting in a higher derivative liability given reduced risk of our own nonperformance and unfavorable shifts in the international forward commodity curve.

The following is an additional discussion of the significant variance drivers of the change in net income by line item:

Revenues

$378 million decrease between comparable periods primarily attributable to:

•	$604 million decrease due to lower pricing per MMBtu from decreased Henry Hub pricing; which was offset by

•	$267 million increase due to higher volumes of LNG delivered between the periods, which increased 29 TBtu or 8%, primarily due to the Train 6 Completion in February 2022.

Operating costs and expenses

$2.2 billion decrease between comparable periods primarily attributable to:

•

$1.8 billion favorable variance from changes in fair value of derivatives included in cost of sales, from losses of $516 million in the three months ended March 31, 2022 to gains of $1.3 billion in the three months ended March 31, 2023, primarily due to decreased international gas prices resulting in non-cash favorable changes in fair value of our commodity derivatives indexed to such prices, specifically associated with the Tourmaline IPM agreement as discussed above under Net Income; and

•

$449 million decrease in cost of sales excluding the effect of derivative changes described above, primarily as a result of $425 million in decreased cost of natural gas feedstock largely due to lower U.S. natural gas prices, which was partially offset by increased volume of LNG delivered, as discussed above under the caption Revenues.

Significant factors affecting our results of operations

Below are significant factors that affect our results of operations.

Gains and losses on derivative instruments

Derivative instruments are utilized to manage our exposure to commodity-related marketing and price risks and are reported at fair value on our Financial Statements. For commodity derivative instruments related to our IPM agreement, the underlying LNG sales being economically hedged are accounted for under the accrual method of accounting, whereby revenues expected to be derived from the future LNG sales are recognized only upon delivery or realization of the underlying transaction. Because the recognition of derivative instruments at fair value has the effect of recognizing gains or losses relating to future period exposure, and given the significant volumes, long-term duration and volatility in price basis for certain of our derivative contracts, use of derivative instruments may result in continued volatility of our results of operations based on changes in market pricing, counterparty credit risk and other relevant factors that may be outside of our control, notwithstanding the operational intent to mitigate risk exposure over time.

Commissioning cargoes

Prior to substantial completion of a Train, amounts received from the sale of commissioning cargoes from that Train are offset against LNG terminal construction-in-process, because these amounts are earned or loaded during the testing phase for the construction of that Train. During the three months ended March 31, 2022, we realized offsets to LNG terminal costs of $148 million, corresponding to 13 TBtu attributable to the sale of commissioning cargoes from Train 6 of the Liquefaction Project. We did not have any commissioning cargoes during the three months ended March 31, 2023.

Year Ended December 31, 2022 vs. Year Ended December 31, 2021

	Year Ended December 31,
(in millions)	2022	2021	Variance
Revenues
LNG revenues	$11,507	$7,639	$3,868
LNG revenues-affiliate	4,568	1,472	3,096
LNG revenues-related party	—	1	(1)

Total revenues	16,075	9,112	6,963

Operating costs and expenses
Cost of sales (excluding items shown separately below)	11,885	5,289	6,596
Cost of sales-affiliate	262	128	134
Cost of sales-related party	—	17	(17)
Operating and maintenance expense	652	548	104
Operating and maintenance expense-affiliate	482	457	25
Operating and maintenance expense-related party	72	46	26
General and administrative expense	—	4	(4)
General and administrative expense-affiliate	66	61	5
Depreciation and amortization expense	539	468	71
Other	—	6	(6)

Total operating costs and expenses	13,958	7,024	6,934

Income from operations	2,117	2,088	29

Other income (expense)
Interest expense, net of capitalized interest	(667)	(622)	(45)
Loss on modification or extinguishment of debt	(2)	(5)	3
Other income, net	7	—	7

Total other expense	(662)	(627)	(35)

Net income	$1,455	$1,461	$(6)

Operational volumes loaded and recognized from the Liquefaction Project

	Year Ended December 31,
	2022	2021	Variance
LNG volumes loaded and recognized as revenues (in TBtu) (1)	1,520	1,288	232

(1)	The year ended December 31, 2021 includes eight TBtu that were loaded at our affiliate’s facility.

Net Income

Our net income was $1.5 billion for both of the years ended December 31, 2022 and 2021.

There was an unfavorable variance of $1.2 billion in derivative losses from changes in fair value in the year ended December 31, 2022 as compared to the same period of 2021. During the year ended December 31, 2022 we incurred losses of $757 million on the derivative liability associated with the Tourmaline IPM agreement following its assignment to us from CCL Stage III in March 2022. See Overview of Significant Events for further discussion of the assignment. The associated losses following the assignment were primarily attributed to our lower credit risk profile relative to that of CCL Stage III, resulting in a higher derivative liability given reduced risk of our own nonperformance and unfavorable shifts in the international forward commodity curve. The losses on the Tourmaline IPM agreement, along with losses on our other derivative instruments, were offset by an increase in LNG revenues, net of cost of sales and excluding the effect of derivative losses, of $1.4 billion, approximately half of which was attributable to higher margins on sales indexed to Henry Hub, with variable consideration on our long-term SPAs generally priced at 115% of Henry Hub, and half of which was attributable to increased volume delivered between the comparable periods, in part due to the Train 6 Completion.

The following is additional detailed discussion of the significant variance drivers of the change in net income by line item:

Revenues

$7.0 billion increase between comparable periods primarily attributable to:

•	$5.2 billion increase due to higher pricing per MMBtu, from increased Henry Hub pricing; and

•

$1.8 billion increase due to higher volumes of LNG delivered between the periods, which increased 38 TBtu or 5%, as result of the additional production capacity of approximately 5 mtpa arising from the Train 6 Completion.

Operating costs and expenses

$6.9 billion increase between comparable periods primarily attributable to:

•

$5.5 billion increase in cost of sales excluding the effect of derivative losses described below, primarily as a result of $5.4 billion in increased cost of natural gas feedstock largely due to higher U.S. natural gas prices and, to a lesser extent, from increased volume of natural gas liquified and delivered as LNG, as discussed above under the caption Revenues; and

•

$1.2 billion unfavorable variance in derivative losses from changes in fair value and settlements included in cost of sales, from $32 million derivative gain in the year ended December 31, 2021 to $1.2 billion derivative loss in the year ended December 31, 2022, primarily due to non-cash unfavorable changes in fair value of our commodity derivatives that are attributed to positions indexed to international gas prices, specifically associated with the Tourmaline IPM agreement that was assigned to us as discussed in Net income above.

Significant factors affecting our results of operations

In addition to sources and uses of liquidity as discussed in Liquidity and Capital Resources, below are additional significant factors that affect our results of operations.

Gains and losses on derivative instruments

Derivative instruments are utilized to manage our exposure to commodity-related marketing and price risks and are reported at fair value on our Financial Statements. For commodity derivative instruments related to our

IPM agreement assigned to us during the year ended December 31, 2022 as described further in Overview of Significant Events, the underlying LNG sales being economically hedged are accounted for under the accrual method of accounting, whereby revenues expected to be derived from the future LNG sales are recognized only upon delivery or realization of the underlying transaction. Because the recognition of derivative instruments at fair value has the effect of recognizing gains or losses relating to future period exposure, and given the significant volumes, long-term duration and volatility in price basis for certain of our derivative contracts, use of derivative instruments may result in continued volatility of our results of operations based on changes in market pricing, counterparty credit risk and other relevant factors that may be outside our control, notwithstanding the operational intent to mitigate risk exposure over time.

Commissioning cargoes

Prior to substantial completion of a Train, amounts received from the sale of commissioning cargoes from that Train are offset against LNG terminal construction-in-process, because these amounts are earned or loaded during the testing phase for the construction of that Train. During the years ended December 31, 2022 and 2021, we realized offsets to LNG terminal costs of $148 million and $105 million, respectively, corresponding to 13 TBtu and 12 TBtu, respectively, that were related to the sale of commissioning cargoes from Train 6 of the Liquefaction Project.

Liquidity and Capital Resources

The following information describes our ability to generate and obtain adequate amounts of cash to meet our requirements in the short term and the long term. In the short term, we expect to meet our cash requirements using operating cash flows and available liquidity, consisting of restricted cash and cash equivalents and available commitments under our credit facilities. In the long term, we expect to meet our cash requirements using operating cash flows and other future potential sources of liquidity, which may include debt offerings. The table below provides a summary of our available liquidity (in millions). Future material sources of liquidity are discussed below.

	March 31, 2023	December 31, 2022
Restricted cash and cash equivalents designated for the Liquefaction Project	$160	$92
Available commitments under the Working Capital Facility (1)	871	872

Total available liquidity	$1,031	$964

(1)

Available commitments represent total commitments less loans outstanding and letters of credit issued under the Working Capital Facility as of March 31, 2023 and December 31, 2022. See Note 8—Debt of our Notes to Financial Statements for the three months ended March 31, 2023 and Note 10—Debt of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus for additional information on the Working Capital Facility and other debt instruments.

Our liquidity position subsequent to March 31, 2023 will be driven by future sources of liquidity and future cash requirements as further discussed below under the caption Future Sources and Uses of Liquidity.

Future Sources and Uses of Liquidity

Future Sources of Liquidity under Executed Contracts

Because many of our sales contracts have long-term durations, we are contractually entitled to significant future consideration under our SPAs which has not yet been recognized as revenue. This future consideration is in most cases not yet legally due to us and was not reflected on our Balance Sheets as of December 31, 2022. In addition, a significant portion of this future consideration is subject to variability as discussed more specifically below. We anticipate that this consideration will be available to meet liquidity needs in the future. The following table summarizes our estimate of future material sources of liquidity to be received from executed contracts as of December 31, 2022 (in billions):

	Estimated Revenues Under Executed Contracts by Period (1)
	2023	2024 - 2027	Thereafter	Total
LNG revenues (fixed fees) (2)	$3.7	$14.7	$34.4	$52.8
LNG revenues (variable fees) (2) (3)	8.1	30.6	69.9	108.6

Total	$11.8	$45.3	$104.3	$161.4

(1)

Agreements in force as of December 31, 2022 that have terms dependent on project milestone dates are based on the estimated dates as of December 31, 2022. The timing of revenue recognition under GAAP may not align with cash receipts, although we do not consider the timing difference to be material. The estimates above reflect management’s assumptions and currently known market conditions and other factors as of December 31, 2022. Estimates are not guarantees of future performance and actual results may differ materially as a result of a variety of factors described in this prospectus.

(2)

LNG revenues (including $2.0 billion and $12.9 billion of fixed fees and variable fees, respectively, from affiliates) exclude revenues from contracts with original expected durations of one year or less. Fixed fees are fees that are due to us regardless of whether a customer exercises their contractual right to not take delivery of an LNG cargo under the contract. Variable fees are receivable only in connection with LNG cargoes that are delivered.

(3)

LNG revenues (variable fees, including affiliate) reflect the assumption that customers elect to take delivery of all cargoes made available under the contract. LNG revenues (variable fees, including affiliate) are based on estimated forward prices and basis spreads as of December 31, 2022. The pricing structure of our SPA arrangements with our customers incorporates a variable fee per MMBtu of LNG generally equal to 115% of Henry Hub, which is paid upon delivery, thus limiting our net exposure to future increases in natural gas prices. Certain of our contracts contain additional variable consideration based on the outcome of contingent events and the movement of various indexes. We have not included such variable consideration to the extent the consideration is considered constrained due to the uncertainty of ultimate pricing and receipt.

LNG Revenues

Through our SPAs and IPM agreement, we have contracted approximately 85% of the total production capacity from the Liquefaction Project, with approximately 15 years of weighted average remaining life as of December 31, 2022. The majority of the contracted capacity is comprised of fixed-price, long-term SPAs that we have executed with third parties to sell LNG from the Liquefaction Project. Under the SPAs, the customers purchase LNG on a free on board (“FOB”) basis for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee per MMBtu of LNG generally equal to 115% of Henry Hub. Certain customers may elect to cancel or suspend deliveries of LNG cargoes, with advance notice as governed by each respective SPA, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. The variable fees under our SPAs were generally sized with the intention to cover the costs of gas purchases and variable transportation and liquefaction fuel to produce the LNG to be sold under each such SPA. In aggregate, the annual fixed fee portion to be paid by the third party SPA customers is approximately $3.4 billion for the Liquefaction Project. Our long-term SPA customers consist of creditworthy counterparties, with an average credit rating of A, A2 and A by S&P, Moody’s and Fitch, respectively. A discussion of revenues under our SPAs can be found in Note 11—Revenues of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

In addition to the third party SPAs discussed above, we have executed agreements with Cheniere Marketing under SPAs and letter agreements at a price equal to 115% of Henry Hub plus a fixed fee, except for an SPA associated with an IPM agreement for which pricing is linked to international natural gas prices.

In August 2020, we entered into an arrangement with subsidiaries of Cheniere to provide the ability, in limited circumstances, to potentially fulfill commitments to LNG buyers in the event certain conditions impact operations at either the Sabine Pass or Corpus Christi liquefaction facilities. The purchase price for such cargoes would be (i) 115% of the applicable natural gas feedstock purchase price or (ii) a free-on-board U.S. Gulf Coast LNG market price, whichever is greater.

Additional Future Sources of Liquidity

Available Commitments under Credit Facilities

As of March 31, 2023 and December 31, 2022, we had $871 million and $872 million, respectively, in available commitments under the Working Capital Facility, subject to compliance with the applicable covenants, to potentially meet liquidity needs. In June 2023, we entered into a $1.0 billion Senior Revolving Credit and Guaranty Agreement (the “2023 Revolving Credit Facility”). The 2023 Revolving Credit Facility refinanced and replaced the Working Capital Facility, reduced the interest rate and commitment fees, extended the maturity date and made certain other changes to the terms and conditions contained in the Working Capital Facility. The 2023 Revolving Credit Facility matures in 2028. 100% of the aggregate amount of commitments under the 2023 Revolving Credit Facility are available for the account or benefit of SPL for general corporate purposes.

Future Cash Requirements for Operations and Capital Expenditures under Executed Contracts

We are committed to make future cash payments for operations and capital expenditures pursuant to certain of our contracts. The following table summarizes our estimate of material cash requirements for operations and capital expenditures under executed contracts as of December 31, 2022 (in billions):

	Estimated Payments Due Under Executed Contracts by Period (1)
	2023	2024 - 2027	Thereafter	Total
Purchase obligations (2):
Natural gas supply agreements (3)	$6.4	$12.7	$7.3	$26.4
Natural gas transportation and storage service agreements (4)	0.4	1.4	3.0	4.8
Other purchase obligations (5)	0.6	1.9	3.2	5.7

Total	$7.4	$16.0	$13.5	$36.9

(1)

Agreements in force as of December 31, 2022 that have terms dependent on project milestone dates are based on the estimated dates as of December 31, 2022. The estimates above reflect management’s assumptions and currently known market conditions and other factors as of December 31, 2022. Estimates are not guarantees of future performance and actual results may differ materially as a result of a variety of factors described in this prospectus.

(2)

Purchase obligations consist of agreements to purchase goods or services that are enforceable and legally binding that specify fixed or minimum quantities to be purchased. We include contracts for which we have an early termination option if the option is not currently expected to be exercised. We include contracts with unsatisfied conditions precedent if the conditions are currently expected to be met.

(3)

Pricing of natural gas supply agreements is based on estimated forward prices and basis spreads as of December 31, 2022. Pricing of our IPM agreement is based on global gas market prices less fixed liquefaction fees and certain costs incurred by us. Includes $0.4 billion under natural gas supply agreements with unsatisfied conditions precedent.

(4)	Includes $1.1 billion of purchase obligations to affiliates and $0.3 billion of purchase obligations to related parties under the natural gas transportation and storage service agreements.
(5)

Other purchase obligations include $3.6 billion of purchase obligations to affiliates under the TUA and $1.1 billion of purchase obligations to affiliates under services agreements, as well as payments under our partial TUA assignment agreement with TotalEnergies Gas & Power North America, Inc. (“TotalEnergies”), as discussed in Note 12—Related Party Transactions of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Natural Gas Supply, Transportation and Storage Service Agreements

We have secured natural gas feedstock for the Sabine Pass LNG Terminal through long-term natural gas supply and an IPM agreement. Under our IPM agreement, we pay for natural gas feedstock based on global gas market prices less fixed liquefaction fees and certain costs incurred by us. While our IPM agreement is not a revenue contract for accounting purposes, the payment structure for the purchase of natural gas under the IPM agreement generates a take-or-pay style fixed liquefaction fee, assuming that LNG produced from the natural gas feedstock is subsequently sold at a price approximating the global LNG market price paid for the natural gas feedstock purchase.

As of December 31, 2022, we have secured approximately 84% of the natural gas supply required to support the total forecasted production capacity of the Liquefaction Project during 2023. Natural gas supply secured decreases as a percentage of forecasted production capacity beyond 2023. Natural gas supply is generally secured on an indexed pricing basis, with title transfer occurring upon receipt of the commodity. As further described in the LNG Revenues section above, the pricing structure of our SPA arrangements with our customers incorporates a variable fee per MMBtu of LNG generally equal to 115% of Henry Hub, which is paid upon delivery, thus limiting our net exposure to future increases in natural gas prices. Inclusive of amounts under contracts with unsatisfied conditions precedent as of December 31, 2022, we have secured up to 5,785 TBtu of natural gas feedstock through agreements with remaining terms that range up to 15 years. A discussion of our natural gas supply and IPM agreements can be found in Note 7—Derivative Instruments of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

To ensure that we are able to transport natural gas feedstock to the Sabine Pass LNG Terminal, we have entered into firm pipeline transportation and other agreements to secure firm pipeline transportation capacity from CTPL, a wholly owned subsidiary of CQP, and third party pipeline companies. We have also entered into firm storage services agreements with third parties to assist in managing variability in natural gas needs for the Liquefaction Project.

Capital Expenditures

Although we do not currently have any material capital expenditures under executed contracts, we expect to incur ongoing capital expenditures to maintain our facilities and other assets, as well as to optimize our existing assets and purchase new assets that are intended to grow our productive capacity. See Financially Disciplined Growth section for further discussion.

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for unloading, loading, storage and regasification of LNG. Full discussion of our TUA agreement can be found in Note 12—Related Party Transactions of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Additionally, we have entered into a partial TUA assignment agreement with TotalEnergies, another TUA customer, whereby upon substantial completion of Train 5 of the Liquefaction Project, we gained access to substantially all of TotalEnergies’ capacity and other services provided under TotalEnergies’ TUA with SPLNG. This agreement provides us with additional berthing and storage capacity at the Sabine Pass LNG Terminal that may be used to provide increased flexibility in managing LNG cargo loading and unloading activity and permit us to more flexibly manage our LNG storage capacity. Full discussion of our partial TUA assignment with

TotalEnergies can be found in Note 13—Commitments and Contingencies of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Additional Future Cash Requirements for Operations and Capital Expenditures

Corporate Activities

We have contracts with subsidiaries of Cheniere and CQP for operations, maintenance and management services. Cheniere and its subsidiaries’ full-time employee headcount was 1,551, including 517 employees who directly supported the Liquefaction Project operations, as of December 31, 2022. Full discussion of our operations, maintenance and management agreements can be found in Note 12—Related Party Transactions of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Financially Disciplined Growth

Our significant land position at the Sabine Pass LNG Terminal provides potential development and investment opportunities for further liquefaction capacity expansion at strategically advantaged locations with proximity to pipeline infrastructure and resources. We expect that any potential future expansion at the Sabine Pass LNG Terminal would increase cash requirements to support expanded operations, although expansion could be designed to leverage shared infrastructure to reduce the incremental costs of any potential expansion.

Future Cash Requirements for Financing under Executed Contracts

We are committed to make future cash payments for financing pursuant to certain of our contracts. The following table summarizes our estimate of material cash requirements for financing under executed contracts as of December 31, 2022 (in billions):

	Estimated Payments Due Under Executed Contracts by Period (1)
	2023	2024 - 2027	Thereafter	Total
Debt (2)	$—	$7.2	$4.9	$12.1
Interest payments (2)	0.6	1.7	0.7	3.0

Total	$0.6	$8.9	$5.6	$15.1

(1)

The estimates above reflect management’s assumptions and currently known market conditions and other factors as of December 31, 2022. Estimates are not guarantees of future performance and actual results may differ materially as a result of a variety of factors described in this prospectus.

(2)

Debt and interest payments are based on the total debt balance, scheduled contractual maturities and fixed or estimated forward interest rates in effect at December 31, 2022. Debt and interest payments do not contemplate repurchases, repayments and retirements that we expect to make prior to contractual maturity. See further discussion in Note 10—Debt of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Debt

As of December 31, 2022, our debt complex was comprised of senior notes with an aggregate outstanding principal balance of $12.1 billion and the Working Capital Facility with no outstanding balances. As of December 31, 2022, we were in compliance with all covenants related to our debt agreements. Further discussion of our debt obligations, including the restrictions imposed by these arrangements, can be found in Note 10—Debt of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Interest

As of December 31, 2022, our senior notes had a weighted average contractual interest rate of 5.13%. Borrowings under the Working Capital Facility were indexed to LIBOR, which is expected to be phased out in 2023. There were $328 million aggregate amount of issued letters of credit under the Working Capital Facility as of December 31, 2022.

In June 2023, we entered into the 2023 Revolving Credit Facility, which refinanced and replaced the Working Capital Facility. Loans under the 2023 Revolving Credit Facility bear interest at a variable rate per annum equal to SOFR or the base rate (the highest of (a) the rate of interest per annum publicly announced from time to time by the Senior Facility Agent as its primate rate in effect at its principal office, (b) the federal funds rate plus 0.50%, and (c) Term SOFR for an interest period of one month plus 1.00%), plus the applicable margin. The applicable margin for SOFR loans ranges from 1.00% to 1.75% per annum, and the applicable margin for base rate loans ranges from 0.00% to 0.75% per annum, in each case, based on the credit ratings then in effect assigned to loans under the 2023 Revolving Credit Facility. Interest on SOFR loans is due and payable at the end of each SOFR period, and interest on base rate loans is due and payable at the end of each calendar quarter.

We pay a commitment fee on the average daily amount of undrawn commitments at an annual rate that ranges from 0.075% to 0.30% based on the credit ratings then in effect assigned to loans under the 2023 Revolving Credit Facility. We also pay (i) a letter of credit fee at an annual rate equal to the applicable margin for SOFR loans on the undrawn portion of all letters of credit issued under the 2023 Revolving Credit Facility, and (ii) a fronting fee to each issuing bank that issues a letter of credit in an amount equal to 0.15% per annum of the average daily amount available to be drawn under such letter of credit issued by such issuing bank.

Additional Future Cash Requirements for Financing

Revised Capital Allocation Plan

In September 2022, the board of directors of Cheniere approved a revised long-term capital allocation plan, which may involve the repayment, redemption or repurchase, on the open market or otherwise, of debt, including our senior notes. During the year ended December 31, 2022, $1.5 billion of 2023 SPL Senior Notes were redeemed pursuant to the capital allocation plan.

Sources and Uses of Cash

The following table summarizes the sources and uses of our restricted cash and cash equivalents (in millions). The table presents capital expenditures on a cash basis; therefore, these amounts differ from the amounts of capital expenditures, including accruals, which are referred to elsewhere in this report. Additional discussion of these items follows the table.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Net cash provided by operating activities	$777	$686	$2,973	$1,937
Net cash used in investing activities	(87)	(85)	(434)	(612)
Net cash used in financing activities	(622)	(563)	(2,545)	(1,324)

Net increase (decrease) in restricted cash and cash equivalents	$68	$38	$(6)	$1

Operating Cash Flows

Our operating cash net inflows during the three months ended March 31, 2023 and 2022 were $777 million and $686 million, respectively. The $91 million favorable variance between the periods was primarily related to higher volume of LNG delivered, which contributed to increased cash receipts from the sale of LNG cargoes, which was partially offset by unfavorable variances due to increased cash outflows for natural gas feedstock as a result of higher volumes purchased as well as timing of cash receipts and payments.

Our operating cash net inflows during the years ended December 31, 2022 and 2021 were $2,973 million and $1,937 million, respectively. The $1,036 million increase was primarily related to increased cash receipts from the sale of LNG cargoes due to higher revenue per MMBtu and volume of LNG delivered. Partially offsetting these operating cash inflows were higher operating cash outflows primarily due to higher natural gas feedstock costs.

Investing Cash Flows

Cash outflows for property, plant and equipment during the three months ended March 31, 2023 were primarily related to optimization and other site improvement projects. Cash outflows for property, plant and equipment during the three months ended March 31, 2022 were primarily related to the construction costs for Train 6 of the Liquefaction Project, which achieved substantial completion on February 4, 2022, and the construction of the third marine berth at the Liquefaction Project, which achieved substantial completion on October 27, 2022 and which we immediately conveyed to SPLNG.

Cash outflows for property, plant and equipment were primarily for the construction costs for Train 6 of the Liquefaction Project, which achieved substantial completion on February 4, 2022, and the construction of the third marine berth at the Liquefaction Project, which achieved substantial completion on October 27, 2022 and which we immediately conveyed to SPLNG.

Financing Cash Flows

During the three months ended March 31, 2023 and 2022, we made distributions to CQP of $622 million and $563 million, respectively. We did not have any debt activity during the three months ended March 31, 2023 or 2022.

During the year ended December 31, 2022, we issued an aggregate principal amount of $430 million of the Old Notes and $70 million of 6.293% Senior Notes. We incurred $7 million of debt issuance costs related to these issuances. The proceeds of these issuances, together with cash on hand, were used to redeem $1.5 billion in aggregate principal amount of 2023 Senior Notes. We paid $1 million of debt extinguishment costs related to premiums associated with this redemption. Additionally, during the year ended December 31, 2022, we had borrowings and repayments of $60 million on our Working Capital Facility.

During the year ended December 31, 2021, we issued $482 million of Senior Secured Notes due 2037 on a private placement basis (the “2037 Private Placement Senior Secured Notes”). We incurred $5 million of debt issuance and other financing costs related to this issuance. The proceeds of the 2037 Private Placement Senior Secured Notes, along with capital contributions and cash on hand, were used to redeem $1.0 billion of our 6.25% Senior Secured Notes due 2022. We paid $3 million of debt extinguishment costs related to premiums associated with this redemption.

During the years ended December 31, 2022 and 2021, we made distributions to CQP of $1.8 billion and $1.6 billion, respectively, and received contributions from CQP of $225 million and $821 million, respectively

Summary of Critical Accounting Estimates

The preparation of our Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the valuation of derivative instruments. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates. Management considers the following to be its most critical accounting estimates that involve significant judgment.

Fair Value of Level 3 Physical Liquefaction Supply Derivatives

All derivative instruments are recorded at fair value, other than certain derivatives for which we have elected to apply accrual accounting, as described in Note 2—Summary of Significant Accounting Policies of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus. We record changes in the fair value of our derivative positions through earnings based on the value for which the derivative instrument could be exchanged between willing parties. Valuation of our physical liquefaction supply derivative contracts is often developed through the use of internal models which includes significant unobservable inputs representing Level 3 fair value measurements as further described in Note 2—Summary of Significant Accounting Policies of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus. In instances where observable data is unavailable, consideration is given to the assumptions that market participants would use in valuing the asset or liability. This includes assumptions about market risks, such as future prices of energy units for unobservable periods, liquidity and adjustments for transportation prices, and associated events deriving fair value including, but not limited to, evaluation of whether the respective market exists from the perspective of market participants as infrastructure is developed.

Additionally, the valuation of certain physical liquefaction supply derivatives requires significant judgment in estimating underlying forward commodity curves due to periods of unobservability or limited liquidity. Such valuations are more susceptible to variability particularly when markets are volatile. Provided below are the changes in fair value from valuation of instruments valued through the use of internal models which incorporate significant unobservable inputs for the years ended December 31, 2022 and 2021 (in millions), which entirely consisted of physical liquefaction supply derivatives. The changes in fair value shown are limited to instruments still held at the end of each respective period.

	Year Ended December 31,
	2022	2021
Favorable (unfavorable) changes in fair value relating to instruments still held at the end of the period	$(1,032)	$74

The unfavorable change in unrealized loss on instruments held at December 31, 2022 is primarily attributed to the assignment of an IPM agreement to us in March 2022, which is valued based on estimated forward international LNG commodity curves. For additional discussion of the assignment of the IPM agreement, see Note 15—Supplemental Cash Flow Information of our Notes to Financial Statements for the year ended December 31, 2022 for additional information that have been included elsewhere in this prospectus.

The estimated fair value of level 3 derivatives recognized in our Consolidated Balance Sheets as of December 31, 2022 and 2021 amounted to an asset (liability) of $(3.7) billion and $38 million, respectively, consisting entirely of physical liquefaction supply derivatives.

The ultimate fair value of our derivative instruments is uncertain, and we believe that it is reasonably possible that a material change in the estimated fair value could occur in the near future, particularly as it relates to commodity prices given the level of volatility in the current year. See “Quantitative and Qualitative Disclosures About Market Risk” below for further analysis of the sensitivity of the fair value of our derivatives to hypothetical changes in underlying prices.

Recent Accounting Standards

For descriptions of recently issued accounting standards, see Note 1—Nature of Operations and Basis of Presentation of our Notes to Financial Statements for the three months ended March 31, 2023 that have been included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Marketing and Trading Commodity Price Risk

We have entered into commodity derivatives consisting of natural gas supply contracts for the operation of the Liquefaction Project (“Liquefaction Supply Derivatives”). In order to test the sensitivity of the fair value of the Liquefaction Supply Derivatives to changes in underlying commodity prices, management modeled a 10% change in the commodity price for natural gas for each delivery location as follows (in millions):

	March 31, 2023		December 31, 2022		December 31, 2021
	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value
Liquefaction Supply Derivatives	$(2,470)	$447	$(3,741)	$565	$27	$1

See Note 6—Derivative Instruments of our Notes to Financial Statements for the three months ended March 31, 2023 that have been included elsewhere in this prospectus and Note 7—Derivative Instruments of our Notes to Financial Statements for the year ended December 31, 2022 that have been included elsewhere in this prospectus for additional details about our derivative instruments.

BUSINESS

General

We are a Delaware limited liability company formed by CQP. We provide clean, secure and affordable LNG to integrated energy companies, utilities and energy trading companies around the world. We aspire to conduct our business in a safe and responsible manner, delivering a reliable, competitive and integrated source of LNG to our customers.

LNG is natural gas (methane) in liquid form. The LNG we produce is shipped all over the world, turned back into natural gas (called “regasification”) and then transported via pipeline to homes and businesses and used as an energy source that is essential for heating, cooking and other industrial uses. Natural gas is a cleaner-burning, abundant and affordable source of energy. When LNG is converted back to natural gas, it can be used instead of coal, which reduces the amount of pollution traditionally produced from burning fossil fuels, like sulfur dioxide and particulate matter that enters the air we breathe. Additionally, compared to coal, it produces significantly fewer carbon emissions. By liquefying natural gas, we are able to reduce its volume by 600 times so that we can load it onto special LNG carriers designed to keep the LNG cold and in liquid form for efficient transport overseas.

We own a natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass (the “Sabine Pass LNG Terminal”), one of the largest LNG production facilities in the world, which has six operational Trains, for a total production capacity of approximately 30 mtpa of LNG (the “Liquefaction Project”). The Sabine Pass LNG Terminal also has operational regasification facilities owned and operated by SPLNG.

Our long-term customer arrangements form the foundation of our business and provide us with significant, stable, long-term cash flows. We have contracted most of our anticipated production capacity under SPAs, in which our customers are generally required to pay a fixed fee with respect to the contracted volumes irrespective of their election to cancel or suspend deliveries of LNG cargoes, and under IPM agreements, in which the gas producer sells natural gas to us on a global LNG index price, less a fixed liquefaction fee, shipping and other costs. Through our SPAs and IPM agreement, we have contracted approximately 85% of the total production capacity from the Liquefaction Project with approximately 15 years of weighted average remaining life as of March 31, 2023.

We remain focused on safety, operational excellence and customer satisfaction. Increasing demand for LNG has allowed us to expand our liquefaction infrastructure in a financially disciplined manner. We have increased available liquefaction capacity at our Liquefaction Project as a result of debottlenecking and other optimization projects. We hold a significant land position at the Sabine Pass LNG Terminal, which provides opportunity for further liquefaction capacity expansion. In February 2023, we and another subsidiary of CQP initiated the pre-filing review process with the FERC under the NEPA for an expansion adjacent to the Liquefaction Project consisting of up to three Trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). This expansion may be developed and constructed by an affiliate of ours outside of the Liquefaction Project. The development of this site or other projects, including infrastructure projects in support of natural gas supply and LNG demand, will require, among other things, acceptable commercial and financing arrangements before we make a positive final investment decision.

Our Business Strategy

Our primary business strategy is to develop, construct and operate assets supported by long-term, fixed fee contracts. We plan to implement our strategy by:

•	safely, efficiently and reliably operating and maintaining our assets, including our Trains;

•	procuring natural gas to our facility;

•	commencing commercial delivery for our long-term SPA customers, of which we have initiated for eight of eleven third party long-term SPA customers as of March 31, 2022;

•	maximizing the production of LNG to serve our customers and generating steady and stable revenues and operating cash flows;

•	optimizing the Liquefaction Project by leveraging existing infrastructure;

•	maintaining a prudent and cost-effective capital structure; and

•	strategically identifying actionable environmental solutions.

Our Business

Below is a discussion of our operations. For further discussion of our contractual obligations and cash requirements related to these operations, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Liquefaction Facilities

The Liquefaction Project, as described above under the caption “—General,” is one of the largest LNG production facilities in the world with six Trains and three marine berths.

The following summarizes the volumes of natural gas for which we have received approvals from FERC to site, construct and operate the Liquefaction Project and the orders we have received from the DOE authorizing the export of domestically produced LNG by vessel from the Sabine Pass LNG Terminal through December 31, 2050:

	FERC Approved Volume		DOE Approved Volume
	(in Bcf/yr)	(in mtpa)	(in Bcf/yr)	(in mtpa)
FTA countries	1,661.94	33	1,661.94	33
Non-FTA countries	1,661.94	33	1,661.94	33

Natural Gas Supply, Transportation and Storage

We have secured natural gas feedstock for the Sabine Pass LNG Terminal through long-term natural gas supply agreements, including an IPM agreement. Additionally, to ensure that we are able to transport natural gas feedstock to the Sabine Pass LNG Terminal and manage inventory levels, we have entered into firm pipeline transportation and storage contracts with third parties.

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. Additionally, we have entered into a partial TUA assignment agreement with TotalEnergies another TUA customer, to provide us with additional berthing and storage capacity at the Sabine Pass LNG Terminal. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional discussion of our TUA agreements.

Customers

Information regarding our customer contracts can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

The following table shows customers with revenues of 10% or greater of total revenues from external customers:

	Percentage of Total Revenues from External Customers
	Year Ended December 31,
	2022	2021	2020
BG Gulf Coast LNG, LLC and affiliates	24%	25%	25%
GAIL (India) Limited	17%	18%	19%
Korea Gas Corporation	17%	17%	18%
Naturgy LNG GOM, Limited	16%	16%	16%
TotalEnergies	*	10%	*

*	Less than 10%

All of the above customers contribute to our LNG revenues through SPA contracts.

Governmental Regulation

The Liquefaction Project is subject to extensive regulation under federal, state and local statutes, rules, regulations and laws. These laws require that we engage in consultations with appropriate federal and state agencies and that we obtain and maintain applicable permits and other authorizations. These rigorous regulatory requirements increase the cost of construction and operation, and failure to comply with such laws could result in substantial penalties and/or loss of necessary authorizations.

Federal Energy Regulatory Commission

The design, construction, operation, maintenance and expansion of the Liquefaction Project are highly regulated activities subject to the jurisdiction of the FERC pursuant to the Natural Gas Act of 1938, as amended (the “NGA”). Under the NGA, the FERC’s jurisdiction generally extends to the sale for resale of natural gas in interstate commerce and to the construction, operation, maintenance and expansion of liquefaction facilities.

The FERC issued its final Order Granting Section 3 Authority (“Order”) in April 2012 approving our application for an order under Section 3 of the NGA authorizing the siting, construction and operation of Trains 1 through 4 of the Liquefaction Project (and related facilities). Subsequently, in May 2012, the FERC issued written approval to commence site preparation work for Trains 1 through 4. In October 2012, we applied to amend the FERC approval to reflect certain modifications to the Liquefaction Project, and in August 2013, the FERC issued an Order approving the modifications. In October 2013, we applied to further amend the FERC approval, requesting authorization to increase the total permitted LNG production capacity of Trains 1 through 4 from the then authorized 803 Bcf/yr to 1,006 Bcf/yr so as to more accurately reflect the estimated maximum LNG production capacity of Trains 1 through 4. In February 2014, the FERC issued an order approving the October 2013 application (the “February 2014 Order”). A party to the proceeding requested a rehearing of the February 2014 Order, and in September 2014, the FERC issued an order denying the rehearing request (the “FERC Order Denying Rehearing”). The party petitioned the U.S. Court of Appeals for the District of Columbia Circuit (the “Court of Appeals”) to review the February 2014 Order and the FERC Order Denying Rehearing. The court denied the petition in June 2016. In September 2013, we filed an application with the FERC for authorization to add Trains 5 and 6 to the Liquefaction Project, which was granted by the FERC in an Order issued in April 2015 and an Order denying rehearing issued in June 2015. These Orders are not subject to appellate court review. In October of 2018, we applied to the FERC for authorization to add a third marine berth to the Liquefaction Project, which FERC approved in February of 2020. FERC issued written approval to commence site preparation work for the third berth in June 2020.

On September 27, 2019, we filed a request with the FERC pursuant to Section 3 of the NGA, requesting authorization to increase the total LNG production capacity of the terminal from currently authorized levels to an amount which reflects more accurately the capacity of the facility based on enhancements during the engineering, design and construction process, as well as operational experience to date. The requested authorizations do not involve construction of new facilities. Corresponding applications for authorization to export the incremental volumes were also submitted to the DOE. The DOE issued Orders granting authorization to export LNG to FTA countries in April 2020 and to non-FTA countries in March 2022. In October 2021, the FERC issued its Orders Amending Authorization under Section 3 of the NGA. In March 2022, the DOE authorized the export of an additional 152.64 Bcf/yr of domestically produced LNG by vessel from the Sabine Pass LNG Terminal through December 31, 2050 to non-FTA countries, that were previously authorized for FTA countries only.

On February 18, 2022, the FERC updated its 1999 Policy Statement on certification of new interstate natural gas facilities and the framework for the FERC’s decision-making process, which would now include, among other things, reasonably foreseeable greenhouse gas emissions that may be attributable to the project and the project’s impact on environmental justice communities. These FERC changes are the first revision in more than 20 years to the FERC’s policy for the certification of new interstate natural gas pipeline projects under Section 7 of the NGA. The updated Policy Statement has more limited applicability to LNG projects regulated under Section 3 of the Natural Gas Act. While the impact on our future projects and expansions is not known at this time, we do not expect it to have a material adverse effect on our operations.

All of our FERC construction, operation, reporting, accounting and other regulated activities are subject to audit by the FERC, which may conduct routine or special inspections and issue data requests designed to ensure compliance with FERC rules, regulations, policies and procedures. The FERC’s jurisdiction under the NGA allows it to impose civil and criminal penalties for any violations of the NGA and any rules, regulations or orders of the FERC up to approximately $1.3 million per day per violation, including any conduct that violates the NGA’s prohibition against market manipulation.

Several other material governmental and regulatory approvals and permits are required throughout the life of the Liquefaction Project. In addition, our FERC orders require us to comply with certain ongoing conditions, reporting obligations and maintain other regulatory agency approvals throughout the life of the Liquefaction Project. For example, throughout the life of our liquefaction facility, we are subject to regular reporting requirements to the FERC, the Department of Transportation’s (“DOT”) Pipeline and Hazardous Materials Safety Administration (“PHMSA”) and applicable federal and state regulatory agencies regarding the operation and maintenance of our facility. To date, we have been able to obtain and maintain required approvals as needed, and the need for these approvals and reporting obligations have not materially affected our construction or operations.

DOE Export License

The DOE has authorized the export of domestically produced LNG by vessel from the Sabine Pass LNG Terminal as discussed in Liquefaction Facilities. Although it is not expected to occur, the loss of an export authorization could be a force majeure event under our SPAs.

Under Section 3 of the NGA applications for exports of natural gas to FTA countries, which allow for national treatment for trade in natural gas, are “deemed to be consistent with the public interest” and shall be granted by the DOE without “modification or delay.” FTA countries currently recognized by the DOE for exports of LNG include Australia, Bahrain, Canada, Chile, Colombia, Dominican Republic, El Salvador, Guatemala, Honduras, Jordan, Mexico, Morocco, Nicaragua, Oman, Panama, Peru, Republic of Korea and Singapore. FTAs with Israel and Costa Rica do not require national treatment for trade in natural gas. Applications for export of LNG to non-FTA countries are considered by the DOE in a notice and comment proceeding whereby the public and other interveners are provided the opportunity to comment and may assert that such authorization would not be consistent with the public interest.

Other Governmental Permits, Approvals and Authorizations

Construction and operation of the Liquefaction Project requires additional permits, orders, approvals and consultations to be issued by various federal and state agencies, including the DOT, U.S. Army Corps of Engineers (“USACE”), U.S. Department of Commerce, National Marine Fisheries Service, U.S. Department of the Interior, U.S. Fish and Wildlife Service, the U.S. Environmental Protection Agency (the “EPA”), U.S. Department of Homeland Security and the Louisiana Department of Environmental Quality (“LDEQ”).

The USACE issues its permits under the authority of the Clean Water Act (“CWA”) (Section 404) and the Rivers and Harbors Act (Section 10). The EPA administers the Clean Air Act (“CAA”), and has delegated authority to the LDEQ to issue the Title V Operating Permit (the “Title V Permit”) and the Prevention of Significant Deterioration Permit (the “PSD Permit”). These two permits are issued by the LDEQ for the Liquefaction Project.

Commodity Futures Trading Commission (“CFTC”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) amended the Commodity Exchange Act to provide for federal regulation of the over-the-counter derivatives market and entities, such as us, that participate in those markets. The CFTC has enacted a number of regulations pursuant to the Dodd-Frank Act, including the speculative position limit rules. Given the recent enactment of the speculative position limit rules, as well as the impact of other rules and regulations under the Dodd-Frank Act, the impact of such rules and regulations on our business continues to be uncertain, but is not expected to be material.

As required by the Dodd-Frank Act, the CFTC and federal banking regulators also adopted rules requiring Swap Dealers (as defined in the Dodd-Frank Act), including those that are regulated financial institutions, to collect initial and/or variation margin with respect to uncleared swaps from their counterparties that are financial end users, registered swap dealers or major swap participants. These rules do not require collection of margin from non-financial-entity end users who qualify for the end user exception from the mandatory clearing requirement or from non-financial end users or certain other counterparties in certain instances. We qualify as a non-financial-entity end user with respect to the swaps that we enter into to hedge our commercial risks.

Pursuant to the Dodd-Frank Act, the CFTC adopted additional anti-manipulation and anti-disruptive trading practices regulations that prohibit, among other things, manipulative, deceptive or fraudulent schemes or material misrepresentation in the futures, options, swaps and cash markets. In addition, separate from the Dodd-Frank Act, our use of futures and options on commodities is subject to the Commodity Exchange Act and CFTC regulations, as well as the rules of futures exchanges on which any of these instruments are executed. Should we violate any of these laws and regulations, we could be subject to a CFTC or an exchange enforcement action and material penalties, possibly resulting in changes in the rates we can charge.

Environmental Regulation

The Liquefaction Project is subject to various federal, state and local laws and regulations relating to the protection of the environment and natural resources. These environmental laws and regulations can affect the cost and output of operations and may impose substantial penalties for non-compliance and substantial liabilities for pollution, as further described in the risk factor Existing and future safety, environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions in Risks Relating to Regulations under the caption “Risk Factors.” Many of these laws and regulations, such as those noted below, restrict or prohibit impacts to the environment or the types, quantities and concentration of substances that can be released into the environment and can lead to substantial administrative, civil and criminal fines and penalties for non-compliance.

Clean Air Act

The Liquefaction Project is subject to the federal CAA and comparable state and local laws. We may be required to incur certain capital expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission-related issues. We do not believe, however, that our operations, or the construction and operations of the Liquefaction Project, will be materially and adversely affected by any such requirements.

On February 28, 2022, the EPA removed a stay of formaldehyde standards in the National Emission Standards for Hazardous Air Pollutants (“NESHAP”) Subpart YYYY for stationary combustion turbines located at major sources of hazardous air pollutant (“HAP”) emissions. Owners and operators of lean remix gas-fired turbines and diffusion flame gas-fired turbines at major sources of HAP that were installed after January 14, 2003 were required to comply with NESHAP Subpart YYYY by March 9, 2022. We do not believe that our operations, or the construction and operations of our liquefaction facilities, will be materially and adversely affected by such regulatory actions.

We are supportive of regulations reducing greenhouse gas (“GHG”) emissions over time. Since 2009, the EPA has promulgated and finalized multiple GHG emissions regulations related to reporting and reductions of GHG emissions from our facilities. The EPA has proposed additional new regulations to reduce methane emissions from both new and existing sources within the Crude Oil and Natural Gas source category that impact our assets and our supply chain.

From time to time, Congress has considered proposed legislation directed at reducing GHG emissions. On August 16, 2022, President Biden signed H.R. 5376(P.L. 117-169), the Inflation Reduction Act of 2022 (“IRA”) which includes a charge on methane emissions above a certain threshold for facilities that report their GHG emissions under the EPA’s Greenhouse Gas Emissions Reporting Program (“GHGRP”) Part 98 (“Subpart W”) regulations. The charge starts at $900 per metric ton of methane in 2024, $1,200 per metric ton in 2025, and increasing to $1,500 per metric ton in 2026 and beyond. At this time, we do not expect it to have a material adverse effect on our operations, financial condition or results of operations.

Coastal Zone Management Act (“CZMA”)

The siting and construction of the Liquefaction Project within the coastal zone is subject to the requirements of the CZMA. The CZMA is administered by the states (in Louisiana, by the Department of Natural Resources, and in Texas, by the General Land Office). This program is implemented to ensure that impacts to coastal areas are consistent with the intent of the CZMA to manage the coastal areas.

Clean Water Act

The Liquefaction Project is subject to the federal CWA and analogous state and local laws. The CWA imposes strict controls on the discharge of pollutants into the navigable waters of the United States, including discharges of wastewater and storm water runoff and fill/discharges into waters of the United States. Permits must be obtained prior to discharging pollutants into state and federal waters. The CWA is administered by the EPA, the USACE and by the states (in Louisiana, by the LDEQ). The CWA regulatory programs, including the Section 404 dredge and fill permitting program and Section 401 water quality certification program carried out by the states, are frequently the subject of shifting agency interpretations and legal challenges, which at times can result in permitting delays.

Resource Conservation and Recovery Act (“RCRA”)

The federal RCRA and comparable state statutes govern the generation, handling and disposal of solid and hazardous wastes and require corrective action for releases into the environment. When such wastes are generated in connection with the operations of our facilities, we are subject to regulatory requirements affecting the handling, transportation, treatment, storage and disposal of such wastes.

Protection of Species, Habitats and Wetlands

Various federal and state statutes, such as the Endangered Species Act, the Migratory Bird Treaty Act, the CWA and the Oil Pollution Act, prohibit certain activities that may adversely affect endangered or threatened animal, fish and plant species and/or their designated habitats, wetlands, or other natural resources. If the Liquefaction Project may adversely affect a protected species or its habitat, we may be required to develop and follow a plan to avoid those impacts. In that case, siting, construction or operation may be delayed or restricted and cause us to incur increased costs.

It is not possible at this time to predict how future regulations or legislation may address protection of species, habitats and wetlands and impact our business. However, we do not believe that our operations, or the construction and operations of our Liquefaction Project, will be materially and adversely affected by such regulatory actions.

Market Factors and Competition

Market Factors

Our ability to enter into additional long-term SPAs to underpin the development of additional Trains, sale of LNG by Cheniere Marketing or development of new projects is subject to market factors. These factors include changes in worldwide supply and demand for natural gas, LNG and substitute products, the relative prices for natural gas, crude oil and substitute products in North America and international markets, the extent of energy security needs in the European Union and elsewhere, the rate of fuel switching for power generation from coal, nuclear or oil to natural gas and other overarching factors such as global economic growth and the pace of any transition from fossil-based systems of energy production and consumption to renewable energy sources. In addition, our ability to obtain additional funding to execute our business strategy is subject to the investment community’s appetite for investment in LNG and natural gas infrastructure and our ability to access capital markets.

We expect that global demand for natural gas and LNG will continue to increase as nations seek more abundant, reliable and environmentally cleaner fuel alternatives to oil and coal. Market participants around the globe have shown commitments to environmental goals consistent with many policy initiatives that we believe are constructive for LNG demand and infrastructure growth. Currently, significant amounts of money are being invested across Europe, Asia and Latin America in natural gas projects under construction, and more continues to be earmarked to planned projects globally. In Europe, there are various plans to install more than 80 mtpa of import capacity over the near-term to secure access to LNG and displace Russian gas imports. In India, there are nearly 12,000 kilometers of gas pipelines under construction to expand the gas distribution network and increase access to natural gas. And in China, billions of U.S. dollars have already been invested and hundreds of billions of U.S. dollars are expected to be further invested all along the natural gas value chain to decrease harmful emissions.

As a result of these dynamics, we expect gas and LNG to continue to play an important role in satisfying energy demand going forward. In its fourth quarter 2022 forecast, Wood Mackenzie Limited (“WoodMac”) forecasts that global demand for LNG will increase by approximately 53%, from 388.5 mtpa, or 18.6 Tcf, in 2021, to 595.7 mtpa, or 28.6 Tcf, in 2030 and to 677.8 mtpa or 32.5 Tcf in 2040. In its fourth quarter 2022 forecast, WoodMac also forecasts LNG production from existing operational facilities and new facilities already under construction will be able to supply the market with approximately 537 mtpa in 2030, declining to 490 mtpa in 2040. This could result in a market need for construction of an additional approximately 59 mtpa of LNG production by 2030 and about 187 mtpa by 2040. As a cleaner burning fuel with lower emissions than coal or liquid fuels in power generation, we expect gas and LNG to play a central role in balancing grids and contributing to a low carbon energy system globally. We believe the capital and operating costs of the uncommitted capacity of our Liquefaction Project is competitive with new proposed projects globally and we are well-positioned to capture a portion of this incremental market need.

Our LNG business has limited exposure to oil price movements as we have contracted a significant portion of our LNG production capacity under long-term sale and purchase agreements. These agreements contain fixed fees that are required to be paid even if the customers elect to cancel or suspend delivery of LNG cargoes. Through our SPAs and IPM agreement, we have contracted approximately 85% of the total production capacity from the Liquefaction Project, with approximately 15 years of weighted average remaining life as of December 31, 2022, which includes volumes contracted under SPAs in which the customers are required to pay a fixed fee with respect to the contracted volumes irrespective of their election to cancel or suspend deliveries of LNG cargoes.

Competition

When we need to replace any existing SPA or enter into new SPAs, we will compete on the basis of price per contracted volume of LNG with other natural gas liquefaction projects throughout the world, including our affiliate Corpus Christi Liquefaction, LLC (“CCL”), which operates three Trains at a natural gas liquefaction facility near Corpus Christi, Texas. Revenues associated with any incremental volumes of the Liquefaction Project, including those under the Cheniere Marketing SPA, will also be subject to market-based price competition. Many of the companies with which we compete are major energy corporations with longer operating histories, more development experience, greater name recognition, greater financial, technical and marketing resources and greater access to LNG markets than us.

Corporate Responsibility

As described in Market Factors and Competition, we expect that global demand for natural gas and LNG will continue to increase as nations seek more abundant, reliable and environmentally cleaner fuel alternatives to oil and coal. Our vision is to provide clean, secure and affordable energy to the world. This vision underpins our focus on responding to the world’s shared energy challenges—expanding the global supply of clean and affordable energy, improving air quality, reducing emissions and supporting the transition to a lower-carbon future. Our approach to corporate responsibility is guided by our Climate and Sustainability Principles: Transparency, Science, Supply Chain and Operational Excellence. In 2022, Cheniere published Acting Today, Securing Tomorrow, its third Corporate Responsibility (“CR”) report, which outlines Cheniere’s focus on sustainability and its performance on key environmental, social and governance (“ESG”) metrics. Cheniere’s CR report is available at www.cheniere.com/our-responsibility/reporting-center. Information on our website, including the CR report, is not incorporated by reference into this prospectus.

Cheniere’s climate strategy is to measure and mitigate emissions – to better position our LNG supplies to remain competitive in a lower carbon future, providing energy, economic and environmental security to our customers across the world. To maximize the environmental benefits of our LNG, we believe it is important to develop future climate goals and strategies based on an accurate and holistic assessment of the emissions profile of our LNG, accounting for all steps in the supply chain.

Consequently, we are collaborating with natural gas midstream companies, methane detection technology providers and/or leading academic institutions on quantification, monitoring, reporting and verification (“QMRV”) of GHG research and development projects, co-founding and sponsoring multidisciplinary research and education initiatives led by the University of Texas at Austin in collaboration with Colorado State University and the Colorado School of Mines.

Cheniere also joined the Oil and Gas Methane Partnership (“OGMP”) 2.0, the United Nations Environment Programme’s (“UNEP”) flagship oil and gas methane emissions reporting and mitigation initiative in October 2022.

Our total expenditures related to the climate initiatives, including capital expenditures, were not material to our Financial Statements during the years ended December 31, 2022, 2021 and 2020. However, as the transition to a lower-carbon economy continues to evolve, as described in Market Factors and Competition, we expect the scope and extent of our future initiatives to evolve accordingly. While we have not incurred material direct capital expenditures related to climate change, we aspire to conduct our business in a safe and responsible manner and are proactive in our management of environmental impacts, risks and opportunities. We face certain business and operational risks associated with physical impacts from climate change, such as potential increases in severe weather events or changes in weather patterns, in addition to transition risks. Please see “Risk Factors” for additional discussion.

Employees

We have no employees. We have contracts with subsidiaries of Cheniere and CQP for operations, maintenance and management services. As of December 31, 2022, Cheniere and its subsidiaries had 1,551 full-time employees, including 517 employees who directly supported the Liquefaction Project. See Note 12—Related Party Transactions of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus for a discussion of the services agreements pursuant to which general and administrative services are provided to us.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters.

LDEQ Matter

Certain of Cheniere’s subsidiaries are in discussions with the LDEQ to resolve self-reported deviations arising from operation of the Sabine Pass LNG Terminal and the commissioning of the Liquefaction Project and relating to certain requirements under its Title V Permit. The matter involves deviations self-reported to LDEQ pursuant to the Title V Permit and covering the time period from January 1, 2012 through March 25, 2016. On April 11, 2016, certain of Cheniere’s subsidiaries received a Consolidated Compliance Order and Notice of Potential Penalty (the “Compliance Order”) from LDEQ covering deviations self-reported during that time period. Certain of Cheniere’s subsidiaries continue to work with LDEQ to resolve the matters identified in the Compliance Order. We do not expect that any ultimate sanction will have a material adverse impact on our financial results.

We and another subsidiary of CQP are in discussions with the LDEQ to resolve alleged non-compliance with national emission standards for formaldehyde from combustion turbines at the Sabine Pass LNG Terminal. The allegations are identified in a Consolidated Compliance Order and Notice of Potential Penalty, Tracking No. AE-CN-22-00833 (the “2023 Compliance Order”) issued by the LDEQ on April 12, 2023. In August 2004, the U.S. Environmental Protection Agency (the “EPA”) had stayed the application of the emission standard to combustion turbines such as those at the Sabine Pass LNG Terminal. In March 2022, the EPA lifted the stay, and in June 2022 we and the other subsidiary of CQP petitioned the EPA and LDEQ for approval of additional operating parameters to demonstrate compliance with the emission limitation. The petition remains pending. We and the other subsidiary of CQP continue to work with the LDEQ to resolve the matters identified in the Compliance Order, including the petition pending with the EPA. As of March 2023, we and the other subsidiary of CQP have filed test results with the LDEQ indicating that 41 of 44 turbines meet the relevant compliance standard, including through retesting. We do not expect that any ultimate penalty will have a material adverse impact on our financial results.

PHMSA Matter

In February 2018, the PHMSA issued a Corrective Action Order (the “CAO”) to us in connection with a minor LNG leak from one tank and minor vapor release from a second tank at the Sabine Pass LNG Terminal (the “2018 tank incident”). These two tanks have been taken out of operational service while we conduct analysis, repair and remediation. On April 20, 2018, we and PHMSA executed a Consent Agreement and Order (the “Consent Order”) that replaces and supersedes the CAO. On July 9, 2019, PHMSA and FERC issued a joint letter setting out operating conditions required to be met prior to us returning the tanks to service. In July 2021, PHMSA issued a Notice of Probable Violation (“NOPV”) and Proposed Civil Penalty to us alleging violations of federal pipeline safety regulations relating to the 2018 tank incident and proposing civil penalties totaling $2,214,900. On September 16, 2021, PHMSA issued an Amended NOPV that reduced the proposed penalty to $1,458,200. On October 12, 2021, we responded to the Amended NOPV, electing not to contest the alleged violations in the Amended NOPV and electing to pay the proposed reduced penalty. PHMSA notified us in a letter dated November 9, 2021 that the case was considered “closed.” We continue to coordinate with PHMSA and FERC to address the matters relating to the 2018 tank incident, including repair approach and related analysis. One tank has been placed back into operational service. We do not expect that the Consent Order and related analysis, repair and remediation or resolution of the NOPV will have a material adverse impact on our financial results or operations.

MANAGEMENT

We are a Delaware limited liability company managed by our “managers” (as defined in our first amended and restated limited liability company agreement, dated July 31, 2012), who currently are Zach Davis, Corey Grindal, Michelle A. Dreyer and Scott Peak. Messrs. Davis, Grindal and Peak each serve as an executive officer and/or director of other affiliated entities, including Cheniere and Cheniere Partners and direct or indirect subsidiaries of Cheniere and Cheniere Partners.

The following sets forth information, as of July 1, 2023, regarding these managers and our executive officers.

Name	Age	Position
Jack A. Fusco	60	Chief Executive Officer
Zach Davis	39	Manager, Chief Financial Officer
Corey Grindal	52	Manager, President
Michelle A. Dreyer	52	Manager
Scott Peak	42	Manager

Jack A. Fusco is our Chief Executive Officer and has held that position since May 2016. Mr. Fusco also serves as a director and President and Chief Executive Officer of Cheniere and as Chairman, President and Chief Executive Officer of the General Partner. Mr. Fusco served as Chairman, President and Chief Executive Officer of Cheniere Energy Partners LP Holdings, LLC (“Cheniere Holdings”) from June 2016 to September 2018. Mr. Fusco served as the Executive Chairman of Calpine Corporation (“Calpine”) from May 2014 through May 2016, Chief Executive Officer of Calpine from August 2008 to May 2014, President of Calpine from August 2008 to December 2012 and director of Calpine from August 2008 to March 2018. From July 2004 to February 2006, Mr. Fusco served as the Chairman and Chief Executive Officer of Texas Genco LLC. From 2002 through July 2004, Mr. Fusco was an exclusive energy investment advisor for Texas Pacific Group. From November 1998 until February 2002, he served as founder, President and Chief Executive Officer of Orion Power Holdings, Inc. Prior to his founding of Orion Power Holdings, Inc., Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman, Sachs & Co., Mr. Fusco was employed by Pacific Gas & Electric Company or its affiliates in various engineering and management roles for approximately 13 years. Mr. Fusco obtained a Bachelor of Science degree in Mechanical Engineering from California State University, Sacramento.

Zach Davis is our Chief Financial Officer and a Manager and has held these positions since August 2020. Mr. Davis has served as Executive Vice President and Chief Financial Officer of Cheniere and the General Partner since February 2022, and previously served as Senior Vice President and Chief Financial Officer from August 2020 to February 2022. Mr. Davis also serves as a director of the Cheniere Foundation. Institutional Investor recognized Mr. Davis as the 2023 All-America Executive Team Best CFO in Energy - Natural Gas & Master Limited Partnerships. Mr. Davis joined Cheniere in November 2013. He previously served as Senior Vice President, Finance from February 2020 to August 2020 and as Vice President, Finance and Planning from October 2016 to February 2020. Mr. Davis has over 15 years of energy finance experience, focusing on strategic advisory assignments and financings for companies, projects and assets in the LNG, power, renewable energy, midstream and infrastructure sectors. Prior to joining Cheniere, Mr. Davis held energy investment banking and project finance roles at Credit Suisse, Marathon Capital and HSH Nordbank. Mr. Davis received a B.S. in Economics from Duke University.

Michelle A. Dreyer is our “independent manager” (as defined in our first amended and restated limited liability company agreement, dated July 31, 2012), whose role is limited to approve, unanimously with our managers, any action that would constitute a bankruptcy. At any time that the Common Security Trustee or its designee acquires at least 50.1% of our membership interests having voting rights, the independent manager will be removed and no successor will be designated.

Corey Grindal is our President and a Manager and has held these positions since February 2023. Mr. Grindal also serves as Executive Vice President and Chief Operating Officer of Cheniere. Mr. Grindal previously served as Cheniere’s Executive Vice President, Worldwide Trading from September 2020 to January 2023. Mr. Grindal has also served as a director and Executive Vice President and Chief Operating Officer of Cheniere Partners GP since September 2022 and January 2023, respectively. Mr. Grindal previously served as Senior Vice President, Gas Supply from September 2016 to September 2020, after joining Cheniere in June of 2013 as Vice President of Supply. Mr. Grindal has over 30 years of experience in pipeline construction and operations, project management, and natural gas and power trading. Prior to joining Cheniere, Mr. Grindal was with Deutsche Bank and was responsible for physical and financial trading. Prior to Deutsche Bank, Mr. Grindal held positions with Louis Dreyfus and the Tenneco/El Paso companies. Mr. Grindal holds a B.S. degree in Mechanical Engineering with Honors from the University of Texas at Austin.

Scott Peak is a Manager and has held that position since May 2023. Mr. Peak also serves as a director of Cheniere Partners GP. Mr. Peak is a Managing Partner in Brookfield’s Infrastructure Group and Chief Investment Officer for North America, where he is responsible for infrastructure investments and is head of the Houston office. Prior to joining Brookfield in January 2016, Mr. Peak spent almost a decade at Macquarie Group Ltd. based in New York and Houston focused on the infrastructure sector. Previously, Mr. Peak worked in the mergers and acquisitions group at Dresdner Kleinwort Wasserstein in New York. Mr. Peak previously served as a director of Cheniere from April 2022 to April 2023 and the general partner of Cheniere Partners from September 2020 to April 2022. Mr. Peak holds a Master of Finance with distinction from INSEAD and a B.A. in Economics from Bates College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have not paid any compensation to our executive officers since inception and have no plans to do so in the future. All of our executive officers are also employees of Cheniere. In addition to providing services to us, each of our officers and directors, with the exception of Ms. Dreyer, devotes a significant portion of his or her time to work for Cheniere and its affiliates.

Cheniere compensates our officers for the performance of their duties as employees of Cheniere, which includes managing our business. Cheniere does not allocate this compensation between services for us and services for Cheniere and its affiliates. Our officers may participate in employee benefit plans and arrangements sponsored by Cheniere and its affiliates, including plans that may be established by Cheniere and its affiliates in the future. Our board of managers does not review any of the compensation decisions made by Cheniere with regard to compensation of our executive officers.

Manager Compensation

We have paid no compensation to our managers since inception and have no plans to do so in the future. The company that employs Ms. Dreyer is compensated $2,500 per year for her services as an independent manager.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Zach Davis	$—	$—	$—	$—	$—	$—
Michelle A. Dreyer	2,500	—	—	—	—	2,500
Corey Grindal	—	—	—	—	—	—
Scott Peak	—	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The limited liability company interest represented by units in our limited liability company is wholly owned by Cheniere Partners. The following table sets forth the beneficial ownership of our limited liability company interests owned of record and beneficially as of July 1, 2023 by:

•	each person who beneficially owns more than 5% of our limited liability company interests;

•	each of our managers;

•	each of our executive officers; and

•	all of our managers and executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Cheniere, as our indirect parent, has sole voting and investment power with respect to all of our limited liability company interests. The address for the beneficial owners listed below is 700 Milam Street, Suite 1900, Houston, Texas 77002.

Name of Beneficial Owner	Units Beneficially Owned	Percentage of Limited Liability Company Interests Beneficially Owned
Cheniere Partners	100	100%
Jack A. Fusco	—	—
Zach Davis	—	—
Michelle A. Dreyer	—	—
Corey Grindal	—	—
Scott Peak	—	—
All executive officers and managers as a group (5 persons)	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Below is a summary of our related party transactions as reported on our Statements of Income (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021	2020
LNG revenues-affiliate
Cheniere Marketing Agreements (1)	$761	$745	$4,565	$1,453	$632
Contracts for Sale and Purchase of Natural Gas and LNG (2)	—	12	3	19	30

Total LNG revenues-affiliate	761	757	4,568	1,472	662
LNG revenues-related party
Natural Gas Transportation and Storage Agreements (3)	—	—	—	1	—
Cost of sales-affiliate
Cheniere Marketing Agreements (1)	—	—	—	34	61
Cargo loading fees under TUA (4)	14	13	51	43	33
Contracts for Sale and Purchase of Natural Gas and LNG (2)	19	5	211	51	16

Total cost of sales-affiliate	33	18	262	128	110
Cost of sales-related party
Natural Gas Transportation and Storage Agreements (3)	—	—	—	1	—
Natural Gas Supply Agreements (5)	—	—	—	16	—

Total cost of sales-related party	—	—	—	17	—
Operating and maintenance expense-affiliate
TUA (4)	68	66	269	266	265
Natural Gas Transportation Agreement (6)	21	20	81	81	82
Services Agreements (7)	35	31	131	109	118
LNG Site Sublease Agreement (8)	—	—	1	1	1

Total operating and maintenance expense-affiliate	124	117	482	457	466
Operating and maintenance expense-related party
Natural Gas Transportation and Storage Agreements (3)	16	12	72	46	13
General and administrative expense-affiliate
Services Agreements (7)	16	17	66	61	71

(1)

We primarily sell LNG to Cheniere Marketing under SPAs and letter agreements at a price equal to 115% of Henry Hub plus a fixed fee, except for an SPA associated with an IPM agreement for which pricing is linked to international natural gas prices, which will commence in January 2023. We also have a master SPA agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement. As of March 31, 2023 and December 31, 2022, we had $263 million and $551 million of trade receivables-affiliate, respectively, under these agreements with Cheniere Marketing. In addition, we have an arrangement with subsidiaries of Cheniere to provide the ability, in limited circumstances, to potentially fulfill commitments to LNG buyers in the event operational conditions impact operations at either the Sabine Pass or Corpus Christi liquefaction facilities. The purchase price for such cargoes would be the greater of: (a) 115% of the applicable natural gas feedstock purchase price or (b) an FOB U.S. Gulf Coast LNG market price.

(2)	We have agreements with SPLNG, CTPL and Corpus Christi Liquefaction, LLC (“CCL”) that allow us to sell and purchase natural gas and LNG with each party. Natural gas purchased under these agreements is initially recorded as inventory and then to cost of sales—affiliate upon its sale, except for purchases related to commissioning activities which are capitalized as LNG terminal construction-in-process.
(3)

We are party to various natural gas transportation and storage agreements with a related party in the ordinary course of business for the operation of the Liquefaction Project. This related party is partially owned by the investment management company that indirectly acquired a portion of CQP’s limited partner interests in September 2020. We recorded accrued liabilities—related party of $6 million and $4 million as of December 31, 2022 and 2021, respectively, with this related party.

(4)

We have a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (a portion of which is indexed for inflation), continuing until at least May 2036. Additionally, we are required to reimburse SPLNG for our proportionate share of ad valorem taxes incurred based on our contracted share of SPLNG’s regasification capacity. CQP has guaranteed our obligations under our TUA.

(5)

We were a party to a natural gas supply agreement with a related party in the ordinary course of business, to obtain a fixed minimum daily volume of feed gas for the operation of the Liquefaction Project. This related party was partially owned by Blackstone, who also partially owns CQP’s limited partner interests. However, this entity was acquired by a non-related party on December 31, 2021; therefore, as of such date, this agreement ceased to be considered a related party agreement.

(6)

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG Terminal, we have transportation agreements to secure firm pipeline transportation capacity with CTPL, a wholly owned subsidiary of CQP, and third party pipeline companies.

(7)

We do not have employees and thus we have various services agreements with affiliates of Cheniere in the ordinary course of business, including services required to construct, operate and maintain the Liquefaction Project, and administrative services. Prior to the substantial completion of each Train of the Liquefaction Project, our payments under the services agreements were primarily based on a cost reimbursement structure, and following the completion of each Train, our payments include a fixed monthly fee (indexed for inflation) per mtpa in addition to the reimbursement of costs. As of March 31, 2023 and December 31, 2022, we had $131 million and $151 million of advances to affiliates, respectively, under the services agreements. The non-reimbursement amounts incurred under these agreements are recorded in general and administrative expense-affiliate.

(8)

We are party to various natural gas transportation and storage agreements with a related party in the ordinary course of business for the operation of the Liquefaction Project. This related party is partially owned by the investment management company that indirectly acquired a portion of CQP’s limited partner interests in September 2020. We recorded accrued liabilities-related party of $5 million and $6 million as of March 31, 2023 and December 31, 2022, respectively, with this related party.

We had $38 million and $80 million due to affiliates as of March 31, 2023 and December 31, 2022, respectively, under agreements with affiliates as described above.

Disclosure of future consideration under revenue contracts with affiliates is included in Note 11—Revenues of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus. Additionally, disclosure of future contractual obligations with affiliates and related parties is included in Note 13—Commitments and Contingencies of our Notes to Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus.

Other Agreements

LNG Site Sublease Agreement

We have agreements with SPLNG to sublease a portion of the Sabine Pass LNG Terminal site for the Liquefaction Project. The aggregate annual sublease payment is $1 million, with renewal options and adjustment for inflation every five years. As of both March 31, 2023 and December 31, 2022, we recorded other non-current liabilities—affiliate of $15 million related to this agreement.

Cooperation Agreement

We have a cooperation agreement with SPLNG that allows us to retain and acquire certain rights to access the property and facilities that are owned by SPLNG for the purpose of constructing, modifying and operating the Liquefaction Project. In consideration for access given to us, we have agreed to transfer to SPLNG title of certain facilities, equipment and modifications, which SPLNG is obligated to operate and maintain. The term of this agreement is consistent with our TUA described above. In October 2022, we completed construction of the third marine berth at the Sabine Pass LNG Terminal for a total cost of $576 million and upon completion, we conveyed the property, plant and equipment associated with the third berth to SPLNG. We did not convey any assets to SPLNG under this agreement during the three months ended March 31, 2023 and 2022. We did not convey any assets to SPLNG under this agreement during the year ended December 31, 2021. We conveyed $6 million in assets to SPLNG under this agreement during the year ended December 31, 2020.

State Tax Sharing Agreement

We have a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate company basis. To date, there have been no state and local tax payments demanded by Cheniere under the tax sharing agreement. The agreement is effective for tax returns due on or after August 2012.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our material outstanding indebtedness. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described.

2023 Revolving Credit Facility

In June 2023, we entered into a $1.0 billion Senior Revolving Credit and Guaranty Agreement (the “2023 Revolving Credit Facility”). The 2023 Revolving Credit Facility refinanced and replaced our previous revolving credit facility (the “Working Capital Facility”), reduced the interest rate and commitment fees, extended the maturity date and made certain other changes to the terms and conditions contained in the previous facility. As of March 31, 2023, we had $329 million aggregate amount of issued letters of credit and no outstanding borrowings under the Working Capital Facility. The 2023 Revolving Credit Facility is intended to be used for working capital loans, swing line loans and the issuance of letters of credit on our behalf, which may be used (1) to refinance any outstanding loans and letters of credit under the Working Capital Facility, (2) to pay fees and expenses related to the 2023 Revolving Credit Facility and (3) for our and certain of our future subsidiaries’ general corporate purposes. We may, from time to time, request increases in the commitments under the 2023 Revolving Credit Facility of up to $1.0 billion.

The 2023 Revolving Credit Facility matures on June 23, 2028. The 2023 Revolving Credit Facility contains customary conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. The 2023 Revolving Credit Facility contains no financial covenants. Our obligations under the 2023 Revolving Credit Facility are secured by substantially all of our assets as well as a pledge of all of our and certain of our future subsidiaries’ membership interests by a first-priority lien on a pari passu basis with the Senior Notes.

Senior Notes

We currently have the following Senior Notes outstanding as of March 31, 2023:

•	$2.0 billion in aggregate principal amount of 2024 Senior Notes;

•	$2.0 billion in aggregate principal amount of 2025 Senior Notes;

•	$1.5 billion in aggregate principal amount of 2026 Senior Notes;

•	$1.5 billion in aggregate principal amount of 2027 Senior Notes;

•	$1.35 billion in aggregate principal amount of 2028 Senior Notes;

•	$2.0 billion in aggregate principal amount of 2030 Senior Notes; and

•	$1.8 billion in aggregate principal amount of 2037 Senior Notes.

In July 2023, we redeemed $1.4 billion in aggregate principal amount of the 2024 Senior Notes.

The Senior Notes are our senior obligations, ranking equally in right of payment with our other existing and future senior debt and secured by the same collateral, and senior in right of payment to any of our future subordinated debt. Subject to permitted liens, the Senior Notes are secured on a pari passu first-priority basis by a security interest in all of our membership interests and substantially all of our assets. We may, at any time, redeem all or part of the Senior Notes at specified prices set forth in the respective indentures governing the Senior Notes, plus accrued and unpaid interest, if any, to the redemption date.

The indentures governing the Senior Notes contain customary terms and events of default and certain covenants that, among other things, may limit our ability to make certain investments or pay dividends or distributions. We are restricted from making distributions under the indentures governing the Senior Notes generally until, among other requirements, appropriate reserves have been established for debt service using cash or letters of credit and a historical debt service coverage ratio and projected debt service coverage ratio of at least 1.25:1.00 is satisfied.

Common Terms Agreement

In June 2023 in connection with entering into the 2023 Revolving Credit Facility, we entered into the Fourth Amended and Restated Common Terms Agreement (the “Common Terms Agreement”) with representatives of holders of our secured debt and Société Générale, as the Common Security Trustee and Intercreditor Agent. The Common Terms Agreement contains, among other things, common covenants and common events of default applicable to the 2023 Revolving Credit Facility, the Senior Notes and our future Secured Debt Instruments. Capitalized terms used and not defined in this summary of the Common Terms Agreement have the meanings given to them under “Description of Notes.”

Additional Secured Debt

We may incur Additional Secured Debt in the future in the form of Secured Expansion Debt, Secured Replacement Debt and Secured Senior Notes, subject to certain conditions. Any Additional Secured Debt will be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

Repayment and Prepayment

Voluntary Prepayment

We have the right to prepay all or any of the Secured Debt to the extent permitted under the applicable Secured Debt Instrument, subject to certain conditions set forth in the Common Terms Agreement.

Voluntary Cancellation

We have the right to cancel any outstanding commitments of the Secured Debt Holders under the Secured Debt Instruments in accordance with the terms set forth in the applicable Secured Debt Instrument.

Mandatory Prepayment

In addition to scheduled principal repayments, we will make any mandatory payments required to be made under the applicable Senior Debt Instrument. Each mandatory prepayment is (i) applied pro rata to Secured Debt that is entitled to a prepayment under the Secured Debt Instrument relating to such Secured Debt, (ii) paid to the Secured Debt Holder Group Representative(s) representing the Secured Debt referenced in the foregoing clause (i) and (iii) applied for the account of the relevant secured Parties as specified in the applicable Senior Debt Instrument.

Separateness

We must comply at all times with the separateness provisions contained in the Common Terms Agreement including, but not limited to, having at all times one independent manager, preparing and maintaining our own separate books and financial records and statements, observing all limited liability company procedures and maintaining adequate capitalization.

Events of Default

Each of the following events or occurrences is a “CTA Event of Default” under the Common Terms Agreement in respect of all Secured Debt other than (i) Senior Bonds and (ii) other Senior Debt if and to the extent provided in the Senior Debt Instrument governing such Senior Debt:

(1)

default in the payment when due of any principal of any Secured Debt; unless (x) such default is caused by an administrative or technical error and (y) payment is made within three Business Days of its due date;

(2)

default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable under the Common Terms Agreement, any Secured Debt Instrument, any Secured Hedge Instrument or any other CTA Financing Document and such default continues unremedied for a period of three Business Days after the occurrence of such default;

(3)

a Bankruptcy shall occur with respect to (i) any Loan Party, (ii) the Pledgor or (iii) SPLNG; provided that no CTA Event of Default will occur in respect of any one or more Restricted Subsidiaries (i) together holding assets not exceeding 10.0% of the Consolidated Total Assets and (ii) the relief sought with respect to any or all such Restricted Subsidiaries would not materially and adversely affect our ability to repay our Obligations under any Financing Documents.

As a holder of notes, you do not have the benefit of the CTA Events of Default. See “Description of Notes—Events of Default and Remedies—Events of Default” for a description of the events of default contained in the indenture.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On November 29, 2022, we sold $430 million aggregate principal amount of the Old Notes in a private placement. The Old Notes were sold to the initial purchasers who in turn resold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act and to certain non-U.S. persons within the meaning of Regulation S under the Securities Act.

In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New Notes in exchange for the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of Notes” for more information on the terms of the New Notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving New Notes from you has, any arrangement or understanding with any person to participate in the distribution of the New Notes;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes acquired as a result of market-making or other trading activities, you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the New Notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not properly withdrawn as permitted below. As of the date of this prospectus, $430 million aggregate principal amount of the Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Old Notes except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act;

•	will not contain the registration rights contained in the Old Notes; and

•	will not contain the liquidated damages provisions relating to the Old Notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m., New York City time, on August 24, 2023. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned promptly to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

A tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender Old Notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 5:00 p.m., New York City time, on August 24, 2023 will be disregarded and of no effect.

In addition, you must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•

deliver a timely confirmation of the book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No Old Notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all Old Notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account. The tender by a holder of Old Notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Although we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any Old Notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular Old Note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after the expiration time. For purposes of an exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each Old Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to that of the surrendered Old Note. Under the registration rights agreement, we may be required to make additional payments of interest to the holders of the Old Notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned promptly without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes for which they were exchanged, or if interest has not been paid in respect of the Old Notes, then from the date the Old Notes were first issued. Accordingly, registered holders of the New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the date the Old Notes were issued or, if interest has already been paid on the Old Notes, the most recent interest payment date on the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and upon the consummation of the exchange offer, no amount will be paid in respect of previously accrued interest on the Old Notes that are exchanged for New Notes.

Withdrawal Rights

Tender of Old Notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to Old Notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including certificate numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered.

Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval is deemed necessary for the consummation of the exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which makes it inadvisable to proceed with the exchange offer, with the acceptance of Old Notes for exchange or with the exchange of Old Notes for New Notes.

If we reasonably determine that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the waiver and the manner of disclosure to the registered holders, we may extend the exchange offer for a period of five business days, if the exchange offer would otherwise expire during the five business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of New Notes received in exchange for Old Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon

By Hand or Overnight Delivery:

2001 Bryan Street, 10th Floor

Dallas, Texas 75201

Attn: Corporate Trust Operations

TELEPHONE: 1-800-254-2826

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange Old Notes

Holders who desire to tender their Old Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

Old Notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Old Notes and the existing restrictions on transfer set forth in the legend on the Old Notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of Old Notes, we will have no further obligation to provide for the registration under the Securities Act of such Old Notes. In general, Old Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the Old Notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the Old Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the New Notes issued in the exchange offer, any Old Notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs associated with the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the term “SPL” refers only to Sabine Pass Liquefaction, LLC and not to the Pledgor or any of SPL’s potential future subsidiaries.

SPL issued the Old Notes pursuant to an indenture, dated as of February 1, 2013 (the “Original Indenture”), as supplemented by the twelfth supplemental indenture, dated as of November 29, 2022 (as supplemented, the “indenture”), between SPL and The Bank of New York Mellon, as trustee (the “Indenture Trustee”). The Old Notes were issued in an aggregate principal amount of $430 million and form a single series of notes under the indenture.

The terms of the notes include those stated in the Common Terms Agreement to the extent applicable to the notes, the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security documents referred to below under the caption “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement” contain the terms of the security arrangements that secure the notes.

The following description is a summary of the material provisions of the indenture, the security documents and, to the extent applicable to the notes, the Common Terms Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the security documents, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the security documents, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement are available as set forth below under “—Additional Information.”

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture, the security documents, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement, as applicable.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes and note guarantees

The notes

The notes:

•	are general obligations of SPL;

•	are secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by SPL or other applicable pledgor;

•

are pari passu in right of payment with all existing and future Senior Debt of SPL, including borrowings under the Working Capital Facility, the outstanding 2025 Senior Notes, the outstanding 2026 Senior Notes, the outstanding 2027 Senior Notes, the outstanding 2028 Senior Notes, the outstanding 2030 Senior Notes and the outstanding 2037 Senior Notes;

•	are senior in right of payment to any future Subordinated Indebtedness of SPL; and

•	are unconditionally guaranteed by the Guarantors, if applicable.

The guarantees of the notes

The notes will be guaranteed by all of SPL’s future Domestic Subsidiaries, if any. Each Guarantee of the notes:

•	is a general obligation of the applicable Guarantor;

•	is secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by that Guarantor;

•	is pari passu in right of payment with all existing and future Senior Debt of that Guarantor; and

•	is senior in right of payment to any Subordinated Indebtedness of that Guarantor.

As of the Notes Issue Date and the date of this prospectus, the notes are not guaranteed. In the future, the notes will be guaranteed by Domestic Subsidiaries, as described below under the caption “—Guarantees of the Notes.” We will be permitted to designate certain of our Subsidiaries as a “Unrestricted Subsidiary.” A Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the indenture.

Principal, maturity, interest and installment payments

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series pursuant to one or more supplemental indentures thereto. Any issuance of additional notes or other debt securities is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness.”

The notes mature on September 15, 2037. SPL will issue the notes in an aggregate principal amount of $430,000,000. The notes will accrue interest at 5.900% per annum, and shall be payable in arrears on each Payment Date (as defined herein), computed on the basis of a 360-day year comprising twelve 30-day months, from November 29, 2022 until maturity. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 29, 2022. Interest will be payable, in cash, on March 15 and September 15 of each year (each, a “Payment Date”). Interest will be payable to the holder of record of the notes in respect of the principal amount outstanding as of the close of business on the immediately preceding March 1 or September 1, as the case may be. Interest on overdue principal and interest will accrue at a rate that is 50 basis points higher than the then applicable interest rate on the notes, but in no event will the rate of interest be higher than the maximum rate permitted by applicable law and, in each case shall be calculated in accordance with the indenture. SPL will pay the holder of the notes the entire unpaid principal amount on the maturity date.

The issuer shall also pay in cash installment payments (“installment payments”) consisting of partial repayment of principal of each note on each Payment Date in accordance with the Payment Schedule (as defined herein), commencing on September 15, 2025. Installment payments will be payable to the holder of record of the notes in respect of the principal amount outstanding as of the close of business on the immediately preceding September 1 or March 1, as the case may be.

Payment Schedule

Payment Date	Percentage of Original Principal Amount Payable
9/15/2025	2.761%
3/15/2026	2.842%
9/15/2026	2.926%
3/15/2027	3.012%
9/15/2027	3.101%
3/15/2028	3.193%

Payment Date	Percentage of Original Principal Amount Payable
9/15/2028	3.287%
3/15/2029	3.384%
9/15/2029	3.484%
3/15/2030	3.587%
9/15/2030	3.692%
3/15/2031	3.801%
9/15/2031	3.913%
3/15/2032	4.029%
9/15/2032	4.148%
3/15/2033	4.270%
9/15/2033	4.396%
3/15/2034	4.526%
9/15/2034	4.659%
3/15/2035	4.797%
9/15/2035	4.938%
3/15/2036	5.084%
9/15/2036	5.234%
3/15/2037	5.388%
9/15/2037	5.547%

Methods of receiving payments on the notes

All interest payments and installment payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless SPL elects to make interest payments or installment payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying agent and registrar for the notes

The Bank of New York Mellon will initially act as paying agent and registrar. SPL may change the paying agent or registrar without prior notice to the holders of the notes, and SPL or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Indenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. SPL will not be required to transfer or exchange any note selected for redemption. Also, SPL will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees of the notes

The notes will be guaranteed by each of SPL’s future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and require note holders to return payments received from us.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than SPL or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists;

(2) either:

(a) the Guarantor is the surviving Person, or the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee, the Security Documents and the registration rights agreement pursuant to a supplemental indenture, appropriate Security Documents and registration rights agreement; or

(b) the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture; and

(3) SPL shall have delivered to the Indenture Trustee a certificate from an Authorized Officer and an opinion of counsel, each stating that such consolidation or merger, or sale or disposition and such supplemental indenture, Security Documents and registration rights agreement, if any, comply with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) SPL or a Restricted Subsidiary of SPL, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) SPL or a Restricted Subsidiary of SPL, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Subsidiary of SPL as a result of the sale or other disposition;

(3) if SPL designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Security

SPL has created a security interest in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents. On July 26, 2021, SPL entered into a first amendment to its third amended and restated accounts agreement with Société Générale, as the Common Security Trustee and Citibank, N.A., as Accounts Bank (as such agreement shall be amended from time to time, the “Accounts Agreement”), pursuant to which a series of cash accounts (the “Accounts”) maintained by SPL were pledged to the Common Security Trustee for the benefit of the present and future holders of the Obligations, including the notes. On June 30, 2015, SPL entered into a second amended and restated intercreditor agreement with the then existing Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives and Société Générale, as the Common Security Trustee, and Intercreditor Agent (as such agreement shall be amended from time to time, the “Intercreditor Agreement”), which governs the relationship between the Secured Parties and regulates the claims of the Secured Parties against SPL and the enforcement by the Secured Parties of the Liens upon any Collateral, including the method of voting and decision making, and the appointment of the Intercreditor Agent. On June 30, 2015, SPL entered into a second amended and restated security agency agreement with the then existing Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, Société Générale, as the Common Security Trustee and Intercreditor Agent, and the Accounts Bank (as such agreement shall be amended from time to time, the “Security Agency Agreement”), pursuant to which each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative appointed and authorized the Common Security Trustee to act as its agent under the Security Agency Agreement, the Security Documents and all other Financing Documents to which the Common Security Trustee is a party, subject to the terms of the Security Agency Agreement, the Security Documents and the Intercreditor Agreement, and pursuant to which the Common Security Trustee shall hold the Collateral for the benefit of the Secured Parties pursuant to the terms of the Security Agency Agreement, the Intercreditor Agreement and the Security Documents. In connection with the 2023 Revolving Credit Facility, on June 23, 2023, SPL entered into the Fourth Amended and Restated Common Terms Agreement, among SPL and certain other parties thereto and Société Générale, as common security trustee (the “Common Terms Agreement”), which amends and restates the Third Amended and Restated Common Terms Agreement, dated as of March 19, 2020, among SPL and certain other parties thereto and Société Générale, as common security trustee. The Common Terms Agreements sets out certain provisions regarding, among other things: (a) common covenants of SPL, (b) certain common joinder, prepayment and collateral sharing provisions and (c) common events of default under the Secured Debt Instruments. The Indenture Trustee, in its capacity as a Secured Debt Holder Group Representative (as defined in the Common Terms Agreement), is a party to the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement. The covenants (save for the separateness provisions incorporated by reference in the indenture) and many of the events of default set forth in the Common Terms Agreement do not apply to the notes, and the covenants and events of default applicable to the notes are set forth in the indenture, as described in this “Description of Notes.” All of the voting provisions with respect to the notes described in this Description of Notes are subject to the further voting requirements of the Intercreditor Agreement. See “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making.” For additional information regarding the Accounts Agreement, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement, see “—Summary Description of Principal Finance Documents.”

SPL’s and any future Guarantor’s obligations under the notes and the indenture are secured by a first lien security interest (subject to Permitted Liens) for the benefit of the Secured Parties (including holders of the notes) over the following (collectively, “Collateral”):

(1) substantially all assets of SPL and any future Guarantors (including real and personal property whether owned on the Original Notes Issue Date or thereafter acquired);

(2) a pledge by the Pledgor of all ownership interests in SPL;

(3) all contracts, agreements and documents, including the Material Project Documents, the Permitted Hedging Agreements and insurance policies, and all of SPL’s rights thereunder;

(4) all Accounts (other than Accounts that are specifically for the benefit of a particular Secured Party);

(5) Cash Flow and other revenues; and

(6) all other real and personal property, which is subject, from time to time, to the security interests or liens granted by the Security Documents.

The Intercreditor Agreement provides that the release of all or a material portion of the Collateral from the Lien of any Security Document (except as otherwise allowed under the Financing Documents) requires a Unanimous Decision.

With respect to the notes, the indenture provides that the Common Security Trustee’s Liens upon the Collateral will no longer secure the Obligations with respect to the notes and the right of the holders of such note Obligations to the benefits and proceeds of the Common Security Trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge”;

(2) upon a Legal Defeasance or Covenant Defeasance with respect to that series of notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”; or

(3) upon payment in full in cash of the applicable notes and discharge of all other related note Obligations that are outstanding, due and payable at the time the notes are paid in full in cash and discharged.

SPL will otherwise comply with the provisions of TIA §314(b).

To the extent applicable, SPL will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of or counsel for SPL except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Indenture Trustee in the exercise of reasonable care. Notwithstanding anything to the contrary in this paragraph, SPL will not be required to comply with all or any portion of TIA §314(d) (1) with respect to certain ordinary course of business releases of the Collateral as described in the indenture and the Common Terms Agreement and (2) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

To the extent applicable, SPL will furnish to the Indenture Trustee, prior to each proposed release of the Collateral pursuant to the Security Documents (other than as provided in the preceding paragraph):

(1) all documents required by TIA §314(d); and

(2) an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

Optional Redemption

At any time or from time to time prior to March 15, 2037 (six months prior to the maturity date of the notes) (the “Par Call Date”), SPL may, at its option, redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price (subject to the right of holders of record on the relevant record date to receive interest payments or installment payments due on a payment date that is on or prior to the redemption date without duplication).

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the remaining principal amount of such notes; and

(2) the Discounted Value of such notes.

plus, in the case of both (1) and (2), accrued and unpaid interest on such notes, if any, to the redemption date.

“Called Principal” means, with respect to any note, the principal of such note that is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date (as defined herein) with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any note, the sum of (x) 0.35% and (y) the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life (as defined herein) of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.35% and (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of a note, the date on which such Called Principal is to be redeemed or has become or is declared to be immediately due and payable.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. SPL will notify the Indenture Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Indenture Trustee shall not be responsible for such calculation.

At any time after March 15, 2037, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the notes, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive payments due on the relevant Payment Date falling prior to or on the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Indenture Trustee will select notes and portions thereof for redemption by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. In the case of notes in the form of global notes, the depositary in respect thereof shall select beneficial interest to be redeemed in such notes in accordance with its applicable procedures, which, we understand to be by lot. The Indenture Trustee shall not be responsible for or have any liability in respect of the method used by such depositary to select beneficial interests in notes for redemption or in the procedures of such depositary used for such selection.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in our discretion if in our good faith judgment any or all of such conditions will not be satisfied or waived.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

SPL and its Restricted Subsidiaries may at any time and from time to time purchase notes in the open market or otherwise. SPL is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, SPL may be required to offer to purchase the notes as described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Events of Loss” and “—Repurchase at the Option of Holders—Project Document Termination Payments.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require SPL to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, SPL will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate remaining principal amount of notes repurchased plus accrued and unpaid interest to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, SPL will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, SPL will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Indenture Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by SPL.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Indenture Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SPL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and SPL, or any third party making a Change of Control Offer in lieu of SPL as described below, purchases all of the notes validly tendered and not withdrawn by such holders, SPL will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon, to the date of redemption.

The provisions described above that require SPL to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that SPL repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

SPL will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by SPL and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of SPL’s properties or assets and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require SPL to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of SPL’s assets and SPL’s Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

SPL will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) SPL (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the greater of (i) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) an amount equal to the invested cost of the assets sold or otherwise disposed of, less depreciation; and

(2) at least 90% of the consideration therefor received by SPL or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on SPL’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on SPL’s consolidated balance sheet as of the date of such Asset Sale) of SPL or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases SPL or such Restricted Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by SPL or any such Restricted Subsidiary from such transferee that are converted by SPL or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, SPL (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(1) to repay Senior Debt in accordance with the Common Terms Agreement and the indenture; or

(2) to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (a) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Cash Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such capital expenditure or purchase is not consummated within the period set forth in subclause (a), the amount not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of any Net Cash Proceeds, SPL may reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $100,000,000, then within ten Business Days after such date, SPL will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, SPL and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

In the case of each partial prepayment of the notes pursuant to an Asset Sale Offer, the principal amount of the notes to be prepaid shall be allocated among all of the notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of SPL and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Covenants Applicable to the Notes—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant described above.

SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The future agreements governing SPL’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require SPL to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on SPL. In the event a Change of Control or Asset Sale occurs at a time when SPL is prohibited from purchasing notes, SPL could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If SPL does not obtain a consent or repay those borrowings, SPL will remain prohibited from purchasing notes. In that case, SPL’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, SPL’s ability to pay cash to the holders of notes upon a repurchase may be limited by SPL’s then existing financial resources.

These Asset Sale provisions, and not the asset sale provisions set forth in the Common Terms Agreement, shall be applicable to the notes.

Events of Loss

After any Event of Loss, SPL may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no obligation to make any purchase of any notes, provided, that with respect to any Event of Loss that results in Net Loss Proceeds equal to or greater than $100,000,000:

(1) SPL delivers to the Indenture Trustee within 120 days of such Event of Loss a written opinion from a reputable contractor that the Project can be rebuilt, repaired, replaced or constructed and operating within 540 days following such Event of Loss; and

(2) SPL delivers to the Indenture Trustee within 120 days of such Event of Loss a certificate from an Authorized Officer certifying that the applicable entity has available from Net Loss Proceeds, cash on hand, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the indenture to complete the rebuilding, repair, replacement or construction described in clause (1) above and to pay debt service on its Indebtedness during the repair or restoration period.

Any Net Loss Proceeds that are not reinvested (or committed for reinvestment by SPL) within 540 days following an Event of Loss will be deemed “Excess Loss Proceeds.” Within 15 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $100,000,000, SPL will make an offer (an “Excess Loss Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with insurance, condemnation or performance liquidated damage proceeds, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Excess Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Excess Loss Offer, SPL may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Excess Loss Offer exceeds the amount of Excess Loss Proceeds, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Excess Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

If any payment date in connection with an Excess Loss Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Loss provisions of the indenture, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Loss provisions of the indenture by virtue of such conflict.

If the Indenture Trustee, on behalf of the holders of the notes, receives any excess Insurance Proceeds, Condemnation Proceeds or Performance Liquidated Damages applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and the indenture does not require SPL to make an Excess Loss Offer pursuant to the Event of Loss provisions above, SPL shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

These Event of Loss provisions, and not the event of loss provisions set forth in the Common Terms Agreement, shall be applicable to the notes.

Project Document Termination Payments

Within 15 days following the date on which the aggregate amount of Project Document Termination Payments received by SPL exceeds $100,000,000, SPL will make an offer (a “Project Document Termination Payment Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with Project Document Termination Payments, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Project Document Termination Payments. The offer price in any Project Document Termination Payment Offer will be equal to 100% of principal amount plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Project Document Termination Payments remain after consummation of a Project Document Termination Payment Offer, SPL may use those Project Document Termination Payments for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Project Document Termination Payment Offer exceeds the amount of Project Document Termination Payments, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Project Document Termination Payment, the amount of Project Document Termination Payments for the purposes of this paragraph will be reset at zero.

If any payment date in connection with a Project Document Termination Payment Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Project Document Termination Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with the Project Document Termination Payment Offer provisions of the indenture, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Project Document Termination Payment Offer provisions of the indenture by virtue of such conflict.

If the Indenture Trustee, on behalf of the holders of the notes, receives any Project Document Termination Payments applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and the indenture does not require SPL to make a Project Document Termination Payment Offer pursuant to the Project Document Termination Payment Offer provisions above, SPL shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

These Project Document Termination Payment Offer provisions, and not the Project Document Termination Payment provisions set forth in the Common Terms Agreement, shall be applicable to the notes.

Covenants Applicable to the Notes

Set forth below are certain affirmative and negative covenants of SPL contained in the indenture.

Changes in Covenants When Notes No Longer Rated Investment Grade

The indenture provides that if, on any date following the date on which (1) SPL satisfies the following conditions:

(a) the notes receive at least two Investment Grade Issue Ratings; and

(b) no Default or Event of Default shall have occurred and be continuing,

and (2) Parent (or any successor entity thereto) has a rating from all Acceptable Rating Agencies that rate both Parent (or any successor entity thereto) and SPL that is equivalent to or better than SPL’s rating from all Acceptable Rating Agencies that rate Parent (or any successor entity thereto) and SPL, then the covenant set forth under the caption “—Transactions with Affiliates” will no longer be applicable to the notes, beginning on such date and continuing until the Reversion Date (as defined below). If, on any date, Parent (or any successor entity thereto) no longer has a rating from all Acceptable Rating Agencies that rate both Parent (or any successor entity thereto) and SPL that is equivalent to or better than SPL’s rating from all Acceptable Rating Agencies that rate Parent (or any successor entity thereto) and SPL, then on such date (the “Reversion Date”) the covenant set forth under the caption “—Transactions with Affiliates” will be reinstated as if such covenant had never been suspended and will be applicable unless and until the conditions in the preceding paragraph are satisfied.

No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture or any series of Senior Notes with respect to the covenant set forth under the caption “—Transactions with Affiliates” and neither SPL nor any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the covenant set forth under the caption “—Transactions with Affiliates” remained in effect during such period. The period of time between the date of the suspension of the covenant set forth under the caption “—Transactions with Affiliates” and the Reversion Date is referred to as the “Suspension Period.”

There can be no assurance that the notes will maintain an investment grade rating.

Restricted Payments

SPL will not, and will not permit any of its Restricted Subsidiaries to, make or agree to make, directly or indirectly, any Restricted Payments unless on the Restricted Payment Date each of the following conditions has been satisfied:

(a) no Default or Event of Default has occurred and is continuing as of the Restricted Payment Date or would occur as a result of the Restricted Payment;

(b) the In-Service Date with respect to Train One and Train Two has occurred;

(c) on and as of the applicable Calculation Date with respect to such Restricted Payment Date, (i) the Debt Service Coverage Ratio for the Calculation Period ended on the applicable Calculation Date is at least 1.25 to 1.0, and (ii) the Projected Debt Service Coverage Ratio commencing on the first day after such Calculation Date is at least 1.25 to 1.0 for the upcoming twelve month period, provided that SPL may, at its option, exclude any Debt Service that (x) was pre-funded by the incurrence of Indebtedness, one of the use of proceeds of which was expressly for this purpose or (y) will be funded as part of scheduled draws pursuant to the express terms of Indebtedness to be incurred during such upcoming twelve month period; and provided, further that, (A) such Projected Debt Service Coverage Ratio shall not be required during the final three quarters prior to the last scheduled maturity of the final principal amount of the notes and (B) if SPL shall have excluded each month in the relevant Calculation Period from the calculation of the Debt Service Coverage Ratio pursuant to the definition of Debt Service Coverage Ratio due to a Force Majeure Event, only subclause (ii) of this clause (c) shall apply;

(d) each Debt Service Reserve Account and Additional Debt Service Reserve Account is funded to its then required funding level;

(e) SPL shall have delivered to the Indenture Trustee an officer’s certificate of an Authorized Officer (i) to the effect that all conditions for a Restricted Payment on the Restricted Payment Date have been satisfied, and (ii) setting forth in reasonable detail the calculations for computing each of the Debt Service Coverage Ratio (including, if applicable, identifying any months in which the Cash Flow Available for Debt Service and the aggregate amount required to service SPL’s Debt Service has been excluded in respect of a Force Majeure Event) and the Projected Debt Service Coverage Ratio for the relevant periods and stating that such calculations were prepared in good faith and were based on reasonable assumptions; and

(f) if SPL has been subject to a Force Majeure Event for greater than twelve consecutive months and has relied on the second proviso in the definition of Debt Service Coverage Ratio to make Restricted Payments during such twelve-month period, at least three consecutive months shall have elapsed without any Force Majeure Event before SPL may make Restricted Payments.

The indenture provides that Restricted Payments may be made monthly.

Restrictions on Indebtedness

SPL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness and SPL will not permit any of its Restricted Subsidiaries to issue preferred stock; provided, however, that SPL and any Guarantor may incur Indebtedness or directly or indirectly create or incur or otherwise be or become liable with respect to any Guarantee if any of the following conditions are satisfied:

(a) with respect to an incurrence of Indebtedness that is (1) Expansion Debt or (2) Permitted Refinancing Indebtedness of SPL or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that would have been permitted to be incurred pursuant to clauses (a), (b) or (c) of Section 4.08 of the Original Indenture, prior to January 9, 2017, SPL shall have delivered to the Trustee a certificate of an Authorized Officer of SPL certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) hereof prior to January 9, 2017) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that the Projected Debt Service Coverage Ratio after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to all Trains, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, would be at least 1.5 to 1.0; provided that (i) the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom and (ii) all of the Indebtedness required or anticipated to be incurred in connection with the construction of each of Train One and Train Two, Train Three and Train Four and Train Five has either been (x) fully funded or (y) no longer has any conditions precedent to funding that have not been satisfied or waived; or

(b) (1) the Indebtedness to be incurred has received at least two Investment Grade Ratings and (2) SPL shall have received (A) letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the notes, SPL shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm the Investment Grade Issue Rating of the notes as of the date of such incurrence and (B) letters from all other Acceptable Rating Agencies then rating the notes, if any, to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm its then current rating of the notes as of the date of such incurrence; or

(c) SPL shall have delivered to the Trustee a certificate of an Authorized Officer of SPL certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) hereof prior to January 9, 2017) outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom (A) would have resulted in a Debt Service Coverage Ratio of at least 1.5 to 1.0 for the most recently ended four Fiscal Quarters and (B) is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to all Trains, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, the Projected Debt Service Coverage Ratio would be at least 1.5 to 1.0 for each Fiscal Year during such period; provided that (i) each of the Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom and (ii) all of the Indebtedness required or anticipated to be incurred in connection with the construction of each of Train One and Train Two, Train Three and Train Four and Train Five has either been (x) fully funded or (y) no longer has any conditions precedent to funding that have not been satisfied or waived;

and SPL and any Guarantor may incur any of the following items of Indebtedness:

(d) Working Capital Debt of SPL or a Guarantor in an amount not to exceed the sum of (i) $200,000,000 and (ii) an amount required to be expended to purchase Gas to comply with the obligations of SPL under the Facility LNG Sale and Purchase Agreements;

(e) purchase money Indebtedness or Finance Lease (as defined below) of SPL or a Restricted Subsidiary of SPL to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;

(f) other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to the form of subordination agreement attached to the indenture (or otherwise pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties (other than the holders of the notes)); provided, that such instrument shall include that: (i) the maturity of such subordinated debt shall be no shorter than the maturity of the latest maturing tranche of Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and that are permitted to be distributed pursuant to the Accounts Agreement; and (iv) such subordinated debt shall not impose covenants on SPL;

(g) trade or other similar Indebtedness of SPL or a Restricted Subsidiary of SPL incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(h) contingent liabilities of SPL or a Restricted Subsidiary of SPL incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(i) any obligations of SPL or a Restricted Subsidiary of SPL under Permitted Hedging Agreements;

(j) to the extent constituting Indebtedness, indebtedness of SPL or a Restricted Subsidiary of SPL arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(k) to the extent constituting Indebtedness, obligations of SPL or a Restricted Subsidiary of SPL in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay or take-or-deliver obligations contained in supply agreements, cash deposits incurred in connection with natural gas purchases and similar obligations incurred in the ordinary course of business;

(l) Indebtedness of SPL or a Restricted Subsidiary of SPL in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(m) Indebtedness of SPL or a Restricted Subsidiary of SPL in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n) Indebtedness of SPL or a Restricted Subsidiary of SPL in an amount not to exceed $250,000,000 to finance the restoration of the Project following an Event of Loss;

(o) Indebtedness of SPL or a Restricted Subsidiary of SPL consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of SPL and its Restricted Subsidiaries in the ordinary course of business;

(p) the guarantee by SPL or any of the Guarantors of Indebtedness of SPL or a Restricted Subsidiary of SPL to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(q) the incurrence by SPL or any of its Restricted Subsidiaries of intercompany Indebtedness between or among SPL and any of its Restricted Subsidiaries; provided, however, that:

(i) if SPL or any Guarantor is the obligor on such Indebtedness and the payee is not SPL or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of SPL, or the Note Guarantee, in the case of a Guarantor; and

(ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SPL or a Restricted Subsidiary of SPL and (B) any sale or other transfer of any such Indebtedness to a Person that is not either SPL or a Restricted Subsidiary of SPL, will be deemed, in each case, to constitute an incurrence of such Indebtedness by SPL or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (q); and

(iii) the incurrence by SPL or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (r), not to exceed $250,000,000.

For purposes of determining compliance with this “Restrictions on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to the paragraphs (a) through (r) of this covenant, SPL will be permitted to classify or divide such item of

Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Debt Service of SPL as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that SPL or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(ii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(1) the Fair Market Value of such asset at the date of determination;

(2) the amount of the Indebtedness of the other Person; and

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness.

In the event that SPL satisfies the conditions set forth in clauses (1) and (2) described in the first paragraph under the caption “—Changes in Covenants when Notes No Longer Rated Investment Grade,” SPL will provide written notice of such event to the Trustee.

Limitation on Liens

SPL will not, and will not permit any Restricted Subsidiary to, create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SPL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) (x) pay dividends or make any other distributions on its Capital Stock to SPL or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to SPL or any of its Restricted Subsidiaries;

(2) make loans or advances to SPL or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to SPL or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing existing indebtedness as in effect on the Original Notes Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Original Notes Issue Date;

(2) the Common Terms Agreement, the indenture, the notes, the Note Guarantees and the Security Documents;

(3) applicable law, rule, regulation or order;

(4) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business and Finance Lease that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Indebtedness, including Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors of SPL, which limitation is applicable only to the assets that are the subject of such agreements;

(10) Permitted Hedging Agreements; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

SPL will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether SPL is the surviving entity), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of SPL and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) SPL is the surviving entity; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than SPL) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such conversion, consolidation, amalgamation, or merger (if other than SPL) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of SPL under the notes, the indenture, the Security Documents and the registration rights agreement pursuant to a supplemental indenture, appropriate Security Documents and registration rights agreement;

(3) immediately after such transaction or transactions, no Default or Event of Default exists;

(4) SPL shall have delivered to the Indenture Trustee a certificate from an Authorized Officer and an opinion of counsel, each stating that such consolidation or merger, or sale or disposition and such supplemental indenture, Security Documents and registration rights agreement, if any, comply with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with; and

(5) either (i) SPL shall have received letters from all Acceptable Rating Agencies then rating the notes (or if only one Acceptable Rating Agency is then rating the notes, SPL shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated transaction or transactions, and that, if the contemplated transaction or transactions are consummated, such Acceptable Rating Agency would reaffirm the then current rating of the notes as of the date of such transaction or transactions or (ii) the transaction or transactions have been consented to by Secured Debt Holders holding greater than 50% of the aggregate principal amount of Secured Debt then outstanding.

Upon any consolidation, amalgamation or merger, or any transfer of all or substantially all of the assets of SPL in accordance with the first paragraph of this provision, the successor person formed by such consolidation or amalgamation or into which SPL merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, SPL under the indenture and the notes with the same effect as if such successor person had been named as SPL in the indenture and the notes, and thereafter the predecessor person will have no continuing obligations under the indenture, the notes, the Security Documents and the registration rights agreement (and such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing indebtedness and any indebtedness so effected shall continue to be the same obligation and not a new obligation).

In addition, SPL will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among SPL and the Guarantors. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of SPL with or into an Affiliate solely for the purpose of reincorporating SPL in another jurisdiction.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

SPL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) (each, an “Affiliate Transaction”) involving aggregate payments or consideration with respect to a single transaction or a series of related transactions, in excess of $25,000,000, except:

(1) to the extent required by applicable law;

(2) to the extent required or contemplated by the Material Project Documents or any other Project Document in existence on the Original Notes Issue Date;

(3) upon terms no less favorable to SPL than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms that are determined by the Board of Directors of SPL to be fair in light of all factors considered by said Board of Directors to be pertinent to SPL;

(4) for any Project processing, facilities sharing, use or similar agreement with an Affiliate of SPL; provided, if applicable for the recovery by SPL, that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and SPL has entered into the required Security Documents; and

(5) Subordinated Indebtedness between or among SPL, any of its Restricted Subsidiaries and/or any of their Affiliates.

Prior to entering into any agreement with an Affiliate involving aggregate consideration in excess of $50,000,000, SPL shall deliver to the Indenture Trustee an officer’s certificate of an Authorized Officer as to the satisfaction of the applicable condition set forth in clauses (2), (3), (4) and (5) above.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by SPL or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among SPL and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of SPL) that is an Affiliate of SPL solely because SPL owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of SPL;

(5) any issuance of Equity Interests (other than Disqualified Stock) of SPL to Affiliates of SPL;

(6) any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the captions “—Restricted Payments” and “—Permitted Investments”;

(7) Permitted Payments to Parent;

(8) any contracts, agreements or understandings existing as of the Original Notes Issue Date or disclosed in the offering memorandum, and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement is not more disadvantageous to SPL or to the holders of the notes in any material respect than the original agreement as in effect on the Original Notes Issue Date; and

(9) subject to clause (a) of the definition of Permitted Indebtedness, any assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreement or the CMI LNG Sale and Purchase Agreement by SPL to an Affiliate of SPL and any related agreements; provided, however, that if SPL incurs Expansion Debt in respect of Train Five or Train Six pursuant, as applicable, to clause (a) of the definition of

Permitted Indebtedness, any such assignment, novation or transfer of any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreement, as applicable, and any related agreements shall constitute an Affiliate Transaction unless such assignment, novation or transfer qualifies under any of the other listed exceptions in this “Transactions with Affiliates” covenant.

Nature of Business

SPL will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to SPL and its Restricted Subsidiaries, taken as a whole.

Project Documents

Each of SPL and its Restricted Subsidiaries shall comply in all material respects with its payment and other material obligations under the Material Project Documents and Fundamental Government Approvals, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. SPL and the Restricted Subsidiaries must notify the Indenture Trustee (a) when entering into or terminating any Material Project Documents and provide a copy of any such contract to the Indenture Trustee and (b) promptly upon obtaining knowledge thereof, of any material adverse change in the status of any Fundamental Government Approval. Each of SPL and its Restricted Subsidiaries shall not agree to any material amendment or termination of any Material Project Document to which it is or becomes a party unless (i) a copy of such amendment or termination has been delivered to the Indenture Trustee at least 5 days in advance of the effective date thereof along with an officer’s certificate of an Authorized Officer certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect or (ii) SPL has obtained the consent of a majority of the holders of the notes to such amendment or termination.

LNG Sales Contracts

SPL will not enter into any LNG sales contracts except for (i) the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements and the Train Five LNG Sales Agreement, (ii) the CMI LNG Sale and Purchase Agreement, (iii) LNG sales contracts with counterparties who at the time of execution of the contract (x) have an Investment Grade Rating from at least one Acceptable Rating Agency, or who provide a guaranty from an affiliate with at least one of such ratings or (y) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, (iv) LNG sales contracts with a term of less than five years and greater than one year with counterparties who do not at the time of execution of the contract have an Investment Grade Rating from at least one Acceptable Rating Agency to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s (or, if any of such entities ceases to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency) with respect to its estimated obligations under the contract for a period of 60 days, (v) LNG sales contracts with a term of one year or less, (vi) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts, or (vii) LNG sales contracts otherwise approved by the Required Secured Parties; provided, that in the case of clauses (iii), (iv), (v), (vi) and (vii), performance under such contracts shall not adversely affect the ability of SPL to meet its obligations under any contract listed in clause (i).

Reporting Requirements

SPL shall file with the Indenture Trustee, within 15 days after SPL files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that SPL is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

In addition, SPL has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) (“Rule 144A Information”).

So long as any of the notes are outstanding, in addition to the requirement to furnish Rule 144A Information as provided in the preceding paragraph, SPL shall furnish or cause to be furnished to noteholders and (upon the request thereof delivered to SPL) to holders of an interest in any Global Note (i) annual audited consolidated financial statements of SPL prepared in accordance with GAAP (together with notes thereto and a report thereon by an independent accountant of established national reputation), such statements to be so furnished within 105 days after the end of the fiscal year covered thereby and (ii) unaudited consolidated financial statements of SPL for each of the first three fiscal quarters of each fiscal year of SPL and the corresponding quarter and year-to-year period of the prior year prepared in all material respects on a basis consistent with the annual financial statements furnished pursuant to clause (i) of this paragraph, such statements to be so furnished within 60 days after the end of each such quarter.

Notwithstanding the foregoing, any reports or other information required to be filed, delivered or furnished pursuant to this covenant shall be deemed filed, delivered or furnished if filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

Separateness

The indenture contains the separateness provisions described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement— Certain Covenants—Separateness” in this prospectus, including, but not limited to, having at all times one independent manager, preparing and maintaining its own separate books and financial records and statements, observing all limited liability company procedures and maintaining adequate capitalization.

Maintenance of Existence

Subject to the rights of SPL under “—Merger, Consolidation or Sale of Assets,” SPL shall do all things necessary to maintain: (i) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided, that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (ii) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Project. Each of SPL and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the holders of the notes.

Compliance with Law

Each of SPL and its Restricted Subsidiaries shall (i) comply with all applicable laws, rules, regulations and orders of governmental authorities (including without limitation environmental, health and safety and port laws), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) notify the Indenture Trustee promptly following the initiation of any proceedings or material disputes with any governmental authority or other parties, which could reasonably be expected to have a Material Adverse Effect, relating to compliance or noncompliance with any such law, rule, regulation or order.

Insurance

Each of SPL and its Restricted Subsidiaries will keep the Project property of an insurable nature and of a character usually insured, insured with financially sound insurers in such form and amounts as is necessary to insure the maximum probable loss for the Project. SPL will cause with limited exceptions, each insurance policy to name the Common Security Trustee on behalf of the Secured Parties and the Secured Parties as loss payees as their interest may appear.

Credit Rating Agencies

SPL shall use its commercially reasonable efforts to cause the notes to be rated by at least two Recognized Credit Rating Agencies. If any Recognized Credit Rating Agency ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the notes, SPL may replace the rating received from it with a rating from any other Acceptable Rating Agency.

Project Construction; Maintenance of Properties

SPL will use its commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and commencement of the Project.

Maintenance of Liens

SPL will grant a security interest to the Common Security Trustee in SPL’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required by the Common Security Trustee to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. SPL will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes. SPL will preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens. SPL will promptly discharge at SPL’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

Use of Proceeds

SPL will use the proceeds of the Secured Debt solely for purposes permitted in the applicable Secured Debt Instruments.

Additional Note Guarantees

If SPL or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver to the Indenture Trustee an opinion of counsel from counsel who is acceptable to the Indenture Trustee within 15 business days of the date on which such Domestic Subsidiary is acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Events of Default and Remedies

Events of Default

Each of the following is an “Event of Default”:

(1) Any “Event of Default” specified in Section 9.1 of the Common Terms Agreement; provided, however, that: (a) except with respect to any default in the payment when due of any principal of, or premium, if any, on the notes, any default described in clause (i) thereof shall not constitute an “Event of Default” for purposes of the notes unless such default in the payment when due of any principal of any Secured Debt is in a principal amount in excess of $100,000,000, (b) any default described in clause (ii) thereof shall not constitute an “Event of Default” for purposes of the notes unless such default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable by SPL under the Common Terms Agreement, any Secured Debt Instrument or any other Financing Documents continues unremedied for a period of 30 days after the occurrence of such default, (c) any waiver of any default in the payment when due of any principal of, or premium, if any, or interest, on the notes shall not be effective, and will not be a waiver with respect to the notes, unless such waiver is approved by greater than 50% in aggregate principal amount of the notes then outstanding and (d) no amendment or other modification to such Section 9.1 that results in (i) any default in the payment when due of any principal of, or premium, if any, or interest, on the notes not being an “Event of Default” under such Section 9.1, (ii) an extension of the cure period with respect to the payment of principal of, or premium, if any, on the notes or (iii) an extension of the cure period with respect to the payment of interest, on the notes to a period that is greater than thirty (30) days, shall be effective with respect to the notes unless such amendment or other modification is approved by greater than 50% in aggregate principal amount of the notes then outstanding;

(2) default with respect to any Indebtedness of SPL that is in excess of $100,000,000 in the aggregate (other than any amount due in respect of Additional Secured Debt or Secured Bank Debt) and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (2) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (2) remains unpaid or the acceleration of its stated maturity unrescinded;

(3) failure by SPL to comply with its obligations described under the caption “—Covenants Applicable to the Notes—Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders— Events of Loss” or “—Repurchase at the Option of Holders—Project Document Termination Payments;”

(4) failure by SPL for 30 days to comply with the provisions described under the captions “—Covenants Applicable to the Notes—Restricted Payments,” “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” or “—Covenants Applicable to the Notes—Limitation on Liens;”

(5) failure by SPL for 60 days after notice from the Indenture Trustee or the holders of at least 33 1/3% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the Common Terms Agreement, to the extent applicable to the notes the Security Documents or the notes unless covered by another Event of Default;

(6) (a) any Default Contract or the Consent related to such Default Contract shall at any time for any reason terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or (b) any other Material Project Document or the Consent related to such Material Project Document shall terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and any such event under this clause (b) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (6) if, in the case of the occurrence of any of the events set forth in clause (a) or (b) above with respect to any Material Project Document or related Consent:

(a) SPL notifies the Common Security Trustee that it intends to replace such Material Project Document and related Consent, (B) SPL diligently pursues such replacement, (C) the applicable Material Project Document is replaced within 360 days (except the Sabine Liquefaction TUA, which shall be replaced within 180 days) with a replacement Material Project Document, (D) (1) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the then existing least favorable FOB Sale and Purchase Agreement, (2) in the case of the Sabine Liquefaction TUA, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the Sabine Liquefaction TUA, (3) in the case of the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, respectively, and (4) in the case of any EPC Contract related to Train One and Train Two, Train Three and Train Four, Train Five or Train Six, the counterparty to such replacement Material Project Document is an internationally recognized contractor and SPL shall have delivered to the Indenture Trustee a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase and (E) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000; provided that, clauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to (i) if the Aggregate Secured Bank Debt then outstanding is equal to or greater than 25% of the total Secured Debt then outstanding, the Required Secured Parties, or (ii) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, holders of greater than 50% in aggregate principal amount of the then outstanding notes; or

(b) SPL shall have delivered to the Indenture Trustee a certificate of an Authorized Officer and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by SPL pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by SPL throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness”) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date of the occurrence of the applicable event set forth in clause (a) or (b) above with respect to the applicable Material Project Document (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train);

(7) any event that would constitute an “Event of Default” under Section 9.7 of the Common Terms Agreement shall occur with respect to SPL; provided, however, that (a) any waiver of any such “Event of Default” shall not be effective, and will not be a waiver, with respect to the notes, unless such waiver is approved by greater than 50% in aggregate principal amount of the notes then outstanding and (b) no amendment or other modification to such Section 9.7 that results in the occurrence of a Bankruptcy with respect to SPL not being an “Event of Default” under such Section 9.7 shall be effective with respect to the notes unless such amendment or other modification is approved by greater than 50% in aggregate principal amount of the notes then outstanding;

(8) a Bankruptcy shall occur with respect to (a) any party to one or more Default LNG Sale and Purchase Agreements (other than SPL) (and such party has failed to meet its contractual obligations under the applicable Facility LNG Sale and Purchase Agreement for 180 consecutive days) or (b) prior to the later of Final Completion and, if SPL incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, “final completion” or similar concept in the Train Three and Train Four EPC Contract, the EPC Contractor or Bechtel Global Energy, Inc., unless:

(a) SPL notifies the Common Security Trustee that it intends to enter into a replacement Material Project Document in lieu of the Material Project Document to which any of the affected Persons is party, (B) SPL diligently pursues such replacement, (C) the applicable Material Project Document is replaced not later than 180 days following the expiration of such 180 consecutive day period (except the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract, which shall be replaced within 360 days) (D) (1) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the then existing least favorable FOB Sale and Purchase Agreement, (2) in the case of the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, respectively, and (3) in the case of any EPC Contract related to Train One and Train Two, Train Three and Train Four, Train Five or Train Six, the counterparty to such replacement Material Project Document is an internationally recognized contractor and SPL shall have delivered to the Indenture Trustee a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase and (E) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000; provided that, clauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to (i) if the Aggregate Secured Bank Debt then outstanding is equal to or greater than 25% of the total Secured Debt then outstanding, the Required Secured Parties, or (ii) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, holders of greater than 50% in aggregate principal amount of the then outstanding notes; or

(b) SPL shall have delivered to the Indenture Trustee a certificate of an Authorized Officer and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by SPL pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by SPL throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness”) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date such Bankruptcy occurs (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train);

(9) a final judgment or order, or series of judgments or orders, for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 90 days from the date of entry of such judgment or order or judgments or orders;

(10) the Common Terms Agreement or any other Financing Document or any material provision of any Financing Document, (a) is declared by a court of competent jurisdiction to be illegal or unenforceable, (b) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (c) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Parent, any Affiliate of any of them;

(11) the Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens);

(12) an Event of Abandonment occurs or is deemed to have occurred; or

(13) any Fundamental Government Approval related to SPL or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(a) (i) SPL provides to the Indenture Trustee a remediation plan (which sets forth the proposed steps to be taken to cure such Impairment) no later than 20 Business Days following the date that SPL has knowledge of the occurrence of such Impairment, (ii) SPL pursues the implementation of such remediation plan, and (iii) such Impairment is cured no later than 360 days following the occurrence thereof; or

(b) SPL shall have delivered to the Indenture Trustee a certificate of an Authorized Officer and the certification set forth therein is confirmed by the Independent Engineer, certifying that (i) the present value of (A) the projected cash flows to be received by SPL pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (B) the projected expenses that could reasonably be expected to be incurred by SPL throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (ii) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness”) outstanding, in each case after giving effect to such Impairment; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (ii) and the discount period shall commence on the date of the occurrence of the applicable Impairment event with respect to the applicable Fundamental Government Approval (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train).

The Intercreditor Agreement contains a provision providing that in the case of a CTA Event of Default arising from certain events of bankruptcy or insolvency, with respect to SPL, all principal, accrued interest, commitment fees and all other Obligations due under the Secured Debt will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. Upon the occurrence of an Event of Default specified in the indenture, subject to the terms of the Intercreditor Agreement, the Indenture Trustee shall be entitled to exercise the remedies available to it under and in accordance with the indenture.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to SPL and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, have covenanted to provide SPL with such other information as SPL may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owners of the notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, SPL determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that SPL has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to the Default relating to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, SPL provides to the Trustee an Officer’s Certificate stating a court of competent jurisdiction has determined that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, that, notwithstanding the foregoing, any indemnity or security provided by the Directing Holders to the Trustee shall not thereby be invalidated and such obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it, Position Representations, Verification Covenants, Officer’s Certificate or other documents delivered to it pursuant to the foregoing paragraphs or in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or stating any remedy. The Trustee shall have no liability to SPL, any holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any holder has delivered a Position Representation or satisfied any Verification Covenant.

With their acquisition of the notes, each holder and subsequent purchaser of the notes consents to the delivery of its Position Representation by the Trustee to SPL in accordance with the terms of this Section “—Events of Default and Remedies.” Each holder and subsequent purchaser of the notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes in accordance with this Section “—Events of Default and Remedies,” or arising out of or in connection with following instructions.

SPL hereby waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the trustee takes in accordance with this Section “—Events of Default and Remedies,” or arising out of or in connection with following instructions.

For the avoidance of doubt, the Trustee will treat all holders equally with respect to their rights under this Section “—Events of Default and Remedies.” In connection with the requisite percentages required under Section 6.01 of the Indenture, the Trustee shall also treat all outstanding notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

SPL hereby confirms that any and all other actions that the Trustee takes or omits to take under this Section “—Events of Default and Remedies” and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by SPL’s indemnification under Section 7.07 of the Indenture.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes (voting as a single class) may direct the Indenture Trustee in its exercise of any trust or power, including any vote described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests.” The Indenture Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the indenture relating to the duties of the Indenture Trustee, in case an Event of Default occurs and is continuing, the Indenture Trustee will be under no obligation to exercise any of the rights or powers under the indenture or deliver any instructions under the Common Terms Agreement at the request or direction of any holders of notes unless such holders have offered to the Indenture Trustee indemnity or security satisfactory to the Indenture Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Indenture Trustee notice that an Event of Default is continuing;

(2) holders of at least 33 1/3% in aggregate principal amount of the then outstanding notes (voting as a single class) have requested the Indenture Trustee to pursue the remedy;

(3) such holders have offered the Indenture Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Indenture Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes (voting as a single class) have not given the Indenture Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes (voting as a single class) by notice to the Indenture Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

SPL is required to deliver to the Indenture Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, SPL is required to deliver to the Indenture Trustee a statement specifying such Default or Event of Default.

Summary Descriptions of Principal Finance Documents

Project Accounts

SPL maintains the Accounts in Dollars with the Accounts Bank. The Accounts are pledged to the Common Security Trustee for the benefit of the present and future holders of the Obligations, including the notes. The following is a list of the Accounts through which the net proceeds of the notes and the revenues of the Project will flow:

•	Construction Account;

•	Debt Payment Account;

•	Distribution Account;

•	Equity Proceeds Account;

•	Insurance/Condemnation Proceeds Account;

•	Operating Account;

•	Revenue Account;

•	Senior Secured Notes Debt Service Reserve Account;

•	Additional Proceeds Account; and

•	any Additional Debt Service Reserve Account.

Funding of Accounts on the Notes Issue Date; Use of Proceeds

On the Notes Issue Date, the gross proceeds from the sale and issuance of the notes, together with cash on hand, were expected to be used to repay a portion of the outstanding 2023 Senior Notes. See “Use of Proceeds.”

Account Flows

Construction Account

On the date that SPL achieves final completion of all trains of the Project, as confirmed in writing to the Accounts Bank by SPL, at the written request of SPL to the Accounts Bank (with a copy to the Common Security Trustee), the Construction Account may be closed and any amounts on deposit therein transferred to the Revenue Account for application in accordance with the provisions described under “—Revenue Account” below.

Revenue Account

From and after the Project Completion Date, the Revenue Account will be funded with all Cash Flows, all other income received by or on behalf of SPL, revenue and proceeds of any nature received by SPL (including Business Interruption Insurance Proceeds and Delay Liquidated Damages) that is not otherwise expressly required to be or permitted to be deposited into another Account or applied directly to the Obligations in accordance with the Accounts Agreement and all amounts required to be transferred into the Revenue Account from any other account pursuant to the Accounts Agreement or received by SPL and not required by the terms of the Accounts Agreement to be deposited into another Account. Amounts in the Revenue Account shall be applied as follows:

(i) first, either (x) to fund the Operating Account in an amount not to exceed the Operation and Maintenance Expenses currently payable or expected by SPL to become due during the immediately succeeding 60 days, taking into account amounts on deposit in the Operating Account for such purpose, and/or (y) towards the payment of Operation and Maintenance Expenses currently payable;

(ii) second, on a pro rata basis to the payment of all fees, costs, charges and any other amounts then due and owing to the Secured Parties pursuant to the Accounts Agreement and other Financing Documents;

(iii) third, on the last Business Day of each calendar month (and on any other date when due and payable), to (x) the Debt Payment Account; or (y) the applicable Secured Parties that are owed such amounts, an amount equal to (A) interest on and principal of the Senior Debt (other than principal of Working Capital Debt) and (B) scheduled payments and payments of Hedge Termination Value and Gas Hedge Termination Value to be paid by SPL pursuant to the Interest Rate Protection Agreements and the Secured Gas Hedge Instruments, respectively, in each case that are then due and payable or to be due and payable on the next Quarterly Payment Date and (y) any amounts of interest on and principal of the Working Capital Debt that SPL intends or is required to pay under the Financing Documents;

(iv) fourth, on the last Business Day of each calendar month, pro rata, for deposit to (A) the Senior Secured Notes Debt Service Reserve Account, an amount equal to amount required to be deposited therein pursuant to the Financing Documents, and (B) any Additional Debt Service Reserve Account in an amount equal to the “debt service reserve requirement” established pursuant to any Senior Debt Instrument governing such Senior Debt (less the amount on deposit in or standing to the credit of the applicable Additional Debt Service Reserve Account (including the Stated Amount of any Acceptable Debt Service Reserve LCs credited to the applicable Additional Debt Service Reserve Account));

(v) fifth, after making each applicable withdrawal and transfer above, on each Quarterly Payment Date (and on any other date when due and payable), the amount necessary to repay any Permitted Indebtedness then due and payable, to make any Permitted Investments or other Investments permitted by the Financing Documents or for Capital Expenditures permitted by the Financing Document;

(vi) sixth, after making each applicable withdrawal and transfer above, on each Quarterly Payment Date (and on any other date when due and payable), the amount necessary for payment into the Distribution Account for distribution to the Pledgor to enable it to pay its income tax liability with respect to income generated by SPL, determined at the maximum combined income tax rate applicable to an individual or corporation residing in any jurisdiction within the United States; and

(vii) seventh, after making each applicable withdrawal and transfer above, on each Monthly Date, any excess remaining in the Revenue Account to be transferred to the Distribution Account,

provided that SPL may transfer Cash Flows from the FOB Sale and Purchase Agreements received prior to the Project Completion Date in the Revenue Account to the Equity Proceeds Account prior to the application of funds to the Revenue Account as required under the Accounts Agreement.

Operating Account

From and after the Project Completion Date, the Operating Account will be funded with amounts required to be so deposited pursuant to the Accounts Agreement as described above under “—Revenue Account” and, at SPL’s sole discretion, proceeds of any Working Capital Debt. Other than during a Control Notice Period, SPL may request withdrawals from the Operating Account to fund the amounts required for, and to be applied to, payment of Operation and Maintenance Expenses then due and payable or coming due and payable within the following sixty (60) days.

Debt Payment Account

Amounts shall be deposited into the Debt Payment Account as required pursuant to the Accounts Agreement as described above under “—Revenue Account.” On each Quarterly Payment Date (or any other date when payment of Senior Debt is due), SPL may withdraw amounts from the Debt Payment Account to pay (i) first, to the pro rata payment of interest on the Senior Debt then due and owing and to the scheduled payments then due and owing by SPL pursuant to the Interest Rate Protection Agreements (but excluding any payments of Hedge Termination Value) and (ii) second, to the pro rata repayment of the principal of the Senior Debt (other than principal of Working Capital Debt) then due and owing and payments for any Hedge Termination Value and Gas Hedge Termination Value then due and owing by SPL with respect to any Interest Rate Protection Agreements or Secured Gas Hedge Instrument, as the case may be.

Debt Service Reserve Account

Following the Project Completion Date, on each Quarterly Payment Date, the Debt Service Reserve Accounts will be funded pursuant to the Accounts Agreement as described above under “—Revenue Account.”

SPL will be permitted to withdraw amounts from the applicable Debt Service Reserve Account that was established pursuant to the Senior Debt Instrument governing the relevant Senior Debt to pay interest on and principal of such Senior Debt and scheduled payments (but excluding any payments of Hedge Termination Value) under the Interest Rate Protection Agreements entered into in respect of such Senior Debt, if applicable, in the event that amounts on deposit in the Debt Payment Account are insufficient to pay such amounts when due.

In the event that on any Quarterly Payment Date (after giving effect to any transfers required to be made from the Debt Service Reserve Accounts on such date) amounts on deposit in the Bond Service Reserve Account or any Additional Debt Service Reserve Account, as applicable (including the Stated Amount of any Acceptable Debt Service Reserve LCs credited to such Debt Service Reserve Account) exceed the debt service reserve requirement established pursuant to any Senior Debt Instrument, then SPL shall direct the Accounts Bank to transfer all such excess amounts on deposit in such Debt Service Reserve Account for deposit into the Revenue Account.

Generally, from and after the date when SPL is no longer required to maintain a Debt Service Reserve Account pursuant to the Financing Documents under which a Debt Service Reserve Account was created, SPL may transfer or withdraw of all cash amounts on deposit in such Debt Service Reserve Account to the Revenue Account.

Distribution Account

The Distribution Account will be funded pursuant to the Accounts Agreement as described above under “—Revenue Account.” SPL may use the amounts in the Distribution Account to make Restricted Payments so long as the conditions set forth relating to Restricted Payments in the Financing Documents have been satisfied prior to, or in connection with, such Restricted Payment.

Additional Proceeds Account

SPL may, at its election, cause all or a portion of the net proceeds of any Indebtedness permitted to be incurred pursuant to the Financing Documents to be deposited in the Additional Proceeds Account.

Amounts in the Additional Proceeds Account shall be applied to repay Indebtedness as and to the extent required by the Financing Documents and/or any excess proceeds above such amount will be placed in the Revenue Account.

Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement

Voting and Decision-Making

If any Modification, direction or other decision of the Intercreditor Agent or any other Secured Party is required or requested under the Intercreditor Agreement or any other Financing Document, the granting or withholding of such Modification, the giving of such direction, or the making of such other decision shall be determined through an Intercreditor Vote, except in each case for any Permitted Modifications, Permitted Remedies and administrative Modifications.

No Intercreditor Vote, or other consent, vote or other action by or on the part of the Intercreditor Agent, any Designated Voting Party or any Secured Debt Group Holder Representative shall be required under the Intercreditor Agreement, nor shall any such Intercreditor Vote or other consent, vote or other action by or on the part of the Intercreditor Agent, any Designated Voting Party or any Secured Debt Holder Group Representative under the Intercreditor Agreement be effective, notwithstanding any request for, vote, determination or other result of, any Intercreditor Vote, to cause or permit (y) any Permitted Modification to be made or otherwise become effective under the Secured Debt Instrument affected by any such Permitted Modification, in each case excluding any consent, Modification, direction or other decision described below under “—Modifications” or “—Enforcement of Security Interests” to be made, taken or otherwise become effective in accordance with the terms of such Sections, or (z) any Permitted Remedy to be exercised.

Each Person that is a Designated Voting Party for a Secured Debt Instrument shall be entitled to vote in each Intercreditor Vote and shall have a total number of votes (expressed in dollars) equal to (i) the aggregate outstanding principal amount (including any and all amounts previously declared immediately due and payable or otherwise accelerated), plus (ii) the aggregate principal amount of undrawn Senior Debt Commitments (without duplication of amounts counted under clause (i) and not including any and all Senior Debt Commitments for which the Availability Period has ended or that have been otherwise previously cancelled or terminated), plus (iii) the aggregate undrawn stated amount of any outstanding letters of credit and any reimbursement obligations (without duplication of amounts counted under clauses (i) or (ii)), in each case, under the Secured Debt Instrument for which such Secured Debt Holder Group Representative is the Designated Voting Party.

Secured Debt held by SPL, the Pledgor, the Parent, Blackstone, any defaulting lender under the 2023 Revolving Credit Facility Agreement, or any Affiliate of any of them shall be disregarded for purposes of calculating the total number of votes of a Designated Voting Party, calculating the number of votes of Designated Voting Parties in the numerator and denominator in calculating percentages, and all other purposes of any Intercreditor Vote.

In calculating the percentage of Designated Voting Parties in any Intercreditor Vote for any consent, Waiver, Modification, instruction, exercise of discretion or otherwise providing direction with respect to a decision, the total number of votes cast by the Designated Voting Parties in favor of such decision shall be divided by the total number of votes eligible to be cast by all of the Designated Voting Parties in such Intercreditor Vote.

Notwithstanding that a Secured Debt Instrument may provide for Obligations outstanding thereunder to vote or act on a class or series basis, or to provide or record a split vote, each Designated Voting Party for any Secured Debt Instrument for any Intercreditor Vote shall cast its respective votes in such Intercreditor Vote as a unanimous block corresponding to all such classes or series based on the vote of the majority of votes cast (or other percentage of votes expressly provided in the Secured Debt Instrument governing such Secured Debt); provided, that with respect to any Unanimous Decision, no Designated Voting Party shall be permitted to vote in favor of any such Unanimous Decision unless (x) except as provided in clause (y) below, all Secured Debt Holders in the Secured Debt Holder Group represented by such Designated Voting Party consent to such Unanimous Decision being passed or made or (y) if under the terms of any Secured Debt Instrument (or the terms of any Special Credit Support Document for such Secured Debt Instrument) any Unanimous Decision may be passed or made by less than all of the Secured Debt Holders under such Secured Debt Instrument (or by any Special Credit Support Provider), then the percentage specified in such Secured Debt Instrument (or the terms of any Special Credit Support Document for such Secured Debt Instrument) of Secured Debt Holders in the Secured Debt Holder Group represented by such Designated Voting Party (or by any Special Credit Support Provider) consent to such Unanimous Decision being passed or made.

If, under the terms of any Secured Debt Instrument, the Holders of Secured Debt outstanding under such Secured Debt Instrument do not have the right to vote on, to give any consent, waiver or instruction, or to take other action with respect to the matter which is subject to any Intercreditor Vote, the Secured Debt held by such Holders shall be disregarded. Notwithstanding the foregoing, if the Secured Debt Holder Group Representative under any Secured Debt Instrument is required, under the terms thereof, to vote or to give its consent, waiver or instruction, or to take any other action on behalf of the Holders of the Secured Debt under such Secured Debt Instrument (such Secured Debt, the “Instructed Debt”) in a manner consistent with the vote, consent, waiver, instruction or other action taken by a specified other Secured Debt Holder Group Representative, the Instructed Debt shall not be disregarded and instead shall be taken into account and calculated accordingly. The indenture provides that (i) the holders of the notes will not have a right to vote on, to give any consent, waiver or instruction, or to take other actions with respect to the matter which is the subject to any Intercreditor Vote in certain circumstances described in this Description of Notes and (ii) the Indenture Trustee shall be required, in certain circumstances, including without limitation with respect to any provision of the Common Terms Agreement which are either more restrictive on SPL or not applicable to the notes, in each case as set forth in an officer’s certificate from SPL, to vote in conformity with the Secured Bank Debt Holders (after giving effect to the ability of SPL to replace Secured Bank Debt Holders that fail to give consent to amendments or waivers requested by SPL), without the requirement of any vote or consent by the noteholders as described in this Description of Notes.

Modifications

Majority decisions. No Covered Action shall be taken unless an Intercreditor Vote is taken in accordance with the procedures described above under “—Voting and Decision-Making” (other than certain exceptions described below), and consent for the Covered Action is given by Designated Voting Parties representing:

(i) except as otherwise provided in clauses (ii) through (viii), the Majority Aggregate Secured Credit Facilities Debt Participants;

(ii) for any Covered Action that is or includes any Fundamental Decision, (A) if at the time both Aggregate Secured Bank Debt and Aggregate Other Secured Debt is outstanding, the Majority Aggregate Secured Bank Debt Participants; and (B) if at the time no Aggregate Secured Bank Debt is outstanding, the Majority Secured Debt Participants; provided that the Indenture Trustee shall be required to vote in favor of any such Covered Action without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL; and

(iii) for any Covered Action after the Project Completion Date while the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, the Majority Secured Debt Participants; provided that the Indenture Trustee shall be required to vote in conformity with the Secured Bank Debt Holders without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL.

Unanimous decisions. None of the following Covered Actions shall be taken unless an Intercreditor Vote is taken in accordance with the procedures described above under “—Voting and Decision-Making” and consent for the Covered Action is given by Designated Voting Parties representing One Hundred Percent Participants (each of the following, a “Unanimous Decision”):

(i) shortening the maturity of any Secured Debt;

(ii) accelerating any scheduled principal payment date or increasing the amount payable on any scheduled principal payment date for any Secured Debt;

(iii) changing the method of calculation of interest due on any Secured Debt in a manner that results in an increase in such interest rate;

(iv) increasing the rate or shortening the time of payment of interest due on any Secured Debt;

(v) reducing the percentage or other voting thresholds specified in respect of matters requiring approval of the Secured Parties;

(vi) changing or otherwise adversely impacting the priority of the Liens over the Security (except as allowed under the Financing Documents);

(vii) changing the provisions of the Financing Documents providing for the pari passu ranking of the Secured Debt;

(viii)         changing the provisions of the Financing Documents regarding the priority and application of funds in the accounts maintained under the Accounts Agreement;

(ix) to the extent not already covered by the foregoing, amending the Intercreditor Agreement in any manner that would result in any of the foregoing;

(x) amending the definition of Unanimous Decisions;

(viii)         amending in any material respect the definition of Fundamental Decision;

(ix) (a) release of all or a material portion of the Collateral from the Lien of any Security Document (except as otherwise allowed under the Financing Documents) or (b) any Modification in any material respect of any Security Document;

(x) changing the currency of any payment obligation under any Secured Debt Instrument; and

(xi) modifying any of the mandatory prepayment provisions of the Common Terms Agreement.

With respect to any Secured Debt Unanimous Decision, no Covered Action shall be taken unless an Intercreditor Vote is taken in accordance with the procedures described under “—Voting and Decision-Making” and consent to the Covered Action is given by each of the Designated Voting Parties representing any Secured Debt Holder Group for which such Covered Action is a Secured Debt Unanimous Decision.

The indenture provides that the Indenture Trustee shall, without seeking noteholder consent or direction, vote in conformity with the Secured Bank Debt Holders with respect to (X) any of clauses (i), (ii), (iii), (iv), (xi), (xiii) and (xiv) above and clause (xii)(b) above, if such Modification is not materially adverse to the holders of the notes, or in the case of clause (xi) above is more restrictive on SPL, in each case as set forth in an officer’s certificate from SPL upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, unless such Covered Action only applies to the notes, and (Y) clauses (vii), (viii) and (xiv) above if such Modification does not result in the notes receiving payments that are less than pari passu with the Secured Bank Debt (other than due to timing differences in when payments are due on the notes in accordance with their terms) and does not result in a material adverse change (when considered together with all other Modifications to any particular item specified above) or such Modification is required by an Export Credit Agency as described in the following two paragraphs, in each case, as set forth in an officer’s certificate from SPL upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, in (A) the priority within clauses (i) through (vii) of the waterfall of payments described under “—Account Flows—Revenue Account” above of any payment of principal, interest or other amounts payable (whether by prepayment or otherwise) under the notes or (B) the funding of the Senior Secured Notes Debt Service Reserve Account and (Z) clause (ix) above (in the case of clause (ix) to the extent it affects actions in respect of clauses (v) or (vi)) if such Modification results in a Covered Action otherwise permitted by this proviso; provided further that, if there is no Secured Bank Debt outstanding, any Covered Action with respect to any of clauses (i), (ii), (iii), (iv), (xi), (xiii), (xiv) and (xii)(b) above shall only require the affirmative vote of a majority of the aggregate outstanding principal amount of the notes or, in the case of clause (xi) above, if the Covered Action is either more restrictive on SPL than the indenture or is not applicable, in each case as set forth in an officer’s certificate from SPL upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, shall not require any vote or consent of the noteholders and the Indenture Trustee shall be required, without seeking noteholder consent or direction, to vote in favor of such Covered Action. Notwithstanding the foregoing, to the extent that a vote of the noteholders is required, the indenture requires the consent of the holders of at least 75% in aggregate principal amount of the outstanding debt securities of each series affected by such Covered Action, including the notes and any additional notes, if any, with respect to the Covered Actions described clauses (v), (vii), (viii) and (x) above. Notwithstanding the foregoing, the indenture provides that the Indenture Trustee shall, without seeking noteholder consent or direction, vote in conformity with the Secured Bank Debt Holders with respect to any modification of the mandatory prepayment provisions of the Common Terms Agreement that permits a Secured Debt Instrument to provide a higher mandatory prepayment threshold than the applicable threshold in the Common Terms Agreement, including without limitation to conform the Common Terms Agreement to the mandatory prepayment thresholds set forth in the indenture.

Notwithstanding the preceding paragraph, in the event any export credit agency or similar financial institution (an “Export Credit Agency”) provides or guarantees debt financing for SPL, the Indenture Trustee shall be required, without seeking noteholder consent or direction, to consent to any of the following which are approved by the Secured Bank Debt Holders: (i) any amendments or other modifications to the Intercreditor Agreement or (ii) any amendments or other modifications to the Common Terms Agreement or the Accounts Agreement to provide (a) for a mandatory prepayment of the Indebtedness guaranteed by such Export Credit Agency if the guaranty (or similar financial accommodation) is terminated or (b) for mandatory prepayment of the Indebtedness issued to or guaranteed by such Export Credit Agency if a Facility LNG Sale and Purchase Agreement with a counterparty from the country of origin of such Export Credit Agency, is terminated and in each case, that SPL indicates in an officer’s certificate to the Indenture Trustee, upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, are required to induce such Export Credit Agency to make or guarantee such debt financing to SPL.

Notwithstanding the second preceding paragraph, in the event that any Export Credit Agency provides or guarantees debt financing for SPL, the Indenture Trustee shall be required, without seeking noteholder consent or direction, to consent to any of the following which are approved by the Secured Bank Debt Holders: (i) any amendments to the Intercreditor Agreement or (ii) any amendments to the Common Terms Agreement to provide that (a) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding and the consent of the Majority Secured Debt Participants is required for any Majority Decision (as described above under clause (iv) of “—Majority Decisions”) and (b) the Secured Debt held by any Export Credit Agency is at least 12% of the total Secured Debt then outstanding, the consent of such Export Credit Agency (or the Secured Debt Holder Group Representative of such Export Credit Agency) shall be required; provided, however, that SPL indicates in a certificate to the Indenture Trustee, that such amendments are required to induce such Export Credit Agency to make or guarantee such debt financing to SPL.

Administrative decisions. The Intercreditor Agent or the Common Security Trustee, or a Secured Debt Holder Group Representative (without taking any Intercreditor Vote and without obtaining the consent of any Designated Voting Party or other Secured Party), may consent to (and may authorize the Common Security Trustee or any Secured Debt Holder Group Representative to consent to) certain administrative decisions pursuant to the Intercreditor Agreement.

Permitted modifications. Other than as described above, each Secured Party (other than any Secured Hedging Party, the Intercreditor Agent, the Common Security Trustee or the Accounts Bank), at any time and from time to time, without any consent of or notice to any other Secured Party and without impairing or releasing the obligations of any Person under the Intercreditor Agreement, may make any Permitted Modification of or under any Secured Debt Instrument to which such Secured Party is a party, subject to the provisions of its respective Secured Debt Instruments (and any Special Credit Support Document for any such instrument) regarding such Modifications, releases, and Waivers.

Any Permitted Modification of a Secured Debt Instrument shall be made or otherwise become effective, under or for purposes of the Intercreditor Agreement, only with the consent, if any, of any Person required by the terms of the applicable Secured Debt Instrument for such Permitted Modification to be made or become effective in accordance with the terms of such Secured Debt Instrument. Any Permitted Modification that purports to be made without the consent of any Person that is required by the terms of the applicable Secured Debt Instrument for such Permitted Modification to be made or become effective in accordance with the terms of such Secured Debt Instrument shall be null and void ab initio and have no force and effect, and for purposes of this sentence, any determination whether a Modification constitutes a Permitted Modification shall be made without giving effect to clause (d) of the definition of Permitted Modification.

Notwithstanding the foregoing under this “—Modifications” section, no change to the amounts owing to the Indenture Trustee, in its capacity as such, or the indemnity provided by SPL to the Indenture Trustee under the indenture shall be made without the Indenture Trustee’s consent.

Enforcement of Security Interests

Election to pursue remedies. At any time after the occurrence and during the continuance of an Event of Default (as defined in the Intercreditor Agreement), any Designated Voting Party may serve a notice (such notice, a “Remedies Initiation Notice”) on the Intercreditor Agent that describes such Event of Default (as defined in the Intercreditor Agreement), with respect to which such Designated Voting Party is seeking to pursue remedies as well as the various remedies (the “Proposed Remedies”) that such Designated Voting Party wishes the Intercreditor Agent to direct the Common Security Trustee to exercise. Each Secured Debt Holder Group shall be permitted, subject to and in accordance with the terms and provisions of its applicable Secured Debt Instrument (and any Special Credit Support Document for such Secured Debt Instrument), and without consent or other action on the part of any other Secured Debt Holder Group or the Intercreditor Agent, to take or exercise any Permitted Remedies under its Secured Debt Instrument. Only the Common Security Trustee, as directed by the Intercreditor Agent in accordance with the provisions described in the following paragraph (or any Secured Debt Holder Group Representative representing 25% or more of the Aggregate Secured Debt in the circumstances set forth below), shall be entitled to take any Enforcement Action or otherwise exercise remedies (other than Permitted Remedies) under the Financing Documents, or otherwise, with respect to an Event of

Default (as defined in the Intercreditor Agreement), and such exercise of remedies by the Common Security Trustee shall be limited to those set forth in the Remedies Initiation Notice or as otherwise directed by an applicable vote or consent of the Designated Voting Parties.

Following any Event of Default (as defined in the Intercreditor Agreement), and for so long as such Event of Default (as defined in the Intercreditor Agreement) is continuing, the Common Security Trustee, acting in accordance with instructions received from the Intercreditor Agent in accordance with the Intercreditor Agreement, shall have the right to take any action permitted in accordance with the Intercreditor Agreement as so instructed by the Intercreditor Agent and to enforce the Security and make determinations regarding the release, disposition, or restrictions with respect to the Collateral; provided that, unless and until the Common Security Trustee shall have received any such instruction, the Common Security Trustee may (but shall not be obligated to), to the extent expressly permitted by the Security Documents, and the Intercreditor Agreement take such action, or refrain from taking such action, in order to preserve or protect the Security on and the value of the Collateral, as it shall deem advisable in the best interests of the Secured Parties.

Notwithstanding the foregoing, upon a CTA Event of Default that would not otherwise be an Event of Default under the indenture, the Indenture Trustee shall not deliver a remedies instruction or seek noteholder consent or direction for any such action.

If the Designated Voting Parties constituting the applicable Initiating Percentage direct the Intercreditor Agent to direct the Common Security Trustee to exercise remedies (which direction may include an instruction to exercise the Proposed Remedies or an instruction to exercise other remedies), the Intercreditor Agent shall instruct the Common Security Trustee to exercise any such remedies in accordance with the Intercreditor Agreement as described below under “—Exercise of Remedies,” unless all Events of Default (as defined in the Intercreditor Agreement) that are the subject of such Remedies Initiation Notice have been previously cured or waived (by Modification of the provisions giving rise to such Event of Default (as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement described above under “—Modifications”).

Notwithstanding the foregoing:

(i) upon the occurrence of any CTA Event of Default specified in clause (1) of the definition of “CTA Event of Default” (other than for non-payment of amounts that become or are declared due and payable upon acceleration solely as a result of a CTA Event of Default other than clause (1) of the definition of “CTA Event of Default”), any Designated Voting Party or Designated Voting Parties representing 25% or more of the Aggregate Secured Debt shall be entitled to immediately deliver a Remedies Initiation Notice directing the Intercreditor Agent to instruct the Common Security Trustee to exercise immediately the remedies requested in such Remedies Initiation Notice, including enforcing the Security; or

(ii) upon the occurrence of any CTA Event of Default specified in clause (7) of the definition of “CTA Event of Default” with respect to SPL:

(1)     all principal, accrued interest, commitment fees and all other Obligations due under the Secured Debt shall become immediately due and payable without the need for any Remedies Initiation Notice or other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given);

(2)     the unutilized Senior Debt Commitments in respect of all the Secured Debt shall forthwith terminate immediately without the need for any Remedies Initiation Notice or other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given); and

(3)     any Secured Debt Holder Group Representative representing 25% or more of the Aggregate Secured Debt shall be entitled to immediately direct the Common Security Trustee to immediately take such action as is necessary to obtain relief from the automatic stay provisions under Bankruptcy Law or otherwise protect the position of the Secured Parties.

Notwithstanding the foregoing and subject to the Consents, at such time as the Common Security Trustee receives a notice from a counterparty to a Consent that SPL is in default under the relevant Material Project Document, the Common Security Trustee may take any action to cure or remedy such default if so directed by the Intercreditor Agent acting on instructions given (x) by the Designated Voting Parties representing the Majority Aggregate Secured Bank Debt Participants for so long as any Aggregate Secured Bank Debt is outstanding, or (y) by the Designated Voting Parties representing the Majority Secured Debt Participants if no Aggregate Secured Bank Debt is outstanding, in each case without any Remedies Initiation Notice or other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given).

Notwithstanding anything to the contrary described under “—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement,” upon delivery of a Remedies Initiation Notice executed by Designated Voting Parties constituting the Initiating Percentage, the Intercreditor Agent shall instruct the Common Security Trustee to deliver a Control Notice (as defined in the Accounts Agreement) to the Accounts Bank, without the need for any other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given).

Exercise of remedies. If pursuant to the Intercreditor Agreement, the Required Secured Parties elect to exercise remedies, then, subject to the following paragraph, the Intercreditor Agent shall follow the written instruction regarding the exercise of remedies delivered by the Secured Parties pursuant to the Remedies Initiation Notice or pursuant to an Intercreditor Vote (the “Remedies Instruction”). Each Remedies Instruction shall specify the particular action that the Required Secured Parties propose to cause the Intercreditor Agent to direct the Common Security Trustee to take.

Each Remedies Instruction shall, except as otherwise provided in the Intercreditor Agreement, be effective on the date set out in such notice. In the event that more than one Secured Debt Holder Group delivers a Remedies Instruction, the Remedies Instruction from the Secured Debt Holder Group representing the greatest number of votes shall control unless the Intercreditor Agent has already commenced action called for by another Remedies Instruction having an earlier effective date.

At the direction of the Required Secured Parties pursuant to a Remedies Instruction, the Intercreditor Agent shall, if so directed, promptly instruct the Common Security Trustee to exercise the remedies provided therein and to enforce its rights pursuant to the Security Documents, to realize upon the Collateral, to take Enforcement Action, to call upon (if necessary) any equity contributions or, in the case of a proceeding against SPL under applicable laws relating to Bankruptcy, to seek to enforce the claims of the Secured Parties thereunder.

Order of Application

The Security Agency Agreement and the Intercreditor Agreement provide that upon the enforcement of any Lien granted pursuant to any Security Document or any other legal, equitable or other remedial action specifically provided under the Intercreditor Agreement, Security Agency Agreement, any other Financing Document or any other action or remedy available under applicable law with respect to the enforcement of any

Security, the proceeds of any collection, recovery, receipt, appropriation, realization or sale of any or all of the Collateral or the enforcement of any Security Document shall be applied in the following order (and thereafter as provided under any applicable Secured Debt Instrument):

(i) first, on a pro rata basis, to the payment of all fees, expenses and other amounts due to the Intercreditor Agent, the Common Security Trustee, the Accounts Bank, any Secured Debt Holder Group Representative, any Secured Hedge Representative and any Secured Gas Hedge Representative (other than amounts specified in clauses (ii) and (iii) below), in each case in connection with carrying out or purporting to carry out their duties and exercising and enforcing their powers and discretions under the relevant Financing Documents;

(ii) second, to the extent of any excess of such proceeds, to the respective Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives for application to the payment of all outstanding Obligations that are then due and payable (including any termination payments and any ordinary course settlement payments under Secured Hedge Instruments or Secured Gas Hedge Instruments), on a pro rata basis among the Secured Parties, in an amount sufficient to pay in full all outstanding Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy or insolvency proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Instruments, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

(iii) third, to the extent of any excess of such proceeds, payment to SPL.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator, member, partner or stockholder of SPL or any Guarantor (including, without limitation, the Pledgor), as such, will have any liability for any obligations of SPL or the Guarantors under the notes, the indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

SPL may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2) SPL’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Indenture Trustee, and SPL’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, SPL may, at its option and at any time, elect to have the obligations of SPL and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event

Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) SPL must irrevocably deposit with the Indenture Trustee, in trust, for the benefit of the holders of the notes, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and SPL must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, SPL has delivered to the Indenture Trustee an opinion of counsel from counsel who is reasonably acceptable to the Indenture Trustee confirming that (a) SPL has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Notes Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, SPL has delivered to the Indenture Trustee an opinion of counsel from counsel who is reasonably acceptable to the Indenture Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which SPL or any Guarantor is a party or by which SPL or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which SPL or any of its Subsidiaries is a party or by which SPL or any of its Subsidiaries is bound;

(6) SPL must deliver to the Indenture Trustee an officer’s certificate stating that the deposit was not made by SPL with the intent of preferring the holders of notes over the other creditors of SPL with the intent of defeating, hindering, delaying or defrauding creditors of SPL or others;

(7) SPL must deliver to the Indenture Trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(8) SPL must deliver to the Indenture Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the Intercreditor Agreement and subject to the provisions of the indenture that require the Indenture Trustee to vote (i) in conformity with the Majority Aggregate Secured Bank Debt Participants and (ii) in favor of certain actions, each as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making” and “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications” and the next three succeeding paragraphs, any debt securities, including the notes, the indenture or the applicable Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities under the indenture (including, without limitation, additional notes, if any) voting as a single class, or if such amendment or supplement applies to less than all series of debt securities under the indenture, each series affected by the amendment or supplement (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any series of debt securities, including the notes), and any existing Default or Event of Default or compliance with any provision of any debt securities, including the notes, the indenture or the applicable Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities under the indenture (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any series of debt securities, including the notes). See “— Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications.”

Without the consent of each holder of each series of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “— Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, SPL, the Guarantors and the Indenture Trustee may amend or supplement the notes and the indenture or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of SPL’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of SPL’s or such Guarantor’s assets, as applicable;

(4) to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the indenture governing such release and termination;

(5) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(7) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the Note Guarantees or the notes;

(8) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Original Notes Issue Date;

(9) to add any Note Guarantee; or

(10) to provide for a successor Trustee in accordance with the provisions of the indenture.

Any such amendment or supplement provided above under this caption “—Amendment, Supplement and Waiver” that imposes any obligation upon the Indenture Trustee or adversely affects the rights of the Indenture Trustee in its individual capacity will become effective only with the consent of the Indenture Trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes under the indenture that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to SPL, have been delivered to the Indenture Trustee for cancellation; or

(b) all notes under the indenture that have not been delivered to the Indenture Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and SPL or any Guarantor has irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds in trust solely for the benefit of the holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Indenture Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which SPL or any Guarantor is a party or by which SPL or any Guarantor is bound;

(4) SPL or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5) SPL has delivered irrevocable instructions to the Indenture Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, SPL must deliver to the Indenture Trustee (a) an officer’s certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Governing Law

The indenture, the notes and the Notes Guarantees will be governed by the laws of the State of New York.

Concerning the Indenture Trustee

If the Indenture Trustee becomes a creditor of SPL or any Guarantor, the indenture limits the right of the Indenture Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Indenture Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Indenture Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Indenture Trustee security and indemnity satisfactory to the Indenture Trustee against any loss, liability or expense. Any rights of the Indenture Trustee to seek to exercise remedies in respect of the security will be governed by the Intercreditor Agreement.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Common Terms Agreement (without exhibits, other than the definitions), the Security Agency Agreement, the Intercreditor Agreement, the indenture, registration rights agreement and Security Documents without charge by writing to Sabine Pass Liquefaction, LLC, 700 Milam Street, Suite 1900, Houston, Texas 77002, USA, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The New Notes, like the Old Notes will be represented by one or more notes in registered, global form without interest coupons. (the “Global Notes”). The Global Notes will be deposited upon issuance with the Indenture Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form under certain circumstances. See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. SPL takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised SPL that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised SPL that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, SPL and the Indenture Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither SPL, the Indenture Trustee nor any agent of SPL or the Indenture Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised SPL that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Indenture Trustee or SPL. Neither SPL nor the Indenture Trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and SPL and the Indenture Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised SPL that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither SPL nor the Indenture Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies SPL that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case SPL fails to appoint a successor depositary;

(2) SPL, in its sole discretion, notifies the Indenture Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised SPL that, in such event, under its current practices, DTC would notify its Participants of SPL’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3) there will have occurred and be continuing an Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Indenture Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

SPL will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. SPL will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. SPL expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised SPL that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the Common Terms Agreement, the Intercreditor Agreement and the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided. References in the indenture to any agreement include references to any amendments or restatements of any such agreement.

For the purposes of the definitions set forth below, and in accordance with the terms of the indenture, the definitions of certain of the Financing Documents have been updated from the definitions set forth in the indenture to reflect any amendments or restatements.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least “A-” (or the then-equivalent rating) by S&P and “A3” (or the then-equivalent rating) by Moody’s, and, in any case, with a combined capital surplus of at least $1,000,000,000.

“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Common Security Trustee which includes the following material terms:

(i) an expiry date not earlier than 364 days after its issuance date;

(ii) allows the Common Security Trustee to make a drawdown of up to the Stated Amount in each of the circumstances described in under “—Summary Description of Principal Finance Documents— Account Flows—Debt Service Reserve Accounts;” and

(iii) the reimbursement and other payment obligations with respect to such letter of credit are not for the account of the SPL or the Project.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to S&P, Fitch or Moody’s.

“Accession Agreement” means an accession agreement entered into (or to be entered into) by any acceding Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, substantially in the form required by the Common Terms Agreement.

“Accounts Agreement” means the Third Amended and Restated Accounts Agreement, dated as of March 19, 2020, among SPL, the Common Security Trustee and the Accounts Bank, as amended from time to time.

“Accounts Bank” means Citibank, N.A., or any successor to it appointed pursuant to the terms of the Accounts Agreement.

“Additional Debt Service Reserve Account” means any Additional Debt Service Reserve Account so designated, established and created by the Accounts Bank, as directed by SPL pursuant to the Accounts Agreement, upon the incurrence of any Secured Replacement Debt or Secured Expansion Debt that provides for a “debt service reserve requirement.”

“Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which SPL becomes a party after the Initial Senior Secured Debt Closing Date that:

(a) replaces or substitutes for an existing Material Project Document; or

(b) (i) contains obligations and liabilities that are in excess of $250,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) has obligations of the Company that are for a term of greater than seven years; provided that in the case of a GSA, such agreement is (x) for more than 10% of the volume of gas expected to be consumed by the Company in each year that the GSA is in effect and (y) that is for a term of greater than seven years;

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable; provided further that any contract, agreement or other instrument of the type listed in clauses (a), (b) and (e) of the definition of “Material Project Document” shall not be considered an Additional Material Project Document to the extent such contract, agreement or other instrument is not considered a Material Project Document pursuant to clause (a), (b) or (e), as applicable; provided further that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which SPL becomes a party after the Working Capital Facility Agreement Effective Date that:

(a) replaces or substitutes for an existing Material Project Document; or

(b) (i) contains obligations and liabilities that are in excess of $250,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven (7) years.

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Proceeds Account” means the Additional Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Additional Secured Debt” means any of (a) the Secured Expansion Debt, (b) the Secured Replacement Debt and (c) the Secured Working Capital Debt.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Secured Debt Instrument.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Common Security Trustee, the Indenture Trustee or any Secured Debt Holder.

“Aggregate Other Secured Debt” means, at any time, the aggregate amount of Other Secured Debt.

“Aggregate Secured Bank Debt” means, at any time, the aggregate amount of (i) the Secured Bank Debt and (ii) without duplication, any Additional Secured Debt (other than any Additional Secured Debt that is either (x) Other Secured Debt or (y) loans made primarily by institutional investors, term loan B loans or any other loans made pursuant to one or more credit facilities in which the lenders are not primarily financial institutions engaged in the business of banking).

“Aggregate Secured Debt” means, at any time, the aggregate amount of Secured Debt.

“Applicable Facility LNG Sale and Purchase Agreement” means any Facility LNG Sale and Purchase Agreement (other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof, (C) any Facility LNG Sale and Purchase Agreement not then in effect and (D) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non-payment by the counterparty to such Facility LNG Sale and Purchase Agreement) with respect to any Train (a) for which SPL shall have delivered to the Indenture Trustee an officer’s certificate of an Authorized Officer certifying that the In-Service Date has occurred or (b) (i) for which SPL shall have delivered to the Indenture Trustee an officer’s certificate of an Authorized Officer certifying that such Train is under construction pursuant to a validly issued full notice to proceed under an EPC Contract not in material default and (ii) for which SPL shall have delivered to the Indenture Trustee a certificate from the Independent Engineer certifying that the Indebtedness incurred in respect thereof, together with any equity contribution amount required by such Indebtedness and all Contracted Cash Flows, are sufficient to fund the entirety of the Project Costs of such Train through the Guaranteed Substantial Completion Date thereof, plus reasonable contingencies.

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SPL and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Covenants Applicable to the Notes—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(b) the issuance of Equity Interests in any of SPL’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50,000,000;

(b) a transfer of assets between or among SPL and any of its Restricted Subsidiaries;

(c) an issuance of Equity Interests by a Restricted Subsidiary of SPL to SPL or to any Restricted Subsidiary of SPL;

(d) the sale, lease or other disposition of (a) products, services, inventory or accounts receivable in the ordinary course of business or (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets and the disposition of obsolete equipment, equipment that is damaged or worn out or assets no longer needed in the business of SPL;

(e) the sale or other disposition of cash or Cash Equivalents;

(f) settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(g) a Restricted Payment that does not violate the covenant described above under the caption “—Covenants Applicable to the Notes—Restricted Payments” or a Permitted Investment;

(h) the sale or other disposition of LNG (or other commercial products);

(i) sales, transfers or other dispositions of Permitted Investments;

(j) sales of Services in the ordinary course of business;

(k) sales of any LNG related to additional liquefaction trains developed by SPL;

(l) transfers or novations of Interest Rate Protection Agreements in accordance with the Common Terms Agreement;

(m) sales or other dispositions of the Improved Facilities (as defined in the Cooperation Agreement);

(n) conveyance to gas transmission companies of gas interconnection or metering facilities built using Capital Expenditures permitted by the Common Terms Agreement;

(o) subject to clause (a) of the definition of Permitted Indebtedness, the assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreements or the CMI LNG Sale and Purchase Agreement and any related agreements by SPL to an Affiliate of SPL; provided, however, that if SPL incurs Expansion Debt in respect of Train Five or Train Six pursuant, as applicable, to clause (a) of the definition of Permitted Indebtedness, any such assignment, novation or transfer of any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreement, as applicable, and any related agreements by SPL to an Affiliate of SPL shall constitute an Asset Sale unless it otherwise qualifies under any of the other listed exception in this “Asset Sales” definition; and

(p) any single transaction or series of related transactions pursuant to the terms of an agreement existing on the Original Notes Issue Date.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Authorized Signatory” means an authorized signatory of SPL or the Common Security Trustee authorized to provide written directions and instructions to the Accounts Bank pursuant to the Accounts Agreement, and, in the case of SPL, such Authorized Signatory shall be an Authorized Officer.

“Availability Period” (and correlative terms) has the meaning provided in the relevant Secured Debt Instrument.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b) a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days;

(c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 120 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 120 days (whether or not consecutive);

(d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g) an order for relief shall be entered in respect of such Person under the Bankruptcy Code,

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BG” means BG Gulf Coast LNG, LLC.

“BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between SPL and BG, as amended from time to time, and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts;” provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between SPL and BG.

“Blackstone” means the Blackstone Guarantor and/or Blackstone Holdco, as the context may require. “Blackstone Guarantor” means Blackstone Capital Partners VI-Q L.P., a Delaware limited partnership.

“Blackstone Guaranty” means the Limited Guaranty dated as of May 14, 2012, from the Blackstone Guarantor in favor of the Parent.

“Blackstone Holdco” means Blackstone CQP Holdco LP, a Delaware limited partnership.

“Blackstone Unit Purchase Agreement” means the Unit Purchase Agreement dated as of May 14, 2012 among Parent, Cheniere Energy, Inc., and Blackstone Holdco.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Notice” means each request for Construction/Term Loans in the form provided in an exhibit to the Common Terms Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted or required by law, regulation or executive order to be closed in New York, New York; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to SPL or the Project insuring SPL against business interruption or delayed start-up.

“Calculation Date” means the last day of the month immediately preceding a Restricted Payment Date.

“Calculation Period” means, on any Calculation Date, the period commencing twelve months prior to, and ending on, such Calculation Date; provided, that prior to the first anniversary of the DSCR Start Date, the Calculation Period shall mean the period beginning on the first day of the first full month following the DSCR Start Date and ending on, the Calculation Date.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of SPL payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of SPL. “Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) Dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating from any other Acceptable Rating Agency);

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency) and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Indenture Trustee or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency);

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cash Equivalents” means:

(a) the lawful currency of the United States of America, Canada, the United Kingdom, or the member states of the European Union;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating from any other Acceptable Rating Agency);

(d) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency) and, in each case, maturing within one year after the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Senior Facility Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency).

“Cash Flow” means, for any period, the sum (without duplication) of the following:

(a) all cash paid to SPL during such period in connection with the ownership or operation of the Project;

(b) all interest and investment earnings paid to SPL or accrued during such period;

(c) all cash paid to SPL during such period as Business Interruption Insurance Proceeds; and

(d) all cash paid to SPL during the applicable period from any direct or indirect owner of SPL by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by SPL; Insurance Proceeds; Condemnation Proceeds; proceeds from any disposition of assets of the

Project or SPL other than the sale of capacity and other commercial products in the ordinary course of business and tax refunds; provided further that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cash Flow” means, for any period, the sum (without duplication) of the following:

(a) all cash paid to any Loan Party during such period in connection with the ownership or operation of the Project;

(b) all interest and investment earnings paid to any Loan Party or accrued to during such period;

(c) all cash paid to any Loan Party during such period as Business Interruption Insurance Proceeds; and

(d) all cash paid to any Loan Party during the applicable period from any direct or indirect owner of any Loan Party by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by SPL; Net Loss Proceeds; Net Cash Proceeds other than the sale of capacity and other commercial products in the ordinary course of business and tax refunds.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow received by SPL during such period minus all operating and maintenance expenses paid during such period; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cash Flow Available for Debt Service” means, for any period, an amount equal to (a) all Cash Flow received by SPL during such period, minus (b) all operating and maintenance expenses paid during such period, plus (c) any extraordinary, unusual or non-recurring expenses or losses of SPL and its subsidiaries actually subtracted from Cash Flows pursuant to clause (b) during such applicable period, plus (d) any Cash Flow that would have been projected to be generated by SPL and the Restricted Subsidiaries that were not generated as a result of any force majeure event affecting SPL and the Restricted Subsidiaries (up to a 12 month period, and without duplication of any business interruption insurance proceeds received by the Loan Parties as a result of such force majeure event).

“Change of Control” means the occurrence of the Parent owning, directly or indirectly, less than 50% of the voting and economic interests in SPL; provided that a Change of Control shall not be deemed to have occurred if SPL shall have received letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the notes, SPL shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered this contemplated event and that, if the contemplated event occurs, such Acceptable Rating Agency would reaffirm the then current rating of the notes as of the date of such event.

“Change Order” has the meaning assigned to the term “Change Order” in the Train One and Train Two EPC Contract or any other EPC Contract, as applicable; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Change Order” with respect to an EPC Contract has the meaning assigned to the term “Change Order” in such EPC Contract.

“Cheniere Marketing LNG Sale and Purchase Agreement” means collectively, the Master LNG Sale and Purchase Agreement (FOB), dated as of May 12, 2015, between SPL and Cheniere Marketing International LLP and the Confirmation—Sabine T1-T4 Commissioning Cargoes, dated as of May 12, 2015, between SPL and Cheniere Marketing International LLP.

“CMI LNG Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated May 14, 2012, between SPL and Cheniere Marketing, LLC, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “CMI LNG Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, as amended by the Letter Agreement, dated as of December 8, 2016 and Amendment No. 1, dated May 3, 2019, between SPL and Cheniere Marketing International LLP (assignee of CMI).

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Common Security Trustee” means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

“Common Security Trustee/Commercial Banks Facility Agent Fee Letter” means the Second Amended and Restated Fee Letter dated as of June 30, 2015, between SPL and Société Générale, in its capacities as the Commercial Banks Facility Agent and the Common Security Trustee.

“Common Terms Agreement” means the Fourth Amended and Restated Common Terms Agreement, dated as of June 23, 2023, as amended, among SPL, the subsidiaries of SPL party thereto from time to time, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, as amended from time to time.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“ConocoPhillips License Agreements” means the License Agreements between SPL and ConocoPhillips Company, dated as of May 3, 2012 and dated as of December 21, 2012, as each is amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “ConocoPhillips License Agreements” means, collectively, the Stage 1 ConocoPhillips License Agreement, the Stage 2 ConocoPhillips License Agreement, the Stage 3 ConocoPhillips License Agreement and the Stage 4 ConocoPhillips License Agreement.

“Consents” means (a) each consent to collateral assignment required to be entered into pursuant to the Financing Documents, in each case by and among SPL, the Common Security Trustee and the Persons identified therein and (b) each subordination, non-disturbance, surface use and/or recognition agreement, affidavit of use and possession, estoppel certificate from counterparties to the Real Property Documents required to be entered into pursuant to the Financing Documents.

“Construction Account” means the Construction Account, so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Consultants” means the Independent Engineer, the Insurance Advisor and the Market Consultant.

“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of $25,000,000 shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(b) no Secured Party or any of its officers, directors or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(c) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(d) any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest, if required by such resolution. The term “Contest” used as a verb shall have a correlative meaning.

“Contracted Cash Flow” means the sum of (i) the projected cash to be received by SPL with respect to Monthly Sales Charges or the fixed price component based on FOB LNG Sale and Purchase Agreements that, at the time of such incurrence, are in effect and not in material default, plus (ii) the projected cash to be received by SPL with respect to Monthly Sales Charges (or the fixed price component) based on LNG sales contracts that, at the time of such incurrence, are in effect and not in material payment default or a breach that has resulted in a material non-payment by the counterparty to such agreement and are with counterparties that (A) have an Investment Grade Rating from at least two Acceptable Rating Agencies, or who provide a guaranty from an affiliate that has at least two of such ratings or (B) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, minus (iii) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the FOB LNG Sale and Purchase Agreements and such other LNG sales agreements were not lifting any cargoes from SPL; provided that for the purposes of clause (b) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” it shall not be a material default, material payment default or a breach that has resulted in a material non-payment under clause (i) or clause (ii) of this definition, as applicable, if (x) a Bankruptcy has occurred in respect of the applicable counterparty to such FOB LNG Sale and Purchase Agreement or such LNG sales contract, as applicable, and the bankruptcy court enters an order permitting the assumption of the applicable FOB LNG Sale and Purchase Agreement or LNG sales contract or (y) such counterparty continues to meet its contractual obligations thereunder.

“Contracted Cash Flow Available for Debt Service” means, for any period, an amount equal to the sum of (i) the amount set forth in clauses (i) and (ii) of the definition of Contracted Cash Flow expected to be received by SPL during such period, minus (ii) the amount set forth in clause (iii) of the definition of Contracted Cash Flow expected to be paid during such period plus (iii) any amounts expected to be received pursuant to clauses (b) and (c) of the definition of Cash Flow during such period.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least 50% of the voting securities of another Person shall be deemed to Control that Person.

“Control Notice” means a written notice delivered by the Common Security Trustee to the Accounts Bank of the occurrence and continuance of a CTA Event of Default.

“Control Notice Period” means the period commencing upon the date of delivery of a Control Notice and expiring on the date of delivery of a Control Withdrawal Notice in respect thereof.

“Control Withdrawal Notice” means a written notice delivered by the Common Security Trustee to the Accounts Bank that the CTA Event of Default identified in the related Control Notice no longer exists and such Control Notice has been revoked.

“Cooperation Agreement” means the Cooperation Agreement between SPL and Sabine Pass LNG, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cooperation Agreement” means the Amended and Restated Cooperation Agreement, dated as of June 30, 2015, and amended May 29, 2019.

“Covered Action” means:

(a) any consent to a Modification of or under any Financing Document by the Intercreditor Agent, the Common Security Trustee or any Secured Party, other than any Permitted Modification;

(b) any instruction given to the Common Security Trustee under or with respect to any Financing Document; and

(c) any exercise of discretion by the Intercreditor Agent, a Secured Debt Holder Group Representative or the Common Security Trustee under or with respect to any Financing Document to the extent the Intercreditor Agent, Secured Debt Holder Group Representative or the Common Security Trustee requests instruction, in each case other than certain administrative decisions permitted by the Intercreditor Agreement.

“CQP Indemnity Letter” means that certain indemnity letter, dated as of June 30, 2015, between the Parent and SPL with respect to Lease Agreements, the Subleases and the Sabine Liquefaction TUA.

“CQP Security Agreement” means the Security Agreement, dated as of July 31, 2012, between the Parent and the Common Security Trustee.

“Creole Trail Pipeline Service Agreement” means the Service Agreement, dated as of March 11, 2015, between the Borrower and Cheniere Creole Trail Pipeline, L.P.

“Creole Trail Pipeline Transportation Agreement” means the Firm Transportation Agreement, dated as of March 11, 2015, between SPL and Cheniere Creole Trail Pipeline, L.P. pursuant to the Creole Trail Precedent Agreement.

“Creole Trail Precedent Agreement” means the Transportation Precedent Agreement, dated as of August 6, 2012, between Cheniere Creole Trail Pipeline, L.P. and SPL, as amended by that certain First Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of November 5, 2012, as further amended by that certain Second Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of March 11, 2015.

“CTA Event of Default” means any of the events described in Section 9 (Events of Default for Secured Debt) in the Common Terms Agreement.

“Debt Payment Account” means the Debt Payment Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Debt Service” means, for any period, the sum of (without duplication):

(a) all fees scheduled to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period in respect of any Senior Debt;

(b) interest on the Senior Debt (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable (or for the purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(c) scheduled principal payments of the Senior Debt to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(d) all payments due or anticipated to become due (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) by SPL pursuant to any provision in respect of increased costs or taxes under any Secured Bank Debt with respect to such principal, interest and fees and similar payments under any Senior Debt Instrument; and

(e) any indemnity payments due to any of the Secured Parties.

“Debt Service Coverage Ratio” or “DSCR” means, at any date, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service SPL’s Debt Service payable for the preceding 12-month period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness” and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity); provided, that for purposes of the covenant under the caption “—Covenants Applicable to the Notes—Restricted Payments,” any DSCR calculation performed prior to the first anniversary of the DSCR Start Date will be based on the number of months elapsed since the DSCR Start Date; provided, further, that SPL may exclude from any DSCR calculation the Cash Flow Available for Debt Service and the prorated aggregate amount required to service SPL’s Debt Service attributable to any month in which a Force Majeure Event had occurred or was continuing for up to twelve months in any period for which any DSCR calculation is performed. For purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Debt Service Coverage Ratio” or “DSCR” means, as at each Payment Date (subject to the proviso below) or any other period of calculation specified in any other Financing Documents, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service the SPL’s Debt Service payable for the preceding 12-month period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) the principal amount of any Debt Service due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Debt Service or net amounts under any Permitted Hedging Agreements in respect of interest rates, in each case paid prior to the end of the Availability Period and (vi) Hedging Termination Amounts); provided, that for any DSCR calculation performed after the Initial Quarterly Payment Date prior to the first anniversary of the Initial Quarterly Payment Date, the calculation will be based on the number of months elapsed since the Initial Quarterly Payment Date.

“Debt Service Reserve Account” means any Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Default” means an Event of Default or CTA Event of Default, as applicable, or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default or CTA Event of Default, as applicable.

“Default Contracts” means any Default LNG Sale and Purchase Agreement and any of the Train One and Train Two EPC Contract, the Sabine Liquefaction TUA and, if SPL incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, the Train Three and Train Four EPC Contract.

“Default LNG Sale and Purchase Agreement” means:

(a) at any time following Substantial Completion of Train 4, any Facility LNG Sale and Purchase Agreement if (a) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, accounts for more than 25% of the net revenues of SPL for the prior twelve months and are anticipated to account for at least 25% of the net revenues of SPL over the following twelve months and (b) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, has a remaining term of more than four years; and

(b) at all other times, any of the Train One and Train Two LNG Sales Agreements and, if SPL incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, any of the Train Three and Train Four LNG Sales Agreements;

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Default LNG Sale and Purchase Agreement” means any Facility LNG Sale and Purchase Agreement if (i) such Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, accounts for more than 25% of the net revenues of the Borrower for the prior twelve months and are anticipated to account for at least 25% of the net revenues of the Borrower over the following twelve months and (ii) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, has a remaining term of more than four years.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project which are required to be paid by any EPC Contractor or any other Material Project Party for or on account of any delay.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of SPL or any Guarantor.

“Designated Voting Party” means, at any time, with respect to any Secured Debt Instrument, (i) the Secured Debt Holder Group Representative of such Secured Debt Holder Group or (ii) such other Person which has been authorized to act as a Designated Voting Party by the Secured Debt Holder Group Representative of such Secured Debt Holder Group in a written notice given to the Intercreditor Agent and each other Secured Debt Holder Group Representative.

“Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent SPL has all necessary Government Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have the correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require SPL to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that SPL may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants Applicable to the Notes—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that SPL and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Account” means the Distribution Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“DOE/FE” means the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the import of LNG to and the export of LNG from the Project.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of SPL that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of SPL.

“DSCR Start Date” means the date specified in a certificate from an Authorized Officer of SPL.

“Enforcement Action” means the enforcement of any Lien granted pursuant to any Security Document or any other legal, equitable or other remedial action specifically provided for under the Intercreditor Agreement, the Security Documents, or any other Financing Document or any other action available under applicable Law with respect to the enforcement of any Security.

“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc. or, in the case of the EPC Contract with respect to Train Five and Train Six, the relevant contractor under such EPC Contract.

“EPC Contracts” means the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract and any engineering, procurement and construction contract entered into by SPL related to the construction of Train Five and/or Train Six; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “EPC Contracts” means collectively, the Stage 2 EPC Contract, the Stage 3 EPC Contract and the Stage 4 EPC Contract.

“EQT Natural Gas Sale and Purchase Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of December 1, 2013, between EQT Energy, LLC and SPL, as supplemented by Transaction Confirmation #61234, dated as of January 16, 2014, Transaction Confirmation #61225, dated as of January 16, 2014 and Transaction Confirmation #65185, dated as of April 15, 2014, each executed between EQT Energy, LLC and SPL.

“Equity Contribution Amount” means $1,890,000,000.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Equity Offering” means a public or private sale either (1) of Equity Interests of SPL by SPL (other than Disqualified Stock and other than to a Subsidiary of SPL) or (2) of Equity Interests of a direct or indirect parent entity of SPL (other than to SPL or a Subsidiary of SPL) to the extent that the net proceeds therefrom are contributed to the common equity capital of SPL.

“Equity Proceeds Account” means the Equity Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. “Escrowed Amounts” has the meaning assigned to the term “Escrowed Amounts” in the EPC Contracts. “Event of Abandonment” means any of the following shall have occurred:

(a) the abandonment, suspension or cessation of all or a material portion of the activities related to the Development for a period in excess of 60 consecutive days (other than as a result of force majeure so long as SPL is diligently attempting to restart the Development);

(b) a formal, public announcement by SPL of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c) SPL shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Event of Loss” means any event that causes the Pipeline or any Property of SPL, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Pipeline or the Project, any Equity Interests in SPL or any other part of the Collateral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Debt” means additional senior secured or unsecured Indebtedness to finance the development of additional Trains and to be incurred after the Original Notes Issue Date.

“Facility LNG Sale and Purchase Agreements” means, collectively, the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements, the Train Five LNG Sales Agreement and any additional LNG sales agreements entered into by SPL.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the SPL (unless otherwise provided in the indenture).

“Fee Letters” means the Joint Lead Arranger Fee Letters, the Accounts Bank Fee Letter and the Intercreditor Agent Fee Letter; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Fee Letters” means the fee letter, dated as of March 19, 2020, between SPL and the Senior Facility Agent; and the fee letters, dated as of March 19, 2020, between the Borrower and each Lender under and as defined in the Working Capital Facility Agreement.

“FERC” means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

“Final Completion” has the meaning assigned to the term “Final Completion” in the Train One and Train Two EPC Contract; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Final Completion” means the last to occur of (a) Final Completion under and as defined in the Train One and Train Two EPC Contract, (b) Final Completion under and as defined in the Train Three and Train Four EPC Contract, (c) Final Completion under and as defined in the Train Five EPC Contract and (d) Final Completion under and as defined in the Train Six EPC Contract.

“Finance Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a finance lease in accordance with GAAP.

“Financing Documents” means each of:

(a) the Common Terms Agreement;

(b) the indenture governing the notes and any additional indentures entered into in connection with the issuance of any additional Senior Bonds;

(c) each other Secured Debt Instrument;

(d) each of the Security Documents;

(e) the Security Agency Agreement;

(f) the Intercreditor Agreement;

(g) the Notes;

(h) the Permitted Hedging Agreements;

(i) the Fee Letters;

(j) the CQP Indemnity Letter;

(k) the Hedge Opportunity Letter;

(l) the Notarial Assignment;

(m) the other financing and security agreements, documents and instruments delivered in connection with the Common Terms Agreement; and

(n) each other document designated as a Financing Document by SPL and each Secured Debt Holder Group Representative.

“Fiscal Quarter” means each three-month period commencing on January 1, April 1, July 1 and October 1 of any Fiscal Year and ending on the next March 31, June 30, September 30 and December 31, respectively.

“Fiscal Year” means any period of 12 consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Ltd.

“FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement and the Total FOB Sale and Purchase Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, and the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement, and any replacements thereof which are Qualified FOB Sale and Purchase Agreements.

“Force Majeure Event” means the occurrence of a Force Majeure event under any of the Facility LNG Sale and Purchase Agreements.

“Fundamental Decision” means:

(a) Modifying the application of funds provisions of the Accounts Agreement described under “— Account Flows,” other than Insurance/Condemnation Proceeds Account;

(b) Modifying any of the provisions of the granting clauses of the Security Agreement or the Pledge Agreement or any other provision of the Financing Documents governing the granting of or priority of the Liens over the Security; and

(c) Modifying the definition of “Project Completion Date” as set out in the Common Terms Agreement.

“Fundamental Government Approvals” the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(a) of the Common Terms Agreement, and, when obtained, the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(b) of the Common Terms Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, but excluding the effect of ASC 842.

“GAIL” means GAIL (India) Limited.

“GAIL FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 11, 2011, between SPL and GAIL, as amended from time to time, and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane, which is in a gaseous state.

“Gas Hedge Provider” means any party (other than the Loan Parties or any of their Affiliates) that is a party to a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Gas Hedge Termination Value” means the amount of any termination payment owed by SPL to a Gas Hedge Provider under a Secured Gas Hedge Instrument, or to any other counterparty under a Gas hedge agreement that is not a Secured Gas Hedge Instrument, in either case upon the termination of the Secured Gas Hedge Instrument or such other Gas hedge agreement that is not a Secured Gas Hedge Instrument as a result of a party’s default thereunder.

“GE Contractual Service Agreement” means the Contractual Service Agreement, dated as of December 18, 2014, between SPL and GE Oil & Gas, Inc., as amended by Amendment No. 1, dated as of February 29, 2016 and Amendment No. 2, dated as of June 10, 2019.

“General Partner” means Cheniere Energy Partners GP, LLC.

“GN” means Gas Natural Aprovisionamientos SDG S.A.

“GN FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between SPL and GN, as amended from time to time, and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Substantial Completion Date” means the “Guaranteed Substantial Completion Date” or any equivalent term, with respect to each Train, as defined in the applicable EPC Contract.

“Guarantors” means each Subsidiary of SPL that executes a Note Guarantee in accordance with the provisions of the indenture, and each such Person’s respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedge Opportunity Letter” means the Hedge Opportunity Letter, dated as of July 11, 2012, among SPL, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Union Bank, N.A., Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, HSBC Securities (USA), Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SG Americas Securities, LLC, Deutsche Bank Trust Company Americas, Standard Chartered Bank, and Sovereign Bank, N.A.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which SPL is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements.

“Holders” of Senior Debt shall be determined by reference to provisions of the relevant Senior Debt Instrument or Secured Hedge Instrument, as applicable, setting forth who shall be deemed to be lenders, holders, or owners of the Senior Debt governed thereby.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.

“Impairment” means, with respect to any Government Approval;

(a) the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b) the suspension or injunction thereof; or

(c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation thereof in whole or in part. The verb “Impair” shall have a correlative meaning.

“In-Service Date” means (a) with respect to Train One and Train Two, the date when the Independent Engineer shall have certified in writing to the Indenture Trustee that Ready for Startup and Substantial Completion (as defined in the Train One and Train Two EPC Contract) of such Train has occurred and (b) with respect to the EPC Contract with respect to any other Train, the date when the Independent Engineer shall have certified in writing to the Indenture Trustee that “substantial completion” (based on the corresponding defined term in such EPC Contract) of such Train has occurred.

“Indebtedness” of any Person means without duplication:

(a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others;

(h) all Finance Leases of such Person;

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j) all obligations of such Person in respect of any Hedging Agreement;

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” means an indenture providing for the issuance of one or more series of debt securities by SPL.

“Independent Engineer” means Lummus Consultants International, Inc. (f/k/a Shaw Consultants International, Inc.) and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with SPL.

“Initial Quarterly Payment Date” means the first March 31, June 30, September 30 or December 31 to occur at least three calendar months following the earlier to occur of (i) the Project Completion Date and (ii) the date upon which all of the Construction/Term Loan Commitments have been utilized or terminated; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Initial Quarterly Payment Date” means the date that is the earlier of (A) the first March 31, June 30, September 30 or December 31 to occur at least three (3) calendar months following the Project Completion Date and (B) June 30, 2020.

“Initiating Percentage” means the Designated Voting Parties representing the following:

(a) Except as otherwise provided in clause (b), the Majority Secured Debt Participants.

(b) In the case of any CTA Event of Default specified in (i) clause (1) thereof (other than for non-payment of amounts that become or are declared due and payable upon acceleration solely as a result of an CTA Event of Default other than clause (1) thereof), 25% of the Aggregate Secured Debt; and (ii) clause (7) thereof with respect to SPL, (x) none or any percentage of Total Votes for purposes of any action referred to in clauses (ii)(a) or clause (ii)(b) of the fourth paragraph under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies” and (y) 25% of the Aggregate Secured Debt for purposes of any action referred to in clause (ii)(c) of the fourth paragraph under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies.”

“Insurance Advisor” means Aon Risk Services and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with SPL.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to SPL or the Project that are paid or payable to or for the account of SPL as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Insurance/Condemnation Proceeds Account” means the Insurance/Condemnation Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Intercreditor Agent” means Société Générale or any successor to it, appointed pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agent Fee Letter” means the Fee Letter, dated as of July 31, 2012, between SPL and the Intercreditor Agent; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Intercreditor Agent Fee Letter” means the Second Amended and Restated Fee Letter, dated as of June 30, 2015, between SPL and the Intercreditor Agent.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of June 30, 2015, among the Secured Bank Debt Holder Group Representatives, each other Secured Debt Holder Group Representative party thereto, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, as amended from time to time.

“Intercreditor Vote” means, at any time, a vote conducted in accordance with the procedures set forth in the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making” among the Designated Voting Parties entitled to vote with respect to the particular decision at issue at such time.

“Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between SPL and a Qualified Counterparty entered into in accordance with the covenant as set forth in the indenture under “Hedging Arrangements;” provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between SPL and a Qualified Counterparty.

“International LNG Terminal Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over SPL, (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“International LNG Vessel Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) the International Maritime Organization, (ii) the Oil Companies International Marine Forum, (iii) SIGTTO (or any successor body of the same), (iv) the International Navigation Association, (v) the International Association of Classification Societies, and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c) the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any EPC Contract.

“Investment Grade Issue Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or, if any of such entities cease to rate the notes for reasons outside of the control of SPL, the equivalent investment grade credit rating from any other Acceptable Rating Agency selected by SPL as a replacement agency.

“Investment Grade Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or the equivalent investment grade credit rating from any other Acceptable Rating Agency.

“Joint Lead Arranger Fee Letters” means (i) the Fee Letter, dated as of July 11, 2012, between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and SPL, (ii) the Fee Letter, dated as of July 11, 2012, between Union Bank, N.A. and SPL, (iii) the Fee Letter, dated as of July 11, 2012, between Crédit Agricole Corporate and Investment Bank and SPL, (iv) the Upfront Fee Letter, dated as of July 11, 2012, between Credit Suisse AG, Cayman Islands Branch and SPL, (v) the Structuring Fee Letter, dated as of July 11, 2012, between Credit Suisse Securities (USA) LLC and SPL, (vi) the Fee Letter, dated as of July 11, 2012, between HSBC Securities (USA), Inc. and SPL, (vii) the Fee Letter, dated as of July 11, 2012, between J.P. Morgan Securities LLC and SPL, (viii) the Fee Letter, dated as of July 11, 2012, between Morgan Stanley Senior Funding, Inc. and SPL, (ix) the Fee Letter,

dated as of July 11, 2012, between Royal Bank of Canada and SPL, (x) the Fee Letter, dated as of July 11, 2012, between SG Americas Securities, LLC and SPL, (xi) the Underwriting Fee Letter, dated as of July 11, 2012, between Deutsche Bank Trust Company Americas and SPL, (xii) the Structuring Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and SPL, (xiii) the Swap Coordination Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and SPL, and (xiv) the Fee Letter, dated as of July 11, 2012, between Standard Chartered Bank and SPL.

“KoGas” means Korea Gas Corporation.

“KoGas FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, between SPL and KoGas, as amended from time to time and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“KoGas Termination Trigger Event” means the termination of the KoGas FOB Sale and Purchase Agreement due to any reason other than (a) a breach or a violation by KoGas of its (or its Affiliates’) obligations under the KoGas FOB Sale and Purchase Agreement, or (b) a unilateral repudiation by KoGas of the KoGas FOB Sale and Purchase Agreement or any assertion by KoGas that the KoGas FOB Sale and Purchase Agreement is void, illegal, or unenforceable for any reason other than an act or omission by SPL or its Affiliates.

“Lease Agreements” means:

(a) that certain real property lease agreement between Crain Lands, L.L.C., as lessor, and SPL, as lessee, dated December 5, 2011, covering approximately 80.56 acres of the Site; and

(b) that certain amended and restated real property lease agreement between Crain Lands, L.L.C., as lessor, and SPL, as lessee, dated June 21, 2019, but effective as of November 1, 2011, covering approximately 127.47 acres of the Site, both as may be amended or supplemented from time to time;

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and the Working Capital Facility Agreement in this Description of Notes, “Lease Agreements” means:

(a) that certain real property lease agreement between Crain Lands, L.L.C., as lessor, and SPL, as lessee, dated December 5, 2011; and

(b) that certain Amended and Restated Lease Agreement between Crain Lands, L.L.C., as lessor, and SPL, as lessee, dated June 21, 2019 but effective as of November 1, 2011, both as may be amended or supplemented from time to time.

“Lien” means, with respect to any Property (including, without limitation, the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, finance lease or other title retention agreement (other than an operating lease) relating to such Property.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan Parties” means SPL and the Pledgor.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to SPL or any Guarantor and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to SPL or any Guarantor.

“Majority Aggregate Other Secured Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Other Secured Debt that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making,” exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision; provided, however, that a Modification that has been the subject of a Rating Affirmation shall be deemed to have been approved by votes cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making,” exceeding 50% of the votes eligible to be cast by such Designated Voting Parties regarding the Modification that has been the subject of such Rating Affirmation.

“Majority Aggregate Secured Bank Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured Bank Debt that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making,” exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision.

“Majority Aggregate Secured Credit Facilities Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured Credit Facilities Debt that, when their allotted votes are cast in accordance with the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision, with such votes calculated as provided in the Intercreditor Agreement.

“Majority Secured Debt Participants” means, at any time with respect to any relevant decision, the Designated Voting Parties under any one or more Secured Debt Instruments that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making,” exceed 50% of the votes eligible to be cast by all Designated Voting Parties regarding such decision; provided, however, that a Modification that has been the subject of a Rating Affirmation shall be deemed to have been approved by votes cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making,” exceeding 50% of the votes eligible to be cast by such Designated Voting Parties regarding the Modification that has been the subject of such Rating Affirmation.

“Management Services Agreement” means the Management Services Agreement, dated as of May 14, 2012, between SPL and Cheniere LNG Terminals, Inc., as amended from time to time.

“Manager” means Cheniere LNG Terminals, Inc., a Delaware corporation.

“Market Consultant” means Wood Mackenzie Limited and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with SPL.

“Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of SPL or the Project, (b) the ability of SPL to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (d) the security interests of the Secured Parties; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of SPL or the Project, (b) the ability of SPL to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (d) the security interests of the Secured Parties.

“Material Project Document” means:

(a) the EPC Contracts and related parent guarantees with respect to any Train that is under construction or pursuant to which the EPC Contractor has remaining warranty liabilities;

(b) (i) any FOB Sale and Purchase Agreement and (ii) any other Facility LNG Sale and Purchase Agreement that has a delivery term of seven years or more and is expected to account for more than 10% of fixed fees of the Company during the shorter of (x) the period prior to maturity of any series of notes or (y) the period during which delivery obligations under such Agreement are scheduled to be in effect, and in each case, any related parent guarantees;

(c) the Management Services Agreement;

(d) the Sabine Pass TUA;

(e) the Pipeline Transportation Agreements which provide for transportation of natural gas for a term of seven years or more and have annual payment obligations of the Company of not less than $65 million for the shorter of (x) the period prior to maturity of any series of notes or (y) the period during which transportation obligations under such Agreement are scheduled to be in effect;

(f) the Terminal Use Rights Assignment and Agreement;

(g) the Cooperation Agreement;

(h) the Real Property Documents;

(i) the Precedent Agreements;

(j) the ConocoPhillips License Agreements;

(k) the Total TUA Assignment Agreements;

(l) the Water Agreement;

(m) CMI LNG Sale and Purchase Agreement;

(n) the GE Contractual Service Agreement; and

(o) any Additional Material Project Document.

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Material Project Documents” means:

(a) the EPC Contracts and related parent guarantees;

(b) the FOB Sale and Purchase Agreements and related parent guarantees;

(c) the Management Services Agreement;

(d) the O&M Agreement;

(e) the Sabine Liquefaction TUA;

(f) the Pipeline Transportation Agreement;

(g) the Terminal Use Rights Assignment and Agreement;

(h) the Cooperation Agreement;

(i) the Real Property Documents;

(j) the Precedent Agreements;

(k) the ConocoPhillips License Agreement;

(l) the Total TUA Assignment Agreements;

(m) the Water Agreement;

(n) the CMI LNG Sale and Purchase Agreement;

(o) the EQT Natural Gas Sale and Purchase Agreement;

(p) the GE Contractual Service Agreement;

(q) the Creole Trail Pipeline Service Agreement;

(r) any Additional Material Project Document; and

(s) any agreement replacing or in substitution of any of the foregoing.

“Material Project Party” means each party to a Material Project Document (other than SPL) and each guarantor or provider of security or credit support in respect thereof.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Modification” means, with respect to any Financing Document, any amendment, supplement, Waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning.

“Monthly Amount” means (a) on a Monthly Date that is two months prior to the next Quarterly Payment Date, one-third, (b) on a Monthly Date that is one month prior to the next Quarterly Payment Date, two-thirds, and (c) on a Monthly Date that is also a Quarterly Payment Date (or is less than one month prior to the next Quarterly Payment Date) 100%, in each case of the payment amounts that are subject to this calculation; provided, that the Monthly Amount shall be allocated pro rata for each Monthly Date from and after the Project Completion Date until and including the Initial Quarterly Payment Date based upon the number of Monthly Dates that will occur during such period; provided, further that (i) the Monthly Amount in respect of any interest that is due more frequently than quarterly and which is accruing on any applicable outstanding principal amount of the Senior Debt shall be an amount equal to a fraction, the numerator of which is the number of months that have elapsed since the end of the immediately preceding interest period on which date such interest was paid and the denominator of which is the number of months in the interest period commencing on such date that is at the end of such immediately preceding interest period and ending on the date on which such interest is due and (ii) the Monthly Amount in respect of any interest that is due less frequently than quarterly and which is accruing on any applicable outstanding principal amount of the Senior Debt shall be an amount equal to a fraction, the numerator of which is the number of months that have elapsed since the end of the immediately preceding interest period on which date such interest was paid and the denominator of which is the number of months in the interest period commencing on such date that is at the end of such immediately preceding interest period and ending on the date on which such interest is due.

“Monthly Date” means the last Business Day of each calendar month.

“Monthly Sales Charges” with respect to any of the FOB Sale and Purchase Agreements, has the meaning set forth in such FOB Sale and Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated July 28, 2012, and effective July 31, 2012, from SPL to the Common Security Trustee; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Mortgage” means, collectively, (i) the Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from SPL to the Common Security Trustee, (ii) the Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from SPL to the Common Security Trustee and (iii) the Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, effective as of June 19, 2019, from SPL to the Common Security Trustee.

“Mortgaged Property” has the meaning ascribed to such term in the Mortgage.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by SPL or any of its Restricted Subsidiaries in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs relating to such asset disposition and payments made to retire Indebtedness (other than the Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Loss Proceeds” means Insurance Proceeds, Condemnation Proceeds and all Performance Liquidated Damages.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes, plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to SPL or any Guarantor immediately prior to such date of determination.

“NGA” means the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq.

“NGPL Pipeline Transportation Agreements” means (i) the Transportation Rate Schedule FTS Agreement, dated October 29, 2012, between Natural Gas Pipeline Company of America LLC and SPL, as amended by that certain Transportation Rate Schedule FTS Amendment No. 1, dated June 18, 2013 and (ii) Transportation Rate Schedule FTS Agreement, dated June 18, 2013, between Natural Gas Pipeline Company of America LLC and SPL.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither SPL nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SPL or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Notarial Assignment” means the Notarial Act of Assignment, dated July 31, 2012, by the Parent in favor of the Common Security Trustee for the benefit of the Secured Parties of (i) that certain Revolving Credit Note in the amount of $100,000,000, dated June 11, 2012, made by SPL, payable to the order of the Parent, (ii) that certain Multiple Indebtedness Mortgage, Assignment of Rents and Leases, and Security Agreement, executed by SPL, as mortgagor, to and in favor of the Parent, as mortgagee, dated effective June 11, 2012, and recorded in the Official Records of Cameron Parish, Louisiana on June 11, 2012, under File No. 326265, relating to that property in Cameron Parish, Louisiana described therein, and (iii) that certain UCC-1 Financing Statement filed in the Official Records of Cameron Parish, Louisiana on June 11, 2012 under File No. 12-326266.

“Note Guarantee” means the Guarantee by each Guarantor of SPL’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Notes Issue Date” means the first date of original issuance of the notes under the indenture.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of May 14, 2012, between the Operator, SPL and, solely for the purposes set forth therein, Cheniere LNG O&M Services, LLC, as amended from time to time.

“Obligations” means and includes all loans, advances (including, without limitation, any advance made by any Secured Party to satisfy any obligation of any Loan Party under any Transaction Document), debts, liabilities, Indebtedness and obligations of SPL, howsoever arising, owed to the Secured Debt Holders, the Secured Debt Holder Group Representatives, the Holders of Secured Hedge Obligations, the Secured Hedge Representatives or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against SPL of any insolvency or liquidation proceeding naming SPL as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of the Common Terms Agreement or any of the other Financing Documents (including the Secured Hedge Instruments), including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by SPL thereunder.

“One Hundred Percent Participants” means, at any time with respect to any decision, the Designated Voting Parties that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making,” equal 100% of the votes eligible to be cast regarding such decision.

“Operating Account” means the Operating Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Operating Budget” means a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for SPL and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to the Financing Documents:

(a) for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c) insurance costs payable during such period; plus

(d) applicable sales and excise taxes (if any) payable or reimbursable by SPL during such period; plus

(e) franchise taxes payable by SPL during such period; plus

(f) property taxes payable by SPL during such period; plus

(g) any other direct taxes (if any) payable by SPL to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period; plus

(i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j) Permitted Capital Expenditures contemplated by the then-effective Operating Budget; plus

(k) the cost of purchase and transportation (including storage) of natural gas consumed for LNG production; plus

(l) all other cash expenses payable by SPL in the ordinary course of business. Operation and Maintenance Expenses shall exclude any Gas Hedge Termination Value and shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period,

(ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) except as provided in clause (j) above, any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any restoration during such period.

To the extent insufficient funds are available in the Operating Account to pay any Operation and Maintenance Expenses and amounts are advanced by or on behalf of any Secured Party in accordance with the terms of the applicable Secured Debt Instrument or Secured Hedge Instrument for the payment of such Operation and Maintenance Expenses, the Obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere Energy Investments, LLC or such other Person from time to time party to the O&M Agreement as ‘Operator’.

“Original Notes Issue Date” means the first date of the original issuance of the outstanding 2021 Senior Notes under the indenture.

“Other Secured Debt” means any Secured Debt other than (a) the Secured Bank Debt and (b) any Additional Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking.

“Parent” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Payment Date” means, with respect to any Secured Debt Instrument, the meaning provided therein.

“Payment Schedule” means the payment and amortization schedule set forth below, as the same may be adjusted from time to time in accordance with the terms of the Indenture:

Payment Date	Percentage of Original Principal Amount Payable
9/15/2025	2.761%
3/15/2026	2.842%
9/15/2026	2.926%
3/15/2027	3.012%
9/15/2027	3.101%
3/15/2028	3.193%
9/15/2028	3.287%
3/15/2029	3.384%
9/15/2029	3.484%
3/15/2030	3.587%
9/15/2030	3.692%
3/15/2031	3.801%
9/15/2031	3.913%
3/15/2032	4.029%
9/15/2032	4.148%
3/15/2033	4.270%
9/15/2033	4.396%
3/15/2034	4.526%
9/15/2034	4.659%
3/15/2035	4.797%
9/15/2035	4.938%
3/15/2036	5.084%
9/15/2036	5.234%
3/15/2037	5.388%
9/15/2037	5.547%

“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project. “Permitted Business” means (i) the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project or related to or using by-products of the Project, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance and financing of any facilities reasonably related to the Project or related to or using by-products of the Project and (ii) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Project or related to or using by-products of the Project.

“Permitted Capital Expenditures” means Capital Expenditures that:

(a) are required for compliance with Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or

(b) are otherwise used for the Project or for the development, construction, financing and operation of additional Trains; and

in all cases, (i) are funded by equity or Permitted Indebtedness issued by SPL, (ii) are funded from the Distribution Account as provided under “—Summary Description of Principal Finance Documents—Account Flows—Distribution Account,” (iii) are funded by insurance proceeds, each of (i), (ii) or (iii) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Capital Expenditures, or (iv) are contemplated by the then-effective Operating Budget, and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect SPL’s rights, duties, obligations or liabilities under the Sabine Liquefaction TUA.

“Permitted Hedging Agreement” means any of the:

(a) Interest Rate Protection Agreements; and

(b) gas hedging contracts in an amount and for a period not to exceed the amount reasonably required by the Company to comply with its obligations under the Facility LNG Sale and Purchase Agreements and its other contractual obligations, provided that for the description of the terms of the Common Terms Agreement, “Permitted Hedging Agreement” means any of the:

(a) Interest Rate Protection Agreements; and

(b) the following gas hedging contracts:

(i) futures contracts, fixed-float futures swaps, NYMEX natural gas futures contracts and swing swaps for gas hedging purposes for up to a maximum of 55 TBtu (or 78 TBtu, if Train 6 Debt is incurred) of gas utilizing intra-month and up to three prompt month contracts;

(ii) index swaps for gas hedging purposes for up to a maximum of 62 TBtu per month (or 74.4 TBtu per month, if Train 6 Debt is incurred) of gas utilizing up to three prompt month contracts; and

(iii) basis swaps for gas hedging purposes for up to a maximum of (a) 74.4 TBtu per month for Basis Swaps with a tenor up to 24 months and (b) 30.0 TBtu for Basis Swaps with a tenor greater than 24 months but less than 36 months. For the avoidance of doubt, Basis Swaps with a tenor of more than 36 months are prohibited. Further, the aggregate notional volume of financial natural gas positions in Basis Swaps may not exceed that of physical natural gas positions on an MMBtu basis.

“Permitted Holder” means (i) Cheniere Energy, Inc. and its Affiliates and (ii) Blackstone and its Affiliates.

“Permitted Indebtedness” means, items (a) through (r) set forth under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness.”

“Permitted Investments” means

(a) any Investment in SPL or in a Restricted Subsidiary of SPL that is a Guarantor and that is engaged in a Permitted Business;

(b) any Investment in Cash Equivalents;

(c) any Investment by SPL or any Restricted Subsidiary of SPL in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of SPL; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SPL or a Restricted Subsidiary of SPL;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(e) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of SPL or any of its Subsidiaries;

(f) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of SPL or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments pursuant to Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(i) loans or advances to employees made in the ordinary course of business of SPL or any Restricted Subsidiary of SPL in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(j) repurchases of the notes;

(k) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(l) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of SPL or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(m) receivables owing to SPL or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as SPL or any such Restricted Subsidiary deems reasonable under the circumstances;

(n) Investments received as a result of a foreclosure by SPL or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(n) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;

(p) Guarantees of Indebtedness permitted under the covenant contained under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness”;

(q) Investments existing on the date of the indenture; and

(r) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding not to exceed $50.0 million.

“Permitted Liens” means, collectively:

(a) Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b) Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in clause (c) of Permitted Indebtedness;

(c) Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Initial Senior Secured Debt Closing Date;

(d) statutory liens for a sum not yet delinquent or which are being Contested;

(e) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget and cash deposits incurred in connection with natural gas purchases;

(f) Liens to secure Indebtedness (including Finance Leases) permitted by clause (e) of the covenant entitled “—Covenants Applicable to the Notes—Restrictions on Indebtedness” covering only the assets acquired with or financed by such Indebtedness;

(g) easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which SPL’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(h) Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than 30 days or the payment of which is subject to a Contest;

(i) legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(j) the Liens created pursuant to the Real Property Documents;

(k) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(l) Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;

(m) Liens in favor of SPL or the Guarantors;

(n) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums, incurred in connection therewith) with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, discounts, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(o) other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000,000 at any one time.

“Permitted Modification” means, with respect to any Secured Debt Instrument, the following:

(a) subject to Section 4.1 (Majority Decisions) and 4.2 (Unanimous Decisions) of the Intercreditor Agreement any Modifications of or under such Secured Debt Instrument (provided that such Modification shall not (x) adversely affect the rights or interests of any Secured Party not party to such Secured Debt Instrument or (y) change or attempt to change the effect of Sections 4.5(b) or 4.6 of the Intercreditor Agreement);

(b) any release of anyone liable in any manner under, or in respect of the Obligations owing under, such Secured Debt Instrument (but only in respect of such Obligations); and

(c) any Waiver of, or determination of satisfaction of or compliance with, any condition precedent to any Advance under such Secured Debt Instrument;

provided that for purposes of the description of the terms of the Intercreditor Agreement in this Description of Notes, “Permitted Modification” means, with respect to any Secured Debt Instrument, any Modification, exercise of discretion or determination of satisfaction of any provision of such Secured Debt Instrument that

(a) is not, and does not include, a Secured Debt Unanimous Decision, or certain other matters set forth in the Intercreditor Agreement;

(b) does not change or attempt to change the effect of the matters described in “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Majority Decisions,” “—Unanimous Decisions,” “—Administrative Decisions,” or certain other matters described in the Intercreditor Agreement;

(c) does not require the Consent of any Person (other than any Person specified in such Secured Debt Instrument) under any provisions of the Intercreditor Agreement referred to in clause (b) above;

(d) does not adversely affect the rights or interests of any Secured Party under any Financing Document, excluding from this clause (d) any such Secured Party which either (1) has given its Consent to, or (2) is bound (under the terms of any Secured Debt Instrument affected by such Modification, exercise of discretion or determination of satisfaction) by determinations by other Persons (authorized under the terms such Secured Debt Instrument) that Consent to, such Modification, exercise of discretion or determination of satisfaction; and

(e) (i) is a release of anyone liable in any manner under, or in respect of the Obligations owing under, such Secured Debt Instrument (but only in respect of such Obligations);

(ii) subject to the Intercreditor Agreement, is a Waiver of, or determination of satisfaction of or compliance with, any condition precedent to any Advance under such Secured Debt Instrument;

(iii) decreases the amount of, or suspends or delays the time for payment of, any payment obligation due under such Secured Debt Instrument solely to Secured Debt Holders of or other parties to or participants under (including, subject to the Intercreditor Agreement, any facility agent, trustee or other agent under) such Secured Debt Instrument, including principal, interest, fees, indemnification, expense reimbursement, tax gross-up, break cost, capital adequacy, make-whole or any other payment obligation;

(iv) results in the delivery of any notice pursuant to such Secured Debt Instrument;

(v) subject to the Intercreditor Agreement, effects a substitution or replacement of any facility agent, trustee or other agent under an individual Secured Debt Instrument; or

(vi) is not incorporated by reference from or into any other Financing Document.

For the avoidance of doubt, any supplement to an Indenture for the sole purpose of incurring Replacement Debt as set forth in the indenture under “Replacement Notes” shall be considered a Permitted Modification.

“Permitted Payments to Parent” means, without duplication as to amounts allowed to be distributed under any other provision of the indenture:

(1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $5,000,000 per calendar year; and

(2) on each Quarterly Payment Date, the amount necessary for payment to the Pledgor or Parent to enable it to pay its (or for Parent to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by SPL, determined at the highest combined U.S. federal and State of Louisiana tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Refinancing Indebtedness” means any Indebtedness of SPL or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of SPL or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums and discounts incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is (a) equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes; provided that this clause (b) shall not apply to Permitted Refinancing Indebtedness incurred pursuant to paragraph (b) of the covenant under “—Covenants Applicable to the Notes—Restrictions on Indebtedness;”

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d) such Indebtedness is incurred either by SPL or by the Restricted Subsidiary of SPL that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Remedies” means, with respect to any Secured Debt Instrument, (i) to declare any events of default under such Secured Debt Instrument, (ii) to have any event of default related to Bankruptcy become effective, with or without declaration, (iii) to cancel or terminate any available Senior Debt Commitments under such Secured Debt Instrument, (iv) to declare all or any portion of the Obligations under such Secured Debt Instrument to be due and payable and (v) to Waive or otherwise rescind or revoke any action referred to in clauses (i) through (iv) for purposes of such Secured Debt Instrument at any time prior to issuing a Remedies Initiation Notice with respect to such event of default.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

“Petronas FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 18, 2018, as amended by that certain Amendment No. 1, dated May 7, 2019, between SPL and Petronas LNG Ltd.

“Pipeline” means the approximately 94 miles of 42-inch diameter pipeline and other facilities as described in the application filed by the Cheniere Creole Trail Pipeline, L.P., pursuant to Section 7(c) of the NGA in FERC Docket No CP12-351-000 and any expansion thereof used in connection with any Permitted Business.

“Pipeline Transportation Agreement” means the Firm Transportation Agreement dated as of March 11, 2015, between SPL and Cheniere Creole Trail Pipeline, L.P. pursuant to the Creole Trail Precedent Agreement, as amended from time to time.

“Pipeline Transportation Agreements” means collectively, the Creole Trail Pipeline Transportation Agreement and the NGPL Pipeline Transportation Agreements; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes “Pipeline Transportation Agreements” means the Creole Trail Pipeline Transportation Agreement, the Transco Pipeline Transportation Agreement, the KMLP Pipeline Transportation Agreements and the NGPL Pipeline Transportation Agreements.

“Pledge Agreement” means the Pledge Agreement, dated as of July 31, 2012, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in SPL; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes “Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of June 30, 2015, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in SPL.

“Pledgor” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“Precedent Agreement” means the Transportation Precedent Agreement, dated as of August 6, 2012, between Cheniere Creole Trail Pipeline, L.P. and SPL, as amended by that certain First Amendment to the Transportation Precedent Agreement, dated November 5, 2012, and as further amended by that certain Second Amendment to the Transportation Precedent Agreement, dated March 11, 2015.

“Precedent Agreements” means collectively the Precedent Agreement, dated August 2, 2012, between Natural Gas Pipeline Company of America LLC and SPL, and the Precedent Agreement, dated March 25, 2015, between Kinder Morgan Louisiana Pipeline LLC and SPL; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Precedent Agreements” means the Precedent Agreement, the Precedent Agreement, dated as of October 31, 2018, between Kinder Morgan Louisiana Pipeline LLC and SPL, the Precedent Agreement, dated as of February 13, 2020, between ANR Pipeline Company and SPL and the Amended and Restated Precedent Agreement, dated as of April 19, 2019, between Columbia Gulf Transmission, LLC and SPL.

“Project” means (a) the liquefaction trains, each with a nominal capacity of at least 182,500,000 MMBtu per annum that as of Notes Issue Date, are intended to be used for production of LNG and other Services under the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the CMI LNG Sale and Purchase Agreement, as applicable, and any other LNG sales contracts with additional purchasers and (b) any other Permitted Business conducted by SPL; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Project” means the natural gas liquefaction facility located in Cameron Parish, Louisiana owned and operated by SPL for the production of LNG and other Services.

“Project Completion Date” means February 4, 2022.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project and all other costs incurred with respect to the Project, including working capital (provided that Project Costs shall exclude any operation and maintenance expenses for any train of the Project that has achieved Substantial Completion); provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project, gas purchase, transport and storage costs and all other costs incurred with respect to the Project, including working capital (provided that Project Costs shall exclude any operation and maintenance expenses for any train of the Project that has achieved Substantial Completion).

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of SPL as a result of the termination of or reduction of any obligations under any Material Project Document, if any.

“Project Documents” means each Material Project Document and any other material agreement relating to Development.

“Projected Debt Service Coverage Ratio” means, for the applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness” and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount. If the indenture states that the Projected Debt Service Coverage Ratio is to be based on Contracted Cash Flow, the Projected Debt Service Coverage Ratio shall mean, for any period, the ratio of (a) Contracted Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness” and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount; provided that for purposes of the description of the terms of the 2023 Revolving Credit Facility Agreement, Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Projected Debt Service Coverage Ratio” means, for any applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (d), (e), (f), (g), (h), (i), (j), (k), (m), (n) and (o) of the definition of “Permitted Indebtedness” (as defined in the 2023 Revolving Credit Facility Agreement) and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount. Where the 2023 Revolving Credit Facility Agreement states that the Projected Debt Service Coverage Ratio is to be based on Contracted Cash Flow, the Projected Debt Service Coverage Ratio shall mean, for the applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (d), (e), (f), (g), (h), (i), (j), (k), (m), (n) and (o) of the definition of “Permitted Indebtedness” (as defined inin the 2023 Revolving Credit Facility Agreement) and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“Qualified Counterparty” means:

(a) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A-from S&P or Fitch or at least A-3 from Moody’s (or, if any of such entities cease to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency).

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Qualified Counterparty” means:

(a) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A-from S&P or Fitch or at least A-3 from Moody’s (or, if any of such entities cease to provide such ratings, the equivalent credit rating from any other Rating Agency).

“Qualified FOB Sale and Purchase Agreements” means an LNG sale and purchase agreement entered into with an Investment Grade buyer for a Qualifying Term for delivery of LNG on an FOB basis.

“Qualifying Term” means a term that does not expire before the expected amortization term of the Senior Debt pursuant to the Base Case Forecast.

“Quarterly Payment Date” means the Initial Quarterly Payment Date and each March 31, June 30, September 30 and December 31 thereafter.

“Rating Affirmation” means, with respect to any Modification, delivery by SPL to the Intercreditor Agent of letters from any two Recognized Credit Rating Agencies that are then rating Other Secured Debt (or if only one Recognized Credit Rating Agency is then rating Other Secured Debt, that Recognized Credit Rating Agency) to the effect that the Recognized Credit Rating Agency has considered the contemplated Modification and that, if the contemplated Modification is adopted, such Recognized Credit Rating Agency would reaffirm (or upgrade) the rating of the Other Secured Debt as of the date of the request for a Rating Affirmation.

“Ready for Start Up” has the meaning provided in the Train One and Train Two EPC Contract; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Ready for Start Up” with respect to each of the EPC Contracts has the meaning provided in such EPC Contract.

“Real Property Documents” means any material contract or agreement constituting or creating an estate or interest in any portion of the Site, including, without limitation, the Lease Agreements and the Subleases.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Debt” means, collectively, Secured Replacement Debt and Unsecured Replacement Debt incurred by SPL (including by way of Senior Bonds) pursuant to the Common Terms Agreement in order to partially or in whole (a) refinance by prepaying or redeeming then existing Senior Debt or (b) replace by cancelling then existing Senior Debt Commitments. For the avoidance of doubt, the notes constitute Replacement Debt for purposes of the Financing Documents.

“Required Debt Service Reserve Amount” means as of any date on and after the Project Completion Date, an amount projected by the Common Security Trustee equal to the amount necessary to pay the forecasted Debt Service in respect of Secured Debt (other than Working Capital Debt) from such date through (and including) the next two Payment Dates (which shall, if not already included, include the maturity date under any Secured Debt (other than Working Capital Debt)) (assuming that no Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Advances for the next six months; provided, that for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date prior to such balloon payment or bullet maturity shall be taken into account.

“Required Secured Parties” means:

(a) except as otherwise provided in clauses (b) through (e) below, with respect to any Covered Action, Designated Voting Parties constituting the Majority Aggregate Credit Facilities Debt Participants;

(b) in the case of any Covered Action subject to “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement— Modifications—Majority Decisions,” Designated Voting Parties constituting the Majority Aggregate Secured Bank Debt Participants, the Majority Aggregate Other Secured Debt Participants or the Majority Secured Debt Participants, as applicable, set forth in that Section;

(c) Designated Voting Parties constituting the One Hundred Percent Participants with respect to any Covered Action that is subject to “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Unanimous Decisions;”

(d) Designated Voting Parties constituting the Majority Secured Debt Participants with respect to any decision to exercise remedies made pursuant to “—Summary Description of Principal Finance Documents— Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies,” except as otherwise described in the fourth paragraph under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies;” and

(e) Designated Voting Parties constituting the Majority Secured Debt Participants (1) if no Secured Bank Debt is outstanding or (2) with respect to any other action not otherwise described or dealt with in this definition of “Required Secured Parties” and not otherwise specifically delegated to the Intercreditor Agent, the Common Security Trustee or a Secured Debtholder Group Representative pursuant to “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Administrative Decisions.”

“Restricted Payment” with respect to any Person means (a) any dividend or other distribution (in cash, Property of such Person, securities, obligations, or other property) on, or other dividends or distributions on account of, its Capital Stock (other than dividends or distributions payable solely to SPL or any of its Restricted Subsidiaries), (b) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of any portion of any of the Capital Stock of SPL or any direct or indirect parent of SPL, (c) all payments (in cash, Property of such Person, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of, any Indebtedness owed to the Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof (including any subordinated indebtedness incurred to fund the Equity Contribution Amount), and (d) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of Subordinated Indebtedness (other than from SPL or a Restricted Subsidiary of SPL, and other than within one year of the fixed date on which the final payment of principal thereof is due and payable). For the avoidance of doubt, payments to the Manager for fees and costs pursuant to the Management Services Agreement, and payments to the Operator pursuant to the O&M Agreement paid in accordance with the Accounts Agreement.

“Restricted Payment Date” means, with respect to any specific Restricted Payment, the date such Restricted Payment is made.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Account” means the Revenue Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Sabine Liquefaction TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between SPL and Sabine Pass LNG, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Sabine Liquefaction TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between SPL and Sabine Pass LNG as supplemented by that certain Letter Agreement, dated May 28, 2013.

“Sabine Pass LNG” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to SPL or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the notes.

“Secured Bank Debt” means Indebtedness incurred by SPL in the aggregate amount of up to $3,626,000,000 pursuant to the Term Loan A Credit Agreement comprised of the Construction/Term Loans, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans or commitments thereunder; provided that, any such replacements, refundings or refinancings shall be subject to paragraph (b) of the covenant under, “—Covenants Applicable to the Notes—Restrictions on Indebtedness.”

“Secured Bank Debt Available Amount” means the amount of all outstanding Secured Bank Debt plus available and undrawn commitments for any Secured Bank Debt pursuant to the applicable Secured Debt Instruments.

“Secured Bank Debt Committed Amount” means $3,626,000,000.

“Secured Bank Debt Holders” means, at any time, the Holders of the Secured Bank Debt and shall also include any indebtedness issued to or guaranteed by an export credit agency or institution serving a similar function.

“Secured Debt” means the Senior Debt (other than Indebtedness under Interest Rate Protection Agreements) that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Debt Holder Group” means, at any time, the Holders of each tranche of Secured Debt.

“Secured Debt Holder Group Representative” means, (a) the Term Loan A Administrative Agent in respect of the Secured Bank Debt Holders and Secured Bank Debt, (b) the Indenture Trustee in respect of the holders of the notes and (c) with respect to any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such pursuant to the Common Terms Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Secured Debt Holder Group Representative” means (a) the Senior Facility Agent in respect of the 2023 Revolving Credit Facility Agreement, (b) the Indenture Trustee in respect of the notes under the Indenture and (c) in respect of any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such in Schedule 2.2(f) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Debt Holders” means, at any time, the Holders of the Secured Debt.

“Secured Debt Instrument” means, at any time, each instrument, including the Term Loan A Credit Agreement and the indenture, governing Secured Debt and designated as such pursuant to the Common Terms Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Secured Debt Instrument” means, at any time, each instrument, including the 2023 Revolving Credit Facility Agreement and the Indentures, governing Secured Debt and designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Debt Unanimous Decision” means any Modification of any Credit Agreement which (i) is a Covered Action, (ii) under the terms of any such agreement (solely as in effect on the date of the Intercreditor Agreement) requires the Consent of all lenders party to such agreement entitled to vote in order for such Modification to become effective, and (iii) under the Intercreditor Agreement is not a Fundamental Decision, or certain other matters described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Majority Decisions,” “—Unanimous Decisions,” “—Administrative Decisions,” or certain other matters described in the Intercreditor Agreement.

“Secured Expansion Debt” means the Expansion Debt that is Secured Debt.

“Secured Gas Hedge Instrument” means, at any time, each instrument governing Secured Gas Hedge Obligations and designated as such pursuant to the Common Terms Agreement.

“Secured Gas Hedge Obligations” means the Indebtedness under any Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Gas Hedge Representative” means the representative or representatives of the Gas Hedge Providers designated as such pursuant to the Common Terms Agreement.

“Secured Hedge Instrument” means, at any time, each instrument governing Secured Hedge Obligations and designated as such in pursuant to the Common Terms Agreement.

“Secured Hedge Obligations” means the Indebtedness under Interest Rate Protection Agreements that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Hedge Representative” means the representative or representatives of the Holders of Secured Hedge Obligations designated as such pursuant to the Common Terms Agreement.

“Secured Hedging Parties” means the Holders of the Secured Hedge Obligations.

“Secured Parties” means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the Indenture Trustee, the applicable Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, in each case, in whose favor SPL has granted Security in the Collateral pursuant to the Security Documents; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Secured Parties” means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the Senior Facility Agent, the applicable Secured Debt Holder Group Representatives, the Secured Hedge Representatives and the Secured Gas Hedge Representatives, in each case, in whose favor the Loan Parties have granted Security in the Collateral pursuant to the Security Documents.

“Secured Replacement Debt” means the Replacement Debt that is Secured Debt.

“Secured Working Capital Debt” means the Working Capital Debt that is Secured Debt.

“Security” means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

“Security Agency Agreement” means the Security Agency Agreement, dated as of July 31, 2012, among SPL, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Security Agency Agreement” means the Second Amended and Restated Security Agency Agreement, dated as of June 30, 2015, among SPL, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent.

“Security Agreement” means the Third Amended and Restated Security Agreement, dated as of March 19, 2020, between SPL and the Common Security Trustee.

“Security Documents” means:

(a) Security Agreement;

(b) the CQP Security Agreement;

(c) the Accounts Agreement;

(d) each Pledge Agreement;

(e) the Mortgage;

(f) the Consents; and

(g) any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Obligations between any Person and the Common Security Trustee on behalf of the Secured Parties or between any Person and any other Secured Party and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Senior Bonds” means debt securities, including the notes, issued pursuant to an Indenture that is a Senior Debt Instrument.

“Senior Debt” means:

(a) Secured Bank Debt;

(b) Additional Secured Debt;

(c) Unsecured Replacement Debt;

(d) Unsecured Expansion Debt;

(e) Unsecured Working Capital Debt;

(f) Indebtedness under Interest Rate Protection Agreements; and

(g) all other Indebtedness referred to in clauses (a), (b), (c) and (p) of the definition thereof;

provided, that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Senior Debt” means:

(a) the Obligations (as defined in the 2023 Revolving Credit Facility Agreement) under the 2023 Revolving Credit Facility Agreement;

(b) the notes issued under the Indenture as of the Credit Facilities Closing Date;

(c) Additional Secured Debt;

(d) Unsecured Replacement Debt;

(e) the Unsecured Expansion Debt;

(f) Unsecured Working Capital Debt; and

(g) Indebtedness under Interest Rate Protection Agreements.

“Senior Debt Commitments” means, at any time, the aggregate of any principal amount that Holders of Senior Debt are committed to disburse or stated amount of letters of credit that Holders of Senior Debt are required to issue, in each case under any Senior Debt Instrument, and in the case of Senior Debt Commitments in respect of Secured Debt, the aggregate of Facility Commitment.

“Senior Debt Instrument” means a Secured Debt Instrument or an Unsecured Debt Instrument.

“Senior Facility Agent” means, with respect to the 2023 Revolving Credit Facility Agreement, The Bank of Nova Scotia and its successors and permitted assigns.

“Senior Notes” means, collectively, the $2.0 billion of outstanding 5.750% Senior Secured Notes due 2024; the $2.0 billion of outstanding 5.625% Senior Secured Notes due 2025; the $1.5 billion of outstanding 5.875% Senior Secured Notes due 2026; the $1.5 billion of outstanding 5.000% Senior Secured Notes due 2027; the $1.35 billion of outstanding 4.200% Senior Secured Notes due 2028; the $2.0 billion of outstanding 4.500% Senior Secured Notes due 2030 and the $1.8 billion in aggregate principal amount of 4.746% (weighted average rate) amortizing Senior Secured Notes due 2037 and subsequent series of senior notes issued pursuant to the indenture.

“Senior Secured Notes Debt Service Reserve Account” means the Senior Secured Notes Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Services” means the liquefaction and other services to be provided or performed by SPL under the Facility LNG Sale and Purchase Agreements and any other agreements entered into in connection with a Permitted Business; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Services” means the liquefaction and other services to be provided or performed by SPL under the FOB Sale and Purchase Agreements.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to SPL or any Guarantor and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to SPL or any Guarantor.

“Site” means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the Project is or will be located.

“Stage 1 ConocoPhillips License Agreement” means the License Agreement between SPL and ConocoPhillips Company, dated as of May 3, 2012.

“Stage 2 ConocoPhillips License Agreement” means the License Agreement between SPL and ConocoPhillips Company, dated as of December 21, 2012.

“Stage 3 ConocoPhillips License Agreement” means the License Agreement, dated as of May 20, 2015, between SPL and ConocoPhillips Company.

“Stage 4 ConocoPhillips License Agreement” means the license agreement to be entered into between SPL and ConocoPhillips Company in connection with the incorporation of the ConocoPhillips Optimized Cascade Process (as defined therein) into Train 6.

“Stated Amount” has the meaning specified for such term in any Acceptable Debt Service Reserve LC.

“Subleases” means the (a) Sub-lease Agreement, dated June 11, 2012, between Sabine Pass LNG, as sublessor, and SPL, as sublessee covering approximately 268 acres of the Site, and (b) Sub-lease Agreement, dated as of June 25, 2015, between Sabine Pass LNG, as sublessor, and SPL, as sublessee, covering approximately 199.04 acres of the Site; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Subleases” means the (1) Sub-lease Agreement, dated June 11, 2012, between Sabine Pass LNG, as sublessor, and SPL, as sublessee, (2) Sub-lease Agreement, dated as of June 25, 2015, between Sabine Pass LNG, as sublessor, and SPL, as sublessee, and (3) the Amended and Restated Lease Agreement, dated as of June 21, 2019 but effective as of November 1, 2011, between Crain Lands, L.L.C., as lessor, and SPL, as lessee.

“Subordinated Indebtedness” means any unsecured Indebtedness of SPL to any Person permitted by clause (f) of the definition of Permitted Indebtedness which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” has the meaning assigned to such term in the applicable engineering, procurement and construction contract.

“Taxes” means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among SPL, Sabine Pass LNG and Cheniere Energy Investments, LLC, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among SPL, Sabine Pass LNG and Cheniere Energy Investments, LLC.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Agreements” means, collectively, (i) the Partial Assignment Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc., (ii) the Throughput Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc., (iii) the Master LNG Sale and Purchase Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc., and (iv) the Base Contract for Sale and Purchase of Natural Gas, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc.

“Total Debt” means the principal amount of all Secured Debt of SPL and its Subsidiaries (if any), Indebtedness under any Unsecured Debt Instruments to which SPL or its Subsidiaries (if any) is a party, and all subordinated debt of SPL and its Subsidiaries (if any) (other than member loans made to SPL or its Subsidiaries (if any)).

“Total FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 14, 2012, between SPL and Total Gas & Power North America, Inc., as amended from time to time, and any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“Total Votes” means the total number of votes of all Secured Debt determined pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making.”

“Train” means a “liquefaction train” as such term is used in the definition, “Project.”

“Train Five” means the Train intended to be the designated train under the Train Five LNG Sales Agreement.

“Train Five and Train Six LNG Sales Agreements” means the LNG Sale and Purchase Agreement, dated as of December 14, 2012, by and between SPL and Total Gas & Power North America, Inc., the LNG Sale and Purchase Agreement, dated as of March 22, 2013, by and between SPL and Centrica plc, and any LNG sale and purchase agreement entered into by SPL in connection with the sixth train of its liquefaction facilities.

“Train Five EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the SPL Facilities, dated as of May 4, 2015, between SPL and the EPC Contractor, as supplemented and amended from time to time.

“Train Five LNG Sales Agreement” means the Total FOB Sale and Purchase Agreement and any other LNG sale and purchase agreement entered into by SPL with respect to Train 5 and any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“Train Number” means the numbers One through Six to describe the applicable Train.

“Train One and Train Two” means the Trains intended to be the designated trains under the Train One and Two LNG Sales Agreements.

“Train One and Train Two EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the SPL Facilities, dated as of November 11, 2011, between SPL and the EPC Contractor, as supplemented and amended from time to time.

“Train One and Train Two LNG Sales Agreements” means the BG FOB Sale and Purchase Agreement and the GN FOB Sale and Purchase Agreement.

“Train Six” means the Train intended to be the designated train under the Train Six LNG Sales Agreements.

“Train Six EPC Contract” means the lump sum turnkey agreement for the engineering, procurement and construction of Train 6 to be entered into between SPL and the EPC Contractor on terms substantially similar to the Train Five EPC Contract.

“Train 6 FOB Sale and Purchase Agreement” means any LNG sale and purchase agreement executed by SPL with an Investment Grade buyer for delivery of LNG on an FOB basis from and after the date of first commercial delivery with respect to Train 6, which shall have terms and conditions (taken as a whole) substantially similar to the FOB Sale and Purchase Agreements.

“Train Six LNG Sales Agreements” means any LNG sale and purchase agreement entered into by SPL with respect to the sixth Train of the Project.

“Train Three and Train Four” means the Trains intended to be the designated trains under the Train Three and Train Four LNG Sales Agreements.

“Train Three and Train Four EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the SPL Facilities, dated as of December 20, 2012, between SPL and the EPC Contractor, as supplemented and amended from time to time.

“Train Three and Train Four LNG Sales Agreements” means the GAIL FOB Sale and Purchase Agreement and the KoGas FOB Sale and Purchase Agreement.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of SPL that is designated by the Board of Directors of SPL as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) except as permitted by the covenant described above under the caption “—Covenants Applicable to the Notes—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with SPL or any Restricted Subsidiary of SPL unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SPL or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SPL;

(c) is a Person with respect to which neither SPL nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SPL or any of its Restricted Subsidiaries.

“Unsecured Debt Instrument” means, at any time, each material instrument governing Senior Debt other than Secured Debt or Secured Hedge Obligations.

“Unsecured Expansion Debt” means the Expansion Debt that is not Secured Debt.

“Unsecured Replacement Debt” means the Replacement Debt that is not Secured Debt. “Unsecured Working Capital Debt” means the Working Capital Debt that is not Secured Debt.

“Vitol FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated September 14, 2018, between Cheniere Marketing LLC and Vitol Inc., as amended and novated by Cheniere Marketing LLC to SPL pursuant to that certain Vitol Novation and Amendment, dated May 22, 2019, between SPL, Cheniere Marketing LLC, Vitol Inc. and Vitol Holding B.V.

“Waiver” means, with respect to any particular conduct, event or other circumstance, any change to an obligation of any Person under any Transaction Document requiring the consent of one or more Secured Parties, which consent has the effect of waiving, excusing or accepting or approving changed performance of, or non-compliance with, such obligation or any Default or CTA Event of Default with respect thereto to the extent relating to such conduct, event or circumstance.

“Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and SPL, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012 and that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and SPL, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012 and that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012 and that certain Third Amendment to Water Service Agreement, dated as of June 30, 2015.

“Working Capital Debt” means additional senior secured or unsecured Indebtedness the proceeds of which shall be used solely for working capital and general corporate purposes related to the Project (including the issuance of letters of credit), only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a) the Secured Debt Holder Group Representative for any Secured Working Capital Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement; and

(b) the Intercreditor Agent shall have received a certificate from an Authorized Officer of SPL at least five days prior to the incurrence of such Working Capital Debt, in the form set out in the Common Terms Agreement, which certificate shall (a) identify each Secured Debt Holder Group Representative and each Holder for any Secured Working Capital Debt; (b) attach a copy of each proposed Senior Debt Instrument relating to the Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto; and (c) in the case of Working Capital Debt incurred pursuant to clause (d)(ii) of the covenant set forth under, “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” certify that the amount to be incurred is reasonably expected to be required to be expended to purchase Gas to comply with the obligations of SPL under the Facility LNG Sale and Purchase Agreements;

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Working Capital Debt” means additional senior secured or unsecured Indebtedness the proceeds of which shall be used solely for working capital and general corporate purposes related to the Project (including the issuance of letters of credit).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax consequences relevant to the exchange of New Notes for Old Notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal tax consequences described herein. Some holders, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships or other pass-through entities, persons whose functional currency is not the U.S. dollar, tax-exempt organizations, real estate investment trusts, persons subject to the alternative minimum tax and persons holding the notes as part of a “wash sale,” “straddle,” “hedge,” “conversion transaction” or other integrated transaction for tax purposes may be subject to special rules not discussed below. Moreover, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, (1) a holder will not recognize any taxable gain or loss as a result of the exchange of such holder’s notes; (2) the holding period of the New Notes received will include the holding period of the Old Notes exchanged therefor; and (3) the adjusted tax basis of the New Notes received will be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before such exchange.

We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 25, 2023, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Old Notes have been exchanged for New Notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Sidley Austin LLP, Houston, Texas.

EXPERTS

The financial statements of Sabine Pass Liquefaction, LLC as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, have been included herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS

Sabine Pass Liquefaction, LLC

Audited Financial Statements

As of December 31, 2022 and 2021

and for the years ended December 31, 2022, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Sabine Pass Liquefaction, LLC and

Board of Directors of Cheniere Energy Partners GP, LLC

Sabine Pass Liquefaction, LLC:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sabine Pass Liquefaction, LLC (the Company) as of December 31, 2022 and 2021, the related statements of income, member’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fair value of the level 3 physical liquefaction supply derivatives

As discussed in Notes 2 and 7 to the financial statements, the Company recorded fair value of level 3 physical liquefaction supply derivatives of $(3,719) million, as of December 31, 2022. The physical liquefaction supply derivatives consist of natural gas supply contracts for the operation of the liquefied natural gas facility. The fair value of the level 3 physical liquefaction supply derivatives is developed using internal models that incorporate significant unobservable inputs.

We identified the evaluation of the fair value of the level 3 physical liquefaction supply derivatives as a critical audit matter. Specifically, there is subjectivity in certain assumptions used to estimate the fair value, including assumptions for future prices of energy units for unobservable periods and liquidity.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the valuation of the level 3 physical liquefaction supply derivatives. This included controls related to the assumptions for significant unobservable inputs and the fair value model. For a selection of level 3 liquefaction supply derivatives, we involved valuation professionals with specialized skills and knowledge who assisted in:

•	evaluating the future prices of energy units for observable periods by comparing to market data, including quoted or published forward prices

•	developing independent fair value estimates and comparing the independently developed estimates to the Company’s fair value estimates.

In addition, we evaluated the Company’s assumptions for future prices of energy units for unobservable periods and liquidity by comparing them to market or third-party data, including adjustments for third party quoted transportation prices.

/s/ KPMG LLP
KPMG LLP

We have served as the Company’s auditor since 2014.

Houston, Texas

February 22, 2023

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF INCOME

(in millions)

	Year Ended December 31,
	2022	2021	2020
Revenues
LNG revenues	$11,507	$7,639	$5,195
LNG revenues-affiliate	4,568	1,472	662
LNG revenues-related party	—	1	—

Total revenues	16,075	9,112	5,857

Operating costs and expenses
Cost of sales (excluding items shown separately below)	11,885	5,289	2,504
Cost of sales-affiliate	262	128	110
Cost of sales-related party	—	17	—
Operating and maintenance expense	652	548	547
Operating and maintenance expense-affiliate	482	457	466
Operating and maintenance expense-related party	72	46	13
General and administrative expense	—	4	9
General and administrative expense-affiliate	66	61	71
Depreciation and amortization expense	539	468	465
Other	—	6	1

Total operating costs and expenses	13,958	7,024	4,186

Income from operations	2,117	2,088	1,671

Other income (expense)
Interest expense, net of capitalized interest	(667)	(622)	(685)
Loss on modification or extinguishment of debt	(2)	(5)	(43)
Other income, net	7	—	—

Total other expense	(662)	(627)	(728)

Net income	$1,455	$1,461	$943

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

BALANCE SHEETS

(in millions)

	December 31,
	2022	2021
ASSETS
Current assets
Restricted cash and cash equivalents	$92	$98
Trade and other receivables, net of current expected credit losses	622	571
Accounts receivable-affiliate	553	232
Accounts receivable-related party	—	1
Advances to affiliate	151	127
Inventory	143	159
Current derivative assets	24	21
Margin deposits	35	7
Other current assets	33	53
Other current assets-affiliate	21	21

Total current assets	1,674	1,290

Property, plant and equipment, net of accumulated depreciation	13,805	14,433
Debt issuance costs, net of accumulated amortization	5	7
Derivative assets	28	33
Other non-current assets, net	160	171

Total assets	$15,672	$15,934

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current liabilities
Accounts payable	$28	$18
Accrued liabilities	1,314	1,012
Accrued liabilities-related party	6	4
Due to affiliates	80	73
Deferred revenue	132	132
Current derivative liabilities	769	16

Total current liabilities	2,329	1,255

Long-term debt, net of premium, discount and debt issuance costs	12,040	13,023
Derivative liabilities	3,024	11
Other non-current liabilities	7	7
Other non-current liabilities-affiliate	20	17

Commitments and contingencies (see Note 13)

Member’s equity (deficit)	(1,748)	1,621

Total liabilities and member’s equity (deficit)	$15,672	$15,934

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF MEMBER’S EQUITY (DEFICIT)

(in millions)

	Sabine Pass LNG-LP, LLC	Total Member’s Equity (Deficit)
Balance at December 31, 2019	$534	$534
Capital contributions	488	488
Distributions	(1,007)	(1,007)
Net income	943	943

Balance at December 31, 2020	958	958
Capital contributions	821	821
Distributions	(1,619)	(1,619)
Net income	1,461	1,461

Balance at December 31, 2021	1,621	1,621
Capital contributions	225	225
Novated IPM Agreement (see Note 15)	(2,712)	(2,712)
Non-cash distributions to affiliates for conveyance of assets (see Note 12)	(576)	(576)
Distributions	(1,761)	(1,761)
Net income	1,455	1,455

Balance at December 31, 2022	$(1,748)	$(1,748)

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net income	$1,455	$1,461	$943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	539	468	465
Amortization of debt issuance costs, premium and discount	24	22	24
Loss on modification of debt	2	5	43
Losses (gains) on derivative instruments, net	1,158	(29)	49
Total gains on derivatives instruments, net-related party	—	(2)	—
Net cash used for settlement of derivative instruments	(102)	(17)	(4)
Other	7	6	1
Changes in operating assets and liabilities:
Trade and other receivables, net of current expected credit losses	(116)	(203)	(17)
Accounts receivable-affiliate	(337)	(32)	(80)
Accounts receivable-related party	—	(1)	—
Advances to affiliate	(24)	(5)	5
Inventory	15	(66)	9
Margin deposits	(28)	(3)	(2)
Accounts payable and accrued liabilities	348	326	2
Accrued liabilities-related party	3	(1)	4
Due to affiliates	22	(1)	9
Deferred revenue	—	18	(18)
Deferred revenue-affiliate	—	—	(10)
Other, net	2	(11)	1
Other, net-affiliate	5	2	—

Net cash provided by operating activities	2,973	1,937	1,424

Cash flows from investing activities
Property, plant and equipment	(434)	(612)	(916)

Net cash used in investing activities	(434)	(612)	(916)

Cash flows from financing activities
Proceeds from issuances of debt	560	482	1,995
Redemptions and repayments of debt	(1,560)	(1,000)	(2,000)
Debt issuance and other financing costs	(7)	(5)	(35)
Debt extinguishment costs	(2)	(3)	(39)
Capital contributions	225	821	488
Distributions	(1,761)	(1,619)	(1,001)

Net cash used in financing activities	(2,545)	(1,324)	(592)

Net increase (decrease) in restricted cash and cash equivalents	(6)	1	(84)
Restricted cash and cash equivalents-beginning of period	98	97	181

Restricted cash and cash equivalents-end of period	$92	$98	$97

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

We are a Delaware limited liability company formed by CQP and based in Houston with one member, Sabine Pass LNG-LP, LLC, an indirect wholly owned subsidiary of CQP. We and SPLNG are each indirect wholly owned subsidiaries of Cheniere Investments, which is a wholly owned subsidiary of CQP, a publicly traded limited partnership (NYSE MKT: CQP). CQP is a 48.6% owned subsidiary of Cheniere, a Houston-based energy company primarily engaged in LNG-related businesses. Cheniere also owns 100% of the general partner interest in CQP through ownership in Cheniere Energy Partners GP, LLC.

The natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass (the “Sabine Pass LNG Terminal”) has six operational Trains, with Train 6 having achieved substantial completion on February 4, 2022, for a total operational production capacity of approximately 30 mtpa of LNG (the “Liquefaction Project”). The Sabine Pass LNG Terminal also has operational regasification facilities owned by SPLNG.

We have increased available liquefaction capacity at our Liquefaction Project as a result of debottlenecking and other optimization projects. We hold a significant land position at the Sabine Pass LNG Terminal, which provides opportunity for further liquefaction capacity expansion. The development of this site or other projects, including infrastructure projects in support of natural gas supply and LNG demand, will require, among other things, acceptable commercial and financing arrangements before we make a positive final investment decision.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Financial Statements have been prepared in accordance with GAAP.

Use of Estimates

The preparation of our Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to fair value measurements of derivatives and other instruments, useful lives of property, plant and equipment and asset retirement obligations (“AROs”) as further discussed under the respective sections within this note. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2 and 3 are terms for the priority of inputs to valuation approaches used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs that are directly or indirectly observable for the asset or liability, other than quoted prices included within Level 1. Hierarchy Level 3 inputs are inputs that are not observable in the market.

In determining fair value, we use observable market data when available, or models that incorporate observable market data. In addition to market information, we incorporate transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. We maximize the use of observable inputs and minimize our use of unobservable inputs in arriving at fair value estimates.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Recurring fair-value measurements are performed for derivative instruments as disclosed in Note 7—Derivative Instruments.

The carrying amount of restricted cash and cash equivalents, trade and other receivables, net of current expected credit losses, margin deposits, accounts payable and accrued liabilities reported on the Balance Sheets approximates fair value. The fair value of debt is the estimated amount we would have to pay to repurchase our debt in the open market, including any premium or discount attributable to the difference between the stated interest rate and market interest rate at each balance sheet date. Debt fair values, as disclosed in Note 10—Debt, are based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments using observable or unobservable inputs.

Revenue Recognition

We recognize revenues when we transfer control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled to in exchange for those goods or services. See Note 11—Revenues for further discussion of our revenue streams and accounting policies related to revenue recognition.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents consist of funds that are contractually or legally restricted as to usage or withdrawal and have been presented separately from cash and cash equivalents on our Balance Sheets. We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Current Expected Credit Losses

Trade and other receivables are reported net of any current expected credit losses. Current expected credit losses consider the risk of loss based on past events, current conditions and reasonable and supportable forecasts. A counterparty’s ability to pay is assessed through a credit review process that considers payment terms, the counterparty’s established credit rating or our assessment of the counterparty’s credit worthiness, contract terms, payment status and other risks or available financial assurances. Adjustments to current expected credit losses are recorded in general and administrative expense in our Statements of Income. As of December 31, 2022 and 2021, we had current expected credit losses of zero and $5 million, respectively, on our trade and other receivables and as of both December 31, 2022 and 2021, we had current expected credit losses of zero on our non-current contract assets.

Inventory

LNG and natural gas inventory are recorded at the lower of weighted average cost and net realizable value. Materials and other inventory are recorded at the lower of cost and net realizable value. Inventory is charged to expense when sold, or for certain qualifying costs, capitalized to property, plant and equipment when issued, primarily using the weighted average method.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction and commissioning activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs (including those for planned major maintenance projects) to maintain property, plant and equipment in operating condition are generally expensed as incurred.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Generally, we begin capitalizing the costs of a Train once it meets the following criteria: (1) regulatory approval has been received, (2) financing for the Train is available and (3) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a Train are expensed as incurred. These costs primarily include professional fees associated with preliminary front-end engineering and design work, costs of securing necessary regulatory approvals and other preliminary investigation and development activities related to the Train.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land acquisition costs, detailed engineering design work and certain permits that are capitalized as other non-current assets.

We realize offsets to LNG terminal costs for sales of commissioning cargoes that were earned or loaded prior to the start of commercial operations of the respective Train during the testing phase for its construction.

We depreciate our property, plant and equipment using the straight-line depreciation method over assigned useful lives. Refer to Note 6—Property, Plant and Equipment, Net of Accumulated Depreciation for additional discussion of our useful lives by asset category. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses on disposal are recorded in other operating costs and expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

We did not record any material impairments related to property, plant and equipment during the years ended December 31, 2022, 2021 and 2020.

Interest Capitalization

We capitalize interest costs during the construction period of our LNG terminal and related assets as construction-in-process. Upon placing the underlying asset in service, these costs are transferred out of construction-in-process into the respective in-service asset category and depreciated over the estimated useful life of the corresponding assets, except for capitalized interest associated with land, which is not depreciated.

Derivative Instruments

We use derivative instruments to hedge our exposure to cash flow variability from commodity price risk. Derivative instruments are recorded at fair value and included in our Balance Sheets as assets or liabilities depending on the derivative position and the expected timing of settlement, unless they satisfy criteria for, and we elect, the normal purchases and sales exception, under which we account for the instrument under the accrual method of accounting, whereby revenues and expenses are recognized only upon delivery, receipt or realization of the underlying transaction. When we have the contractual right and intent to net settle, derivative assets and liabilities are reported on a net basis.

For those derivative instruments measured at fair value, changes in the fair value of the instruments are recorded in earnings, unless we elect to apply hedge accounting and meet specified criteria. We did not have any

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

derivative instruments designated as cash flow or fair value hedges during the years ended December 31, 2022, 2021 and 2020. See Note 7—Derivative Instruments for additional details about our derivative instruments.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of derivative instruments and accounts receivable related to our long-term SPAs, as discussed further below. Additionally, we maintain cash balances at financial institutions, which may at times be in excess of federally insured levels. We have not incurred credit losses related to these cash balances to date.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Certain of our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with investment grade financial institutions. Collateral deposited for such contracts is recorded within margin deposits. We monitor counterparty creditworthiness on an ongoing basis; however, we cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, we may not realize the benefit of some of our derivative instruments.

We have entered into fixed price long-term SPAs generally with terms of 20 years with 11 third parties and have entered into agreements with Cheniere Marketing. We are dependent on the respective customers’ creditworthiness and their willingness to perform under their respective SPAs.

See Note 14—Customer Concentration for additional details about our customer concentration.

Our arrangements with our customers incorporate certain provisions to mitigate our exposure to credit losses and include, under certain circumstances, customer collateral, netting of exposures through the use of industry standard commercial agreements and, as described above, margin deposits with certain counterparties in the over-the-counter derivative market, with such margin deposits primarily facilitated by independent system operators and by clearing brokers. Payments on margin deposits, either by us or by the counterparty depending on the position, are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us (or to the counterparty) on or near the settlement date for non-exchange traded derivatives, and we exchange margin calls on a daily basis for exchange traded transactions.

Debt

Our debt consists of current and long-term secured and unsecured debt securities and a credit facility with banks and other lenders. Debt issuances are placed directly by us or through securities dealers or underwriters and are held by institutional and retail investors.

Debt is recorded on our Balance Sheets at par value adjusted for unamortized discount or premium and net of unamortized debt issuance costs related to term notes. Debt issuance costs consist primarily of arrangement fees, professional fees, legal fees, printing costs and in certain cases, commitment fees. If debt issuance costs are incurred in connection with a line of credit arrangement or on undrawn funds, the debt issuance costs are presented as an asset on our Balance Sheets. Discounts, premiums and debt issuance costs directly related to the issuance of debt are amortized over the life of the debt and are recorded in interest expense, net of capitalized interest using the effective interest method. Gains and losses on the extinguishment or modification of debt are recorded in loss on modification or extinguishment of debt on our Statements of Income.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

We classify debt on our Balance Sheets based on contractual maturity, with the following exceptions:

•

We classify term debt that is contractually due within one year as long-term debt if management has the intent and ability to refinance the current portion of such debt with future cash proceeds from an executed long-term debt agreement.

•

We evaluate the classification of long-term debt extinguished after the balance sheet date but before the financial statements are issued based on facts and circumstances existing as of the balance sheet date.

Asset Retirement Obligations

We recognize AROs for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement are conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset.

We have not recorded an ARO associated with the Sabine Pass LNG Terminal. Based on the real property lease agreements at the Sabine Pass LNG Terminal, at the expiration of the term of the leases we are required to surrender the LNG terminal in good working order and repair, with normal wear and tear and casualty expected. Our property lease agreements at the Sabine Pass LNG Terminal have terms of up to 90 years including renewal options. We have determined that the cost to surrender the liquefaction facilities at the Sabine Pass LNG Terminal in good order and repair, with normal wear and tear and casualty expected, is immaterial.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss included in the federal income tax return of CQP, a publicly traded partnership which indirectly owns us. CQP is not subject to federal or state income taxes, as its partners are taxed individually on their allocable share of CQP taxable income. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Financial Statements. At December 31, 2022, the tax basis of our assets and liabilities was $5.8 billion less than the reported amounts of our assets and liabilities. See Note 12—Related Party Transactions for details about income taxes under our tax sharing agreement.

Business Segment

Our liquefaction operations at the Sabine Pass LNG Terminal represent a single reportable segment. Our chief operating decision maker reviews the financial results of SPL in total when evaluating financial performance and for purposes of allocating resources.

Recent Accounting Standards

ASU 2020-04

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance primarily provides temporary optional expedients which simplify the accounting for contract modifications to existing debt agreements expected to arise from the market transition from LIBOR to alternative reference rates. The temporary optional expedients under the standard became effective March 12, 2020 and will be available until December 31, 2024 following a

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

subsequent amendment to the standard. We have not yet applied the optional expedients available under the standard because we have not yet modified any of our existing contracts indexed to LIBOR, mainly our credit facility as further described in Note 10—Debt, for reference rate reform. However, we do not expect the impact of applying the optional expedients to any future contract modifications to be material, and we do not expect the transition to a replacement rate index to have a material impact on our future cash flows.

NOTE 3—RESTRICTED CASH AND CASH EQUIVALENTS

Pursuant to the accounts agreement entered into with the collateral trustee for the benefit of our debt holders, we are required to deposit all cash received into reserve accounts controlled by the collateral trustee. The usage or withdrawal of such cash is restricted to the payment of liabilities related to the Liquefaction Project and other restricted payments.

As of December 31, 2022 and 2021, we had $92 million and $98 million of restricted cash and cash equivalents, respectively, as required by the above agreement.

NOTE 4—TRADE AND OTHER RECEIVABLES, NET OF CURRENT EXPECTED CREDIT LOSSES

Trade and other receivables, net of current expected credit losses consisted of the following (in millions):

	December 31,
	2022	2021
Trade receivables	$603	$546
Other receivables	19	25

Total trade and other receivables, net of current expected credit losses	$622	$571

NOTE 5—INVENTORY

Inventory consisted of the following (in millions):

	December 31,
	2022	2021
Materials	$87	$71
LNG	26	44
Natural gas	28	43
Other	2	1

Total inventory	$143	$159

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 6—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment, net of accumulated depreciation consisted of the following (in millions):

	December 31,
	2022	2021
LNG terminal
Terminal	$16,240	$13,751
Construction-in-process (1)	114	2,699
Accumulated depreciation	(2,553)	(2,021)

Total LNG terminal, net of accumulated depreciation	13,801	14,429
Fixed assets
Fixed assets	19	19
Accumulated depreciation	(15)	(15)

Total fixed assets, net of accumulated depreciation	4	4

Property, plant and equipment, net of accumulated depreciation	$13,805	$14,433

(1)

In October 2022, we completed construction of the third marine berth at the Sabine Pass LNG Terminal for a total cost of $576 million and upon completion, we conveyed the property, plant and equipment associated with the third berth to SPLNG.

The following table shows depreciation expense and offsets to LNG terminal costs (in millions):

	Year Ended December 31,
	2022	2021	2020
Depreciation expense	$534	$463	$460
Offsets to LNG terminal costs (1)	148	105	—

(1)

We recognize offsets to LNG terminal costs related to the sale of commissioning cargoes because these amounts were earned or loaded prior to the start of commercial operations of the respective Trains of the Liquefaction Project during the testing phase for its construction.

LNG Terminal Costs

LNG terminal costs related to the Liquefaction Project are depreciated using the straight-line depreciation method applied to groups of LNG terminal assets with varying useful lives. The identifiable components of the Liquefaction Project have depreciable lives between 6 and 50 years, as follows:

Components	Useful life (years)
Water pipelines	30
Liquefaction processing equipment	6-50
Other	10-30

Fixed Assets

Our fixed assets are recorded at cost and are depreciated on a straight-line method based on estimated lives of the individual assets or groups of assets.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 7-DERIVATIVE INSTRUMENTS

We have entered into commodity derivatives consisting of natural gas supply contracts, including those under our IPM agreement, for the operation of the Liquefaction Project and associated economic hedges (collectively, “Liquefaction Supply Derivatives”).

We recognize our derivative instruments as either assets or liabilities and measure those instruments at fair value. None of our derivative instruments are designated as cash flow or fair value hedging instruments, and changes in fair value are recorded within our Statements of Income to the extent not utilized for the commissioning process, in which case such changes are capitalized.

The following table shows the fair value of our derivative instruments that are required to be measured at fair value on a recurring basis (in millions):

	Fair Value Measurements as of
	December 31, 2022				December 31, 2021
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liquefaction Supply Derivatives asset (liability)	$(12)	$(10)	$(3,719)	$(3,741)	$2	$(13)	$38	$27

We value our Liquefaction Supply Derivatives using a market or option-based approach incorporating present value techniques, as needed, using observable commodity price curves, when available, and other relevant data.

The fair value of our Liquefaction Supply Derivatives is predominantly driven by observable and unobservable market commodity prices and, as applicable to our natural gas supply contracts, our assessment of the associated events deriving fair value including, but not limited to, evaluation of whether the respective market exists from the perspective of market participants as infrastructure is developed.

We include a significant portion of our Liquefaction Supply Derivatives as Level 3 within the valuation hierarchy as the fair value is developed through the use of internal models which incorporate significant unobservable inputs. In instances where observable data is unavailable, consideration is given to the assumptions that market participants would use in valuing the asset or liability. This includes assumptions about market risks, such as future prices of energy units for unobservable periods, liquidity and volatility.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

The Level 3 fair value measurements of natural gas positions within our Liquefaction Supply Derivatives could be materially impacted by a significant change in certain natural gas and international LNG prices. The following table includes quantitative information for the unobservable inputs for our Level 3 Liquefaction Supply Derivatives as of December 31, 2022:

	Net Fair Value Liability (in millions)	Valuation Approach	Significant Unobservable Input	Range of Significant Unobservable Inputs / Weighted Average (1)
Liquefaction Supply Derivatives	$(3,719)	Market approach incorporating present value techniques	Henry Hub basis spread	$(1.775) - $0.660 / $(0.063)
		Option pricing model	International LNG pricing spread, relative to Henry Hub (2)	77% - 515% / 193%

(1)	Unobservable inputs were weighted by the relative fair value of the instruments.
(2)	Spread contemplates U.S. dollar-denominated pricing.

Increases or decreases in basis or pricing spreads, in isolation, would decrease or increase, respectively, the fair value of our Liquefaction Supply Derivatives.

The following table shows the changes in the fair value of our Level 3 Liquefaction Supply Derivatives (in millions):

	Year Ended December 31,
	2022	2021	2020
Balance, beginning of period	$38	$(21)	$24
Realized and change in fair value gains (losses) included in net income (1):
Included in cost of sales, existing deals (2)	(228)	74	(43)
Included in cost of sales, new deals (3)	(804)	—	—
Purchases and settlements:
Purchases (4)	(2,712)	(10)	5
Settlements (5)	(13)	(5)	(7)

Balance, end of period	$(3,719)	$38	$(21)

Favorable (unfavorable) changes in fair value relating to instruments still held at the end of the period	$(1,032)	$74	$(43)

(1)

Does not include the realized value associated with derivative instruments that settle through physical delivery, as settlement is equal to contractually fixed price from trade date multiplied by contractual volume. See settlements line item in this table.

(2)	Impact to earnings on deals that existed at the beginning of the period and continue to exist at the end of the period.
(3)	Impact to earnings on deals that were entered into during the reporting period and continue to exist at the end of the period.
(4)

Includes any day one gain (loss) recognized during the reporting period on deals that were entered into during the reporting period which continue to exist at the end of the period, in addition to any derivative contracts acquired from entities at a value other than zero on acquisition date, such as derivatives assigned

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

or novated during the reporting period and continuing to exist at the end of the period. For further discussion of IPM agreements that were novated to us during the period, see Note 15-Supplemental Cash Flow Information.
(5)	Roll-off in the current period of amounts recognized in our Balance Sheets at the end of the previous period due to settlement of the underlying instruments in the current period.

All counterparty derivative contracts provide for the unconditional right of set-off in the event of default. We have elected to report derivative assets and liabilities arising from our derivative contracts with the same counterparty and the unconditional contractual right of set-off on a net basis. The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments in instances when our derivative instruments are in an asset position. Additionally, counterparties are at risk that we will be unable to meet our commitments in instances where our derivative instruments are in a liability position. We incorporate both our own nonperformance risk and the respective counterparty’s nonperformance risk in fair value measurements depending on the position of the derivative. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of any applicable credit enhancements, such as collateral postings, set-off rights and guarantees.

Liquefaction Supply Derivatives

We hold Liquefaction Supply Derivatives which are primarily indexed to the natural gas market and international LNG indices. The terms of the Liquefaction Supply Derivatives range up to 15 years, some of which commence upon the satisfaction of certain events or states of affairs.

The forward notional amount for our Liquefaction Supply Derivatives was approximately 5,972 TBtu and 5,194 TBtu as of December 31, 2022 and 2021, respectively, excluding notional amounts associated with extension options that were uncertain to be taken as of December 31, 2022.

The following table shows the effect and location of our Liquefaction Supply Derivatives recorded on our Statements of Income (in millions):

	Gain (Loss) Recognized in Statements of Income
Statements of Income Location (1)	Year Ended December 31,
	2022	2021	2020
LNG revenues	$1	$(1)	$—
Cost of sales	(1,159)	30	(49)
Cost of sales-related party	—	2	—

(1)

Does not include the value associated with derivative instruments that settle through physical delivery. Fair value fluctuations associated with commodity derivative activities are classified and presented consistently with the item economically hedged and the nature and intent of the derivative instrument.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

Fair Value and Location of Derivative Assets and Liabilities on the Balance Sheets

The following table shows the fair value and location of our Liquefaction Supply Derivatives on our Balance Sheets (in millions):

	Fair Value Measurements as of (1)
Balance Sheets Location	December 31, 2022	December 31, 2021
Current derivative assets	$24	$21
Derivative assets	28	33

Total derivative assets	52	54
Current derivative liabilities	(769)	(16)
Derivative liabilities	(3,024)	(11)

Total derivative liabilities	(3,793)	(27)

Derivative asset (liability), net	$(3,741)	$27

(1)	Does not include collateral posted with counterparties by us of $35 million and $7 million, as of December 31, 2022 and 2021, respectively, which are included in margin deposits in our Balance Sheets.

Balance Sheets Presentation

The following table shows the fair value of our derivatives outstanding on a gross and net basis (in millions) for our derivative instruments that are presented on a net basis on our Balance Sheets:

Liquefaction Supply Derivatives
As of December 31, 2022
Gross assets	$57
Offsetting amounts	(5)

Net assets	$52

Gross liabilities	$(3,814)
Offsetting amounts	21

Net liabilities	$(3,793)

As of December 31, 2021
Gross assets	$79
Offsetting amounts	(25)

Net assets	$54

Gross liabilities	$(33)
Offsetting amounts	6

Net liabilities	$(27)

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 8-OTHER NON-CURRENT ASSETS, NET

Other non-current assets, net consisted of the following (in millions):

	December 31,
	2022	2021
Advances made to municipalities for water system enhancements	$78	$81
Advances and other asset conveyances to third parties to support LNG terminal	31	37
Operating lease assets	23	23
Advances made under EPC and non-EPC contracts	—	5
Information technology service prepayments	4	4
Other	24	21

Total other non-current assets, net	$160	$171

NOTE 9-ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in millions):

	December 31,
	2022	2021
Natural gas purchases	$1,017	$786
Interest costs and related debt fees	165	133
Liquefaction Project costs	125	89
Other accrued liabilities	7	4

Total accrued liabilities	$1,314	$1,012

NOTE 10-DEBT

Debt consisted of the following (in millions):

	December 31,
	2022	2021
Senior Secured Notes:
5.625% due 2023	$—	$1,500
5.75% due 2024	2,000	2,000
5.625% due 2025	2,000	2,000
5.875% due 2026	1,500	1,500
5.00% due 2027	1,500	1,500
4.200% due 2028	1,350	1,350
4.500% due 2030	2,000	2,000
4.746% weighted average rate due 2037	1,782	1,282

Total Senior Secured Notes	12,132	13,132
Working capital revolving credit and letter of credit reimbursement agreement (the “Working Capital Facility”)	—	—

Total debt	12,132	13,132

Unamortized premium, discount and debt issuance costs, net	(92)	(109)

Total long-term debt, net of premium, discount and debt issuance costs	$12,040	$13,023

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

Senior Secured Notes

The Senior Secured Notes are our senior secured obligations, ranking equally in right of payment with our other existing and future senior debt and secured by the same collateral and senior in right of payment to any of its future subordinated debt. Subject to permitted liens, the Senior Secured Notes are secured on a pari passu first-priority basis by a security interest in all of the membership interests in us and substantially all of our assets. We may, at any time, redeem all or part of the Senior Secured Notes at specified prices set forth in the respective indentures governing the Senior Secured Notes, plus accrued and unpaid interest, if any, to the date of redemption. The series of Senior Secured Notes due in 2037 are fully amortizing according to a fixed sculpted amortization schedule, as set forth in the respective indentures.

Below is a schedule of future principal payments that we are obligated to make on our outstanding debt at December 31, 2022 (in millions):

Years Ending December 31,	Principal Payments
2023	$—
2024	2,000
2025	2,051
2026	1,608
2027	1,612
Thereafter	4,861

Total	$12,132

Working Capital Facility

Below is a summary of our Working Capital Facility as of December 31, 2022 (in millions):

Working Capital Facility (1)
Total facility size	$1,200
Less:
Outstanding balance	—
Letters of credit issued	328

Available commitment	$872

Priority ranking	Senior secured
Interest rate on available balance (2)	LIBOR plus 1.125% - 1.750% or base rate plus 0.125% - 0.750%
Commitment fees on undrawn balance (2)	0.10% - 0.30%
Maturity date	March 19, 2025

(1)

Our obligations under the Working Capital Facility are secured by substantially all of our assets as well as a pledge of all of the membership interests in us and certain of our future subsidiaries on a pari passu basis by a first priority lien with the Working Capital Facility. The Working Capital Facility contains customary conditions precedent for extensions.

(2)	The margin on the interest rate and the commitment fees are subject to change based on our credit rating.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

Restrictive Debt Covenants

The indentures governing our senior notes and other agreements underlying our debt contain customary terms and events of default and certain covenants that, among other things, may limit our ability to make certain investments or pay dividends or distributions. We are restricted from making distributions under agreements governing our indebtedness generally until, among other requirements, appropriate reserves have been established for debt service using cash or letters of credit and a historical debt service coverage ratio and projected debt service coverage ratio of at least 1.25:1.00 is satisfied.

As of December 31, 2022, we were in compliance with all covenants related to our debt agreements.

Interest Expense

Total interest expense, net of capitalized interest consisted of the following (in millions):

	Year Ended December 31,
	2022	2021	2020
Total interest cost	$706	$754	$779
Capitalized interest	(39)	(132)	(94)

Total interest expense, net of capitalized interest	$667	$622	$685

Fair Value Disclosures

The following table shows the carrying amount and estimated fair value of our debt (in millions):

	December 31, 2022		December 31, 2021
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Senior notes - Level 2 (1)	$10,780	$10,569	$11,850	$13,128
Senior notes - Level 3 (2)	1,352	1,224	1,282	1,466

(1)	The Level 2 estimated fair value was based on quotes obtained from broker-dealers or market makers of these senior notes and other similar instruments.
(2)

The Level 3 estimated fair value was calculated based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including interest rates based on debt issued by parties with comparable credit ratings to us and inputs that are not observable in the market.

The estimated fair value of our Working Capital Facility approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 11-REVENUES

The following table represents a disaggregation of revenue earned (in millions):

	Year Ended December 31,
	2022	2021	2020
Revenues from contracts with customers
LNG revenues (1)	$11,506	$7,640	$5,195
LNG revenues-affiliate	4,568	1,472	662
LNG revenues-related party	—	1	—

Total revenues from contracts with customers	16,074	9,113	5,857
Net derivative gain (loss) (2)	1	(1)	—

Total revenues	$16,075	$9,112	$5,857

(1)

LNG revenues include revenues for LNG cargoes in which our customers exercised their contractual right to not take delivery but remained obligated to pay fixed fees irrespective of such election. During the year ended December 31, 2020, we recognized $553 million in LNG revenues associated with LNG cargoes for which customers notified us that they would not take delivery. We did not have revenues associated with LNG cargoes for which customers notified us that they would not take delivery during the years ended December 31, 2022 and 2021. Revenue is generally recognized upon receipt of irrevocable notice that a customer will not take delivery because our customers have no contractual right to take delivery of such LNG cargo in future periods and our performance obligations with respect to such LNG cargo have been satisfied.

(2)	See Note 7-Derivative Instruments for additional information about our derivatives.

LNG Revenues

We have entered into numerous SPAs with third party customers for the sale of LNG on a free on board (“FOB”) (delivered to the customer at the Sabine Pass LNG Terminal) basis. Our customers generally purchase LNG for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee per MMBtu of LNG generally equal to 115% of Henry Hub. The fixed fee component is the amount payable to us regardless of a cancellation or suspension of LNG cargo deliveries by the customers. The variable fee component is the amount generally payable to us only upon delivery of LNG plus all future adjustments to the fixed fee for inflation. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA generally commences upon the date of first commercial delivery of a specified Train. Additionally, we have agreements with Cheniere Marketing for which the related revenues are recorded as LNG revenues-affiliate. See Note 12-Related Party Transactions for additional information regarding these agreements.

Revenues from the sale of LNG are recognized at a point in time when the LNG is delivered to the customer, at the Sabine Pass LNG Terminal, which is the point legal title, physical possession and the risks and rewards of ownership transfer to the customer. Each individual molecule of LNG is viewed as a separate performance obligation. The stated contract price (including both fixed and variable fees) per MMBtu in each LNG sales arrangement is representative of the stand-alone selling price for LNG at the time the contract was negotiated. We have concluded that the variable fees meet the exception for allocating variable consideration to specific parts of the contract. As such, the variable consideration for these contracts is allocated to each distinct molecule of LNG and recognized when that distinct molecule of LNG is delivered to the customer. Because of the use of the exception, variable consideration related to the sale of LNG is also not included in the transaction price.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

Fees received pursuant to SPAs are recognized as LNG revenues only after substantial completion of the respective Train. Prior to substantial completion, sales generated during the commissioning phase are offset against the cost of construction for the respective Train, as the production and removal of LNG from storage is necessary to test the facility and bring the asset to the condition necessary for its intended use.

Sales of natural gas where, in the delivery of the natural gas to the end customer, we have concluded that we acted as a principal are presented within revenues in our Statements of Income, and where we have concluded that we acted as an agent are netted within cost of sales in our Statements of Income.

Contract Assets and Liabilities

The following table shows our contract assets, net of current expected credit losses, which are classified as other current assets and other non-current assets, net on our Balance Sheets (in millions):

	December 31,
	2022	2021
Contract assets, net of current expected credit losses	$1	$1

Contract assets represent our right to consideration for transferring goods or services to the customer under the terms of a sales contract when the associated consideration is not yet due.

The following table reflects the changes in our contract liabilities, which we classify as deferred revenue on our Balance Sheets (in millions):

Year Ended December 31, 2022
Deferred revenue, beginning of period	$132
Cash received but not yet recognized in revenue	132
Revenue recognized from prior period deferral	(132)

Deferred revenue, end of period	$132

The following table reflects the changes in our contract liabilities to affiliate, which we classify as other non-current liabilities-affiliate on our Balance Sheets (in millions):

Year Ended December 31, 2022
Deferred revenue-affiliate, beginning of period	$2
Cash received but not yet recognized in revenue	5
Revenue recognized from prior period deferral	(2)

Deferred revenue-affiliate, end of period	$5

We record deferred revenue when we receive consideration, or such consideration is unconditionally due from a customer, prior to transferring goods or services to the customer under the terms of a sales contract. Changes in deferred revenue during the years ended December 31, 2022 and 2021 are primarily attributable to differences between the timing of revenue recognition and the receipt of advance payments related to delivery of LNG under certain SPAs.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Transaction Price Allocated to Future Performance Obligations

Because many of our sales contracts have long-term durations, we are contractually entitled to significant future consideration which we have not yet recognized as revenue. The following table discloses the aggregate amount of the transaction price that is allocated to performance obligations that have not yet been satisfied:

	December 31, 2022		December 31, 2021
	Unsatisfied Transaction Price (in billions)	Weighted Average Recognition Timing (years) (1)	Unsatisfied Transaction Price (in billions)	Weighted Average Recognition Timing (years) (1)
LNG revenues	$50.8	8	$49.3	9
LNG revenues-affiliate	2.0	2	2.1	3

Total revenues	$52.8		$51.4

(1)	The weighted average recognition timing represents an estimate of the number of years during which we shall have recognized half of the unsatisfied transaction price.

We have elected the following exemptions which omit certain potential future sources of revenue from the table above:

(1) We omit from the table above all performance obligations that are part of a contract that has an original expected duration of one year or less.

(2) The table above excludes substantially all variable consideration under our SPAs. We omit from the table above all variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation when that performance obligation qualifies as a series. The amount of revenue from variable fees that is not included in the transaction price will vary based on the future prices of Henry Hub throughout the contract terms, to the extent customers elect to take delivery of their LNG, and adjustments to the consumer price index. Certain of our contracts contain additional variable consideration based on the outcome of contingent events and the movement of various indexes. We have not included such variable consideration in the transaction price to the extent the consideration is considered constrained due to the uncertainty of ultimate pricing and receipt. Approximately 74% and 61% of our LNG revenues from contracts included in the table above during the years ended December 31, 2022 and 2021, respectively, were related to variable consideration received from customers. Approximately 75% and 96% of our LNG revenues-affiliate from contracts included in the table above during the years ended December 31, 2022 and 2021, respectively, were related to variable consideration received from customers.

We may enter into contracts to sell LNG that are conditioned upon one or both of the parties achieving certain milestones such as reaching a final investment decision on a certain liquefaction Train, obtaining financing or achieving substantial completion of a Train and any related facilities. These contracts are considered completed contracts for revenue recognition purposes and are included in the transaction price above when the conditions are considered probable of being met.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 12-RELATED PARTY TRANSACTIONS

Below is a summary of our related party transactions as reported on our Statements of Income (in millions):

	Year Ended December 31,
	2022	2021	2020
LNG revenues-affiliate
Cheniere Marketing Agreements (1)	$4,565	$1,453	$632
Contracts for Sale and Purchase of Natural Gas and LNG (2)	3	19	30

Total LNG revenues-affiliate	4,568	1,472	662

LNG revenues-related party
Natural Gas Transportation and Storage Agreements (3)	—	1	—

Cost of sales-affiliate
Cheniere Marketing Agreements (1)	—	34	61
Cargo loading fees under TUA (4)	51	43	33
Contracts for Sale and Purchase of Natural Gas and LNG (2)	211	51	16

Total cost of sales-affiliate	262	128	110

Cost of sales-related party
Natural Gas Transportation and Storage Agreements (3)	—	1	—
Natural Gas Supply Agreements (5)	—	16	—

Total cost of sales-related party	—	17	—

Operating and maintenance expense-affiliate
TUA (4)	269	266	265
Natural Gas Transportation Agreement (6)	81	81	82
Services Agreements (7)	131	109	118
LNG Site Sublease Agreement (8)	1	1	1

Total operating and maintenance expense-affiliate	482	457	466

Operating and maintenance expense-related party
Natural Gas Transportation and Storage Agreements (3)	72	46	13

General and administrative expense-affiliate
Services Agreements (7)	66	61	71

(1)

We primarily sell LNG to Cheniere Marketing under SPAs and letter agreements at a price equal to 115% of Henry Hub plus a fixed fee, except for an SPA associated with an IPM agreement for which pricing is linked to international natural gas prices, which will commence in January 2023. We also have a master SPA agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement. As of December 31, 2022 and 2021, we had $551 million and $232 million of accounts receivable-affiliate, respectively, under these agreements with Cheniere Marketing. In addition, we have an arrangement with subsidiaries of Cheniere to provide the ability, in limited circumstances, to potentially fulfill commitments to LNG buyers in the event operational conditions impact operations at either the Sabine Pass or Corpus Christi liquefaction facilities. The purchase price for such cargoes would be the greater of: (a) 115% of the applicable natural gas feedstock purchase price or (b) an FOB U.S. Gulf Coast LNG market price.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(2)

We have agreements with SPLNG, CTPL and Corpus Christi Liquefaction, LLC (“CCL”) that allow us to sell and purchase natural gas and LNG with each party. Natural gas purchased under these agreements is initially recorded as inventory and then to cost of sales-affiliate upon its sale, except for purchases related to commissioning activities which are capitalized as LNG terminal construction-in-process.

(3)

We are party to various natural gas transportation and storage agreements with a related party in the ordinary course of business for the operation of the Liquefaction Project. This related party is partially owned by the investment management company that indirectly acquired a portion of CQP’s limited partner interests in September 2020. We recorded accrued liabilities-related party of $6 million and $4 million as of December 31, 2022 and 2021, respectively, with this related party.

(4)

We have a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (a portion of which is indexed for inflation), continuing until at least May 2036. Additionally, we are required to reimburse SPLNG for our proportionate share of ad valorem taxes incurred based on our contracted share of SPLNG’s regasification capacity. CQP has guaranteed our obligations under our TUA.

(5)

We were a party to a natural gas supply agreement with a related party in the ordinary course of business, to obtain a fixed minimum daily volume of feed gas for the operation of the Liquefaction Project. This related party was partially owned by Blackstone, who also partially owns CQP’s limited partner interests. However, this entity was acquired by a non-related party on December 31, 2021; therefore, as of such date, this agreement ceased to be considered a related party agreement.

(6)

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG Terminal, we have transportation agreements to secure firm pipeline transportation capacity with CTPL, a wholly owned subsidiary of CQP, and third party pipeline companies.

(7)

We do not have employees and thus we have various services agreements with affiliates of Cheniere in the ordinary course of business, including services required to construct, operate and maintain the Liquefaction Project, and administrative services. Prior to the substantial completion of each Train of the Liquefaction Project, our payments under the services agreements were primarily based on a cost reimbursement structure, and following the completion of each Train, our payments include a fixed monthly fee (indexed for inflation) per mtpa in addition to the reimbursement of costs. As of December 31, 2022 and 2021, we had $151 million and $127 million of advances to affiliates, respectively, under the services agreements. The non-reimbursement amounts incurred under these agreements are recorded in general and administrative expense-affiliate.

(8)

We have agreements with SPLNG to sublease a portion of the Sabine Pass LNG Terminal site for the Liquefaction Project. The aggregate annual sublease payment is $1 million, with renewal options and adjustment for inflation every five years. As of both December 31, 2022 and 2021, we recorded other non-current liabilities-affiliate of $15 million related to this agreement.

We had $80 million and $73 million due to affiliates as of December 31, 2022 and 2021, respectively, under agreements with affiliates as described above.

Disclosure of future consideration under revenue contracts with affiliates is included in Note 11-Revenues. Additionally, disclosure of future contractual obligations with affiliates and related parties is included in Note 13-Commitments and Contingencies.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Other Agreements

Cooperation Agreement

We have a cooperation agreement with SPLNG that allows us to retain and acquire certain rights to access the property and facilities that are owned by SPLNG for the purpose of constructing, modifying and operating the Liquefaction Project. In consideration for access given to us, we have agreed to transfer to SPLNG title of certain facilities, equipment and modifications, which SPLNG is obligated to operate and maintain. The term of this agreement is consistent with our TUA described above. In October 2022, we completed construction of the third marine berth at the Sabine Pass LNG Terminal for a total cost of $576 million and upon completion, we conveyed the property, plant and equipment associated with the third berth to SPLNG. We did not convey any assets to SPLNG under this agreement during the year ended December 31, 2021. We conveyed $6 million in assets to SPLNG under this agreement during the year ended December 31, 2020.

State Tax Sharing Agreement

We have a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate company basis. To date, there have been no state and local tax payments demanded by Cheniere under the tax sharing agreement. The agreement is effective for tax returns due on or after August 2012.

NOTE 13-COMMITMENTS AND CONTINGENCIES

Commitments

We have various future commitments under executed contracts that include unconditional purchase obligations and other commitments which do not meet the definition of a liability as of December 31, 2022 and thus are not recognized as liabilities in our Financial Statements.

Natural Gas Supply, Transportation and Storage Service Agreements

We have physical natural gas supply contracts to secure natural gas feedstock for the Liquefaction Project. The remaining terms of these contracts range up to 15 years.

Additionally, we have natural gas transportation and storage service agreements for the Liquefaction Project. The initial term of the natural gas transportation agreements range up to 20 years, with renewal options for certain contracts, and commence upon the occurrence of conditions precedent. The initial terms of our natural gas storage service agreements range up to 10 years.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

As of December 31, 2022, our obligations under natural gas supply, transportation and storage service agreements for contracts in which conditions precedent were met or are currently expected to be met were as follows (in billions):

Years Ending December 31,	Payments Due to Third Parties (1) (2)	Payments Due to Affiliates (1)	Payments Due to Related Parties (1)
2023	$6.6	$0.1	$0.1
2024	4.5	0.1	0.1
2025	3.6	0.1	0.1
2026	2.9	0.1	—
2027	2.5	0.1	—
Thereafter	9.7	0.6	—

Total	$29.8	$1.1	$0.3

(1)

Pricing of natural gas supply contracts is variable based on market commodity basis prices adjusted for basis spread, and pricing of our IPM agreement is variable based on global gas market prices less fixed liquefaction fees and certain costs incurred by us. Amounts included are based on estimated forward prices and basis spreads as of December 31, 2022. Some of our contracts may not have been negotiated as part of arranging financing for the underlying assets providing the natural gas supply, transportation and storage services.

(2)	Includes $0.4 billion under natural gas supply agreements with unsatisfied conditions precedent.

Services Agreements

We have certain fixed commitments under services and other agreements of $1.0 billion with third parties and $4.7 billion with affiliates.

Substantially all of our commitments to affiliates consist of a TUA with SPLNG pursuant to which we have reserved approximately 2 Bcf/d of regasification capacity. See Note 12-Related Party Transactions for additional information regarding this TUA.

Additionally, we have a partial TUA assignment agreement with TotalEnergies Gas & Power North America, Inc. (“TotalEnergies”), another TUA customer, whereby upon substantial completion of Train 5, we gained access to substantially all of TotalEnergies’ capacity and other services provided under TotalEnergies’ TUA with SPLNG. This agreement provides us with additional berthing and storage capacity at the Sabine Pass LNG Terminal that may be used to provide increased flexibility in managing LNG cargo loading and unloading activity and permit us to more flexibly manage our LNG storage capacity.

Environmental and Regulatory Matters

The Liquefaction Project is subject to extensive regulation under federal, state and local statutes, rules, regulations and laws. These laws require that we engage in consultations with appropriate federal and state agencies and that we obtain and maintain applicable permits and other authorizations. Failure to comply with such laws could result in legal proceedings, which may include substantial penalties. We believe that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our results of operations, financial condition or cash flows.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We recognize legal costs in connection with legal and regulatory matters as they are incurred. In the opinion of management, as of December 31, 2022, there were no pending legal matters that would reasonably be expected to have a material impact on our operating results, financial position or cash flows.

NOTE 14-CUSTOMER CONCENTRATION

The following table shows external customers with revenues of 10% or greater of total revenues from external customers and external customers with trade and other receivables, net of current expected credit losses and contract assets, net of current expected credit losses balances of 10% or greater of total trade and other receivables, net of current expected credit losses from external customers and contract assets, net of current expected credit losses from external customers, respectively:

	Percentage of Total Revenues from External Customers			Percentage of Trade and Other Receivables, Net and Contract Assets, Net from External Customers
	Year Ended December 31,			December 31,
	2022	2021	2020	2022	2021
Customer A	24%	25%	25%	28%	29%
Customer B	17%	18%	19%	18%	17%
Customer C	17%	17%	18%	*	*
Customer D	16%	16%	16%	18%	14%
Customer E	*	10%	*	*	13%
Customer F	*	*	*	13%	12%

*	Less than 10%

The following table shows revenues from external customers attributable to the country in which the revenues were derived (in millions). We attribute revenues from external customers to the country in which the party to the applicable agreement has its principal place of business. Substantially all of our long-lived assets are located in the United States.

	Revenues from External Customers
	Year Ended December 31,
	2022	2021	2020
United States	$4,147	$2,550	$1,975
India	1,951	1,342	970
South Korea	1,932	1,336	924
Ireland	1,858	1,237	842
United Kingdom	1,026	966	456
Switzerland	593	208	21
Other countries	—	—	7

Total	$11,507	$7,639	$5,195

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 15-SUPPLEMENTAL CASH FLOW INFORMATION

The following table provides supplemental disclosure of cash flow information (in millions):

	Year Ended December 31,
	2022	2021	2020
Cash paid during the period for interest on debt, net of amounts capitalized	$613	$615	$692
Non-cash distributions to affiliates for conveyance of assets	576	—	6
Right-of-use assets obtained in exchange for new operating lease liabilities	—	—	3

The balance in property, plant and equipment, net of accumulated depreciation funded with accounts payable and accrued liabilities (including affiliate) was $271 million, $322 million and $207 million as of December 31, 2022, 2021 and 2020, respectively.

Novation of IPM Agreement from Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”)

In March 2022, in connection with a prior commitment from Cheniere to collateralize financing for Train 6 of the Liquefaction Project, we and CCL Stage III, formerly a wholly owned direct subsidiary of Cheniere that merged with and into CCL, entered into an agreement to assign to us an IPM agreement to purchase 140,000 MMBtu per day of natural gas at a price based on the Platts Japan Korea Marker (“JKM”), for a term of approximately 15 years beginning in early 2023. The transaction has been accounted for as a transfer between entities under common control, which required us to recognize the obligations assumed at the historical basis of Cheniere. Upon the transfer, which occurred on March 15, 2022, we recognized $2.7 billion in distributions within our Statements of Member’s Equity (Deficit) based on our assumption of current derivative liabilities and derivative liabilities of $142 million and $2.6 billion, respectively, which represented a non-cash financing activity.

Sabine Pass Liquefaction, LLC

Unaudited Financial Statements

As of March 31, 2023 and December 31, 2022

and for the three months ended March 31, 2023 and 2022

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF INCOME

(in millions)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues
LNG revenues	$2,106	$2,488
LNG revenues-affiliate	761	757

Total revenues	2,867	3,245
Operating costs and expenses
Cost of sales (excluding items shown separately below)	313	2,561
Cost of sales-affiliate	33	18
Operating and maintenance expense	176	148
Operating and maintenance expense-affiliate	124	117
Operating and maintenance expense-related party	16	12
General and administrative expense	1	1
General and administrative expense-affiliate	16	17
Depreciation and amortization expense	138	130

Total operating costs and expenses	817	3,004

Income from operations	2,050	241
Other income (expense)
Interest expense, net of capitalized interest	(161)	(156)
Other income, net	4	—

Total other expense	(157)	(156)

Net income	$1,893	$85

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

BALANCE SHEETS

(in millions)

	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Restricted cash and cash equivalents	$160	$92
Trade and other receivables, net of current expected credit losses	265	622
Trade receivables-affiliate	263	553
Advances to affiliate	131	151
Inventory	132	143
Current derivative assets	55	24
Margin deposits	—	35
Other current assets	31	33
Other current assets-affiliate	22	21

Total current assets	1,059	1,674

Property, plant and equipment, net of accumulated depreciation	13,689	13,805
Debt issuance costs, net of accumulated amortization	5	5
Derivative assets	32	28
Other non-current assets, net	167	160

Total assets	$14,952	$15,672

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities
Accounts payable	$66	$28
Accrued liabilities	610	1,314
Accrued liabilities-related party	5	6
Current debt, net of discount and debt issuance costs	60	—
Due to affiliates	38	80
Deferred revenue	72	132
Current derivative liabilities	400	769
Other current liabilities	9	—

Total current liabilities	1,260	2,329
Long-term debt, net of premium, discount and debt issuance costs	11,985	12,040
Derivative liabilities	2,157	3,024
Other non-current liabilities	7	7
Other non-current liabilities-affiliate	20	20

Member’s deficit	(477)	(1,748)

Total liabilities and member’s deficit	$14,952	$15,672

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF MEMBER’S EQUITY (DEFICIT)

(in millions)

(unaudited)

Three Months Ended March 31, 2023

	Sabine Pass LNG-LP, LLC	Total Member’s Deficit
Balance at December 31, 2022	$(1,748)	$(1,748)
Distributions	(622)	(622)
Net income	1,893	1,893

Balance at March 31, 2023	$(477)	$(477)

Three Months Ended March 31, 2022

	Sabine Pass LNG-LP, LLC	Total Member’s Equity (Deficit)
Balance at December 31, 2021	$1,621	$1,621
Novated IPM agreement (see Note 12)	(2,712)	(2,712)
Distributions	(563)	(563)
Net income	85	85

Balance at March 31, 2022	$(1,569)	$(1,569)

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$1,893	$85
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	138	130
Amortization of debt issuance costs, premium and discount	6	5
Total losses (gains) on derivative instruments, net	(1,260)	525
Net cash used for settlement of derivative instruments	(11)	(9)
Changes in operating assets and liabilities:
Trade and other receivables, net of current expected credit losses	357	83
Trade receivables-affiliate	290	(73)
Advances to affiliate	18	(5)
Inventory	11	26
Margin deposits	35	25
Accounts payable and accrued liabilities	(615)	(5)
Accrued liabilities-related party	(2)	1
Due to affiliates	(40)	(21)
Deferred revenue	(60)	(38)
Other, net	18	(44)
Other, net-affiliate	(1)	1

Net cash provided by operating activities	777	686

Cash flows from investing activities
Property, plant and equipment	(82)	(85)
Other	(5)	—

Net cash used in investing activities	(87)	(85)

Cash flows from financing activities
Distributions	(622)	(563)

Net cash used in financing activities	(622)	(563)

Net increase in restricted cash and cash equivalents	68	38
Restricted cash and cash equivalents-beginning of period	92	98

Restricted cash and cash equivalents-end of period	$160	$136

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

NOTE 1-NATURE OF OPERATIONS AND BASIS OF PRESENTATION

We are a Delaware limited liability company formed by CQP and based in Houston with one member, Sabine Pass LNG-LP, LLC, an indirect wholly owned subsidiary of CQP. We and SPLNG are each indirect wholly owned subsidiaries of Cheniere Investments, which is a wholly owned subsidiary of CQP, a publicly traded limited partnership (NYSE MKT: CQP). CQP is a 48.6% owned subsidiary of Cheniere, a Houston-based energy company primarily engaged in LNG-related businesses. Cheniere also owns 100% of the general partner interest in CQP through ownership in Cheniere Energy Partners GP, LLC.

The natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass (the “Sabine Pass LNG Terminal”) has six operational Trains, for a total production capacity of approximately 30 mtpa of LNG (the “Liquefaction Project”). The Sabine Pass LNG Terminal also has operational regasification facilities owned by SPLNG.

We have increased available liquefaction capacity at our Liquefaction Project as a result of debottlenecking and other optimization projects. We hold a significant land position at the Sabine Pass LNG Terminal, which provides opportunity for further liquefaction capacity expansion. In February 2023, we and another subsidiary of CQP initiated the pre-filing review process with the FERC under the National Environmental Policy Act for an expansion adjacent to the Liquefaction Project consisting of up to three Trains with an expected total production capacity of approximately 20 mtpa of LNG. This expansion may be developed and constructed by an affiliate of ours outside of the Liquefaction Project. The development of this site or other projects, including infrastructure projects in support of natural gas supply and LNG demand, will require, among other things, acceptable commercial and financing arrangements before we make a positive final investment decision.

Basis of Presentation

The accompanying unaudited Financial Statements of SPL have been prepared in accordance with GAAP for interim financial information and in accordance with Rule 10-01 of Regulation S-X and reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the financial results for the interim periods presented. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Financial Statements and accompanying notes included in the annual report on Form 10-K for the fiscal year ended December 31, 2022.

Results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2023.

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss is included in the federal income tax return of CQP. CQP is not subject to federal or state income taxes, as its partners are taxed individually on their allocable share of CQP’s taxable income. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Financial Statements.

Recent Accounting Standards

ASU 2020-04

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance primarily provides temporary optional

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

expedients which simplify the accounting for contract modifications to existing debt agreements expected to arise from the market transition from LIBOR to alternative reference rates. The temporary optional expedients under the standard became effective March 12, 2020 and will be available until December 31, 2024 following a subsequent amendment to the standard. We have not yet applied the optional expedients available under the standard because we have not yet modified any of our existing contracts indexed to LIBOR, mainly our credit facility as further described in Note 8-Debt, for reference rate reform. However, we do not expect the impact of applying the optional expedients to any future contract modifications to be material, and we do not expect the transition to a replacement rate index to have a material impact on our future cash flows.

NOTE 2-RESTRICTED CASH AND CASH EQUIVALENTS

Pursuant to the accounts agreement entered into with the collateral trustee for the benefit of our debt holders, we are required to deposit all cash received into reserve accounts controlled by the collateral trustee. The usage or withdrawal of such cash is restricted to the payment of liabilities related to the Liquefaction Project and other restricted payments.

As of March 31, 2023 and December 31, 2022, we had $160 million and $92 million of restricted cash and cash equivalents, respectively, as required under the above agreement.

NOTE 3-TRADE AND OTHER RECEIVABLES, NET OF CURRENT EXPECTED CREDIT LOSSES

Trade and other receivables, net of current expected credit losses consisted of the following (in millions):

	March 31, 2023	December 31, 2022
Trade receivables	$259	$603
Other receivables	6	19

Total trade and other receivables, net of current expected credit losses	$265	$622

NOTE 4-INVENTORY

Inventory consisted of the following (in millions):

	March 31, 2023	December 31, 2022
Materials	$90	$87
LNG	19	26
Natural gas	22	28
Other	1	2

Total inventory	$132	$143

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 5-PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment, net of accumulated depreciation consisted of the following (in millions):

	March 31, 2023	December 31, 2022
LNG terminal
Terminal	$16,262	$16,240
Construction-in-process	113	114
Accumulated depreciation	(2,690)	(2,553)

Total LNG terminal, net of accumulated depreciation	13,685	13,801
Fixed assets
Fixed assets	19	19
Accumulated depreciation	(15)	(15)

Total fixed assets, net of accumulated depreciation	4	4

Property, plant and equipment, net of accumulated depreciation	$13,689	$13,805

The following table shows depreciation expense and offsets to LNG terminal costs (in millions):

	Three Months Ended March 31,
	2023	2022
Depreciation expense	$137	$129
Offsets to LNG terminal costs (1)	—	148

(1)

We recognize offsets to LNG terminal costs related to the sale of commissioning cargoes because these amounts were earned or loaded prior to the start of commercial operations of the respective Trains of the Liquefaction Project during the testing phase for its construction.

NOTE 6-DERIVATIVE INSTRUMENTS

We have commodity derivatives consisting of natural gas supply contracts, including those under our IPM agreement, for the operation of the Liquefaction Project and associated economic hedges (collectively, “Liquefaction Supply Derivatives”).

We recognize our derivative instruments as either assets or liabilities and measure those instruments at fair value. None of our derivative instruments are designated as cash flow or fair value hedging instruments, and changes in fair value are recorded within our Statements of Income to the extent not utilized for the commissioning process, in which case such changes are capitalized.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

The following table shows the fair value of our derivative instruments that are required to be measured at fair value on a recurring basis (in millions):

	Fair Value Measurements as of
	March 31, 2023				December 31, 2022
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liquefaction Supply Derivatives asset (liability)	$28	$4	$(2,502)	$(2,470)	$(12)	$(10)	$(3,719)	$(3,741)

We value our Liquefaction Supply Derivatives using a market or option-based approach incorporating present value techniques, as needed, using observable commodity price curves, when available, and other relevant data.

The fair value of our Liquefaction Supply Derivatives is predominantly driven by observable and unobservable market commodity prices and, as applicable to our natural gas supply contracts, our assessment of the associated events deriving fair value including, but not limited to, evaluation of whether the respective market exists from the perspective of market participants as infrastructure is developed.

We include a significant portion of our Liquefaction Supply Derivatives as Level 3 within the valuation hierarchy as the fair value is developed through the use of internal models which incorporate significant unobservable inputs. In instances where observable data is unavailable, consideration is given to the assumptions that market participants would use in valuing the asset or liability. This includes assumptions about market risks, such as future prices of energy units for unobservable periods, liquidity and volatility.

The Level 3 fair value measurements of our natural gas positions within our Liquefaction Supply Derivatives could be materially impacted by a significant change in certain natural gas and international LNG prices. The following table includes quantitative information for the unobservable inputs for our Level 3 Liquefaction Supply Derivatives as of March 31, 2023:

	Net Fair Value Liability (in millions)	Valuation Approach	Significant Unobservable Input	Range of Significant Unobservable Inputs / Weighted Average (1)
Liquefaction Supply Derivatives	$(2,502)	Market approach incorporating present value techniques	Henry Hub basis spread	$(1.173) - $0.361 / $(0.021)

		Option pricing model	International LNG pricing spread, relative to Henry Hub (2)	93% - 574% / 208%

(1)	Unobservable inputs were weighted by the relative fair value of the instruments.
(2)	Spread contemplates U.S. dollar-denominated pricing.

Increases or decreases in basis or pricing spreads, in isolation, would decrease or increase, respectively, the fair value of our Liquefaction Supply Derivatives.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

The following table shows the changes in the fair value of our Level 3 Liquefaction Supply Derivatives (in millions):

	Three Months Ended March 31,
	2023	2022
Balance, beginning of period	$(3,719)	$38
Realized and change in fair value gains (losses) included in net income (1):
Included in cost of sales, existing deals (2)	1,049	(53)
Included in cost of sales, new deals (3)	3	—
Purchases and settlements:
Purchases (4)	—	(3,141)
Settlements (5)	165	(6)

Balance, end of period	$(2,502)	$(3,162)

Favorable (unfavorable) changes in fair value relating to instruments still held at the end of the period	$1,052	$(53)

(1)

Does not include the realized value associated with derivative instruments that settle through physical delivery, as settlement is equal to contractually fixed price from trade date multiplied by contractual volume. See settlements line item in this table.

(2)	Impact to earnings on deals that existed at the beginning of the period and continue to exist at the end of the period.
(3)	Impact to earnings on deals that were entered into during the reporting period and continue to exist at the end of the period.
(4)

Includes any day one gain (loss) recognized during the reporting period on deals that were entered into during the reporting period which continue to exist at the end of the period, in addition to any derivative contracts acquired from entities at a value other than zero on acquisition date, such as derivatives assigned or novated during the reporting period and continuing to exist at the end of the period.

(5)	Roll-off in the current period of amounts recognized in our Balance Sheets at the end of the previous period due to settlement of the underlying instruments in the current period.

All counterparty derivative contracts provide for the unconditional right of set-off in the event of default. We have elected to report derivative assets and liabilities arising from our derivative contracts with the same counterparty and the unconditional contractual right of set-off on a net basis. The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments, in instances when our derivative instruments are in an asset position. Additionally, counterparties are at risk that we will be unable to meet our commitments in instances where our derivative instruments are in a liability position. We incorporate both our own nonperformance risk and the respective counterparty’s nonperformance risk in fair value measurements depending on the position of the derivative. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of any applicable credit enhancements, such as collateral postings, set-off rights and guarantees.

Liquefaction Supply Derivatives

We hold Liquefaction Supply Derivatives which are primarily indexed to the natural gas market and international LNG indices. The terms of the Liquefaction Supply Derivatives range up to approximately 15 years, some of which commence upon the satisfaction of certain events or states of affairs.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

The forward notional amount for our Liquefaction Supply Derivatives was approximately 6,027 TBtu and 5,972 TBtu as of March 31, 2023 and December 31, 2022, respectively, excluding notional amounts associated with extension options that were uncertain to be taken as of March 31, 2023.

The following table shows the effect and location of our Liquefaction Supply Derivatives recorded on our Statements of Income (in millions):

	Gain (Loss) Recognized in Statements of Income
Statements of Income Location (1)	Three Months Ended March 31,
	2023	2022
Cost of sales	$1,260	$(525)

(1)

Does not include the value associated with derivative instruments that settle through physical delivery. Fair value fluctuations associated with commodity derivative activities are classified and presented consistently with the item economically hedged and the nature and intent of the derivative instrument.

Fair Value and Location of Derivative Assets and Liabilities on the Balance Sheets

The following table shows the fair value and location of our Liquefaction Supply Derivatives on our Balance Sheets (in millions):

	Fair Value Measurements as of (1)
Balance Sheets Location	March 31, 2023	December 31, 2022
Current derivative assets	$55	$24
Derivative assets	32	28

Total derivative assets	87	52
Current derivative liabilities	(400)	(769)
Derivative liabilities	(2,157)	(3,024)

Total derivative liabilities	(2,557)	(3,793)

Derivative liability, net	$(2,470)	$(3,741)

(1)

Does not include collateral posted by counterparties to us of $8 million as of March 31, 2023, which is included in other current liabilities on our Balance Sheets, and collateral posted with counterparties by us of $35 million as of December 31, 2022, which is included in margin deposits in our Balance Sheets.

Balance Sheets Presentation

The following table shows the fair value of our derivatives outstanding on a gross and net basis (in millions) for our derivative instruments that are presented on a net basis on our Balance Sheets:

	Liquefaction Supply Derivatives
	March 31, 2023	December 31, 2022
Gross assets	$89	$57
Offsetting amounts	(2)	(5)

Net assets	$87	$52

Gross liabilities	$(2,577)	$(3,814)
Offsetting amounts	20	21

Net liabilities	$(2,557)	$(3,793)

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 7-ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in millions):

	March 31, 2023	December 31, 2022
Natural gas purchases	$406	$1,017
Interest costs and related debt fees	118	165
Liquefaction Project costs	80	125
Other accrued liabilities	6	7

Total accrued liabilities	$610	$1,314

NOTE 8-DEBT

Debt consisted of the following (in millions):

	March 31, 2023	December 31, 2022
Senior Secured Notes:
5.75% due 2024	$2,000	$2,000
5.625% due 2025	2,000	2,000
5.875% due 2026	1,500	1,500
5.00% due 2027	1,500	1,500
4.200% due 2028	1,350	1,350
4.500% due 2030	2,000	2,000
4.746% weighted average rate due 2037	1,782	1,782

Total Senior Secured Notes	12,132	12,132
Working capital revolving credit and letter of credit reimbursement agreement (the “Working Capital Facility”)	—	—

Total debt	12,132	12,132

Current portion of long-term debt (1)	(60)	—
Long-term portion of unamortized premium, discount and debt issuance costs, net	(87)	(92)

Total long-term debt, net of premium, discount and debt issuance costs	$11,985	$12,040

(1)

As of March 31, 2023, $60 million of debt with contractual maturities of greater than one year was classified as current portion of long-term debt based on our intent and ability to repay the debt with cash that was on hand at March 31, 2023, including repurchases of debt subsequent to the balance sheet date and through April 26, 2023.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Working Capital Facility

Below is a summary of our Working Capital Facility as of March 31, 2023 (in millions):

Working Capital Facility
Total facility size	$1,200
Less:
Outstanding balance	—
Letters of credit issued	329

Available commitment	$ 871

Priority ranking	Senior secured
Interest rate on available balance (1)	LIBOR plus 1.125% - 1.750% or base rate plus 0.125% - 0.750%
Commitment fees on undrawn balance (1)	0.10% - 0.30%
Maturity date	March 19, 2025

(1)	The margin on the interest rate and the commitment fees is subject to change based on our credit rating.

Restrictive Debt Covenants

The indentures governing our senior notes and other agreements underlying our debt contain customary terms and events of default and certain covenants that, among other things, may limit our ability to make certain investments or pay dividends or distributions. We are restricted from making distributions under agreements governing our indebtedness generally until, among other requirements, appropriate reserves have been established for debt service using cash or letters of credit and a historical debt service coverage ratio and projected debt service coverage ratio of at least 1.25:1.00 is satisfied.

As of March 31, 2023, we were in compliance with all covenants related to our debt agreements.

Interest Expense

Total interest expense, net of capitalized interest, consisted of the following (in millions):

	Three Months Ended March 31,
	2023	2022
Total interest cost	$163	$177
Capitalized interest	(2)	(21)

Total interest expense, net of capitalized interest	$161	$156

Fair Value Disclosures

The following table shows the carrying amount and estimated fair value of our debt (in millions):

	March 31, 2023		December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Senior notes - Level 2 (1)	$10,780	$10,718	$10,780	$10,569
Senior notes - Level 3 (2)	1,352	1,241	1,352	1,224

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

(1)	The Level 2 estimated fair value was based on quotes obtained from broker-dealers or market makers of these senior notes and other similar instruments.
(2)

The Level 3 estimated fair value was calculated based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including interest rates based on debt issued by parties with comparable credit ratings to us and inputs that are not observable in the market.

The estimated fair value of our Working Capital Facility approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

NOTE 9-REVENUES

The following table represents a disaggregation of revenue earned (in millions):

	Three Months Ended March 31,
	2023	2022
Revenues from contracts with customers
LNG revenues	$2,106	$2,488
LNG revenues-affiliate	761	757

Total revenues from contracts with customers	$2,867	$3,245

Contract Assets and Liabilities

The following table shows our contract assets, net of current expected credit losses, which are classified as other current assets and other non-current assets, net on our Balance Sheets (in millions):

	March 31, 2023	December 31, 2022
Contract assets, net of current expected credit losses	$1	$1

The following table reflects the changes in our contract liabilities, which we classify as deferred revenue on our Balance Sheets (in millions):

Three Months Ended March 31, 2023
Deferred revenue, beginning of period	$132
Cash received but not yet recognized in revenue	72
Revenue recognized from prior period deferral	(132)

Deferred revenue, end of period	$72

The following table reflects the changes in our contract liabilities to affiliate, which we classify as other non-current liabilities-affiliate on our Balance Sheets (in millions):

Three Months Ended March 31, 2023
Deferred revenue-affiliate, beginning of period	$5
Cash received but not yet recognized in revenue	5
Revenue recognized from prior period deferral	(5)

Deferred revenue-affiliate, end of period	$5

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Transaction Price Allocated to Future Performance Obligations

Because many of our sales contracts have long-term durations, we are contractually entitled to significant future consideration which we have not yet recognized as revenue. The following table discloses the aggregate amount of the transaction price that is allocated to performance obligations that have not yet been satisfied:

	March 31, 2023		December 31, 2022
	Unsatisfied Transaction Price (in billions)	Weighted Average Recognition Timing (years) (1)	Unsatisfied Transaction Price (in billions)	Weighted Average Recognition Timing (years) (1)
LNG revenues	$49.9	8	$50.8	8
LNG revenues-affiliate	1.8	2	2.0	2

Total revenues	$51.7		$52.8

(1)	The weighted average recognition timing represents an estimate of the number of years during which we shall have recognized half of the unsatisfied transaction price.

We have elected the following exemptions which omit certain potential future sources of revenue from the table above:

(1) We omit from the table above all performance obligations that are part of a contract that has an original expected duration of one year or less.

(2) The table above excludes substantially all variable consideration under our SPAs. We omit from the table above all variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation when that performance obligation qualifies as a series. The amount of revenue from variable fees that is not included in the transaction price will vary based on the future prices of Henry Hub throughout the contract terms, to the extent customers elect to take delivery of their LNG, and adjustments to the consumer price index. Certain of our contracts contain additional variable consideration based on the outcome of contingent events and the movement of various indexes. We have not included such variable consideration in the transaction price to the extent the consideration is considered constrained due to the uncertainty of ultimate pricing and receipt. Approximately 61% and 67% of our LNG revenues from contracts included in the table above during the three months ended March 31, 2023 and 2022, respectively, were related to variable consideration received from customers. Approximately 73% and 100% of our LNG revenues-affiliate from contracts included in the table above during the three months ended March 31, 2023 and 2022, respectively, were related to variable consideration received from customers.

We may enter into contracts to sell LNG that are conditioned upon one or both of the parties achieving certain milestones such as reaching a final investment decision on a certain liquefaction Train, obtaining financing or achieving substantial completion of a Train and any related facilities. These contracts are considered completed contracts for revenue recognition purposes and are included in the transaction price above when the conditions are considered probable of being met.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 10-RELATED PARTY TRANSACTIONS

Below is a summary of our related party transactions as reported on our Statements of Income (in millions):

	Three Months Ended March 31,
	2023	2022
LNG revenues-affiliate
Cheniere Marketing Agreements (1)	$761	$745
Contracts for Sale and Purchase of Natural Gas and LNG (2)	—	12

Total LNG revenues-affiliate	761	757

Cost of sales-affiliate
Cargo loading fees under TUA (3)	14	13
Contracts for Sale and Purchase of Natural Gas and LNG (2)	19	5

Total cost of sales-affiliate	33	18

Operating and maintenance expense-affiliate
TUA (3)	68	66
Natural Gas Transportation Agreement (4)	21	20
Services Agreements (5)	35	31

Total operating and maintenance expense-affiliate	124	117

Operating and maintenance expense-related party
Natural Gas Transportation and Storage Agreements (6)	16	12

General and administrative expense-affiliate
Services Agreements (5)	16	17

(1)

We primarily sell LNG to Cheniere Marketing under SPAs and letter agreements at a price equal to 115% of Henry Hub plus a fixed fee, except for an SPA associated with an IPM agreement for which pricing is linked to international natural gas prices. We also have a master SPA agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement. As of March 31, 2023 and December 31, 2022, we had $263 million and $551 million of trade receivables-affiliate, respectively, under these agreements with Cheniere Marketing. In addition, we have an arrangement with subsidiaries of Cheniere to provide the ability, in limited circumstances, to potentially fulfill commitments to LNG buyers in the event operational conditions impact operations at either the Sabine Pass or Corpus Christi liquefaction facilities. The purchase price for such cargoes would be the greater of: (a) 115% of the applicable natural gas feedstock purchase price or (b) an FOB U.S. Gulf Coast LNG market price.

(2)

We have agreements with SPLNG, CTPL and Corpus Christi Liquefaction, LLC (“CCL”) that allow us to sell and purchase natural gas and LNG with each party. Natural gas purchased under these agreements is initially recorded as inventory and then to cost of sales-affiliate upon its sale, except for purchases related to commissioning activities which are capitalized as LNG terminal construction-in-process.

(3)

We have a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (a portion of which is indexed for inflation), continuing until at least May 2036. Additionally, we are required to reimburse SPLNG for our proportionate share of ad valorem taxes incurred based on our contracted share of SPLNG’s regasification capacity. CQP has guaranteed our obligations under our TUA.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

(4)

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG Terminal, we have transportation agreements to secure firm pipeline transportation capacity with CTPL, a wholly owned subsidiary of CQP, and third party pipeline companies.

(5)

We do not have employees and thus we have various services agreements with affiliates of Cheniere in the ordinary course of business, including services required to construct, operate and maintain the Liquefaction Project, and administrative services. Prior to the substantial completion of each Train of the Liquefaction Project, our payments under the services agreements were primarily based on a cost reimbursement structure, and following the completion of each Train, our payments include a fixed monthly fee (indexed for inflation) per mtpa in addition to the reimbursement of costs. As of March 31, 2023 and December 31, 2022, we had $131 million and $151 million of advances to affiliates, respectively, under the services agreements. The non-reimbursement amounts incurred under these agreements are recorded in general and administrative expense-affiliate.

(6)

We are party to various natural gas transportation and storage agreements with a related party in the ordinary course of business for the operation of the Liquefaction Project. This related party is partially owned by the investment management company that indirectly acquired a portion of CQP’s limited partner interests in September 2020. We recorded accrued liabilities-related party of $5 million and $6 million as of March 31, 2023 and December 31, 2022, respectively, with this related party.

We had $38 million and $80 million due to affiliates as of March 31, 2023 and December 31, 2022, respectively, under agreements with affiliates as described above.

Disclosure of future consideration under revenue contracts with affiliates is included in Note 9-Revenues.

Other Agreements

LNG Site Sublease Agreement

We have agreements with SPLNG to sublease a portion of the Sabine Pass LNG Terminal site for the Liquefaction Project. The aggregate annual sublease payment is $1 million, with renewal options and adjustment for inflation every five years. As of both March 31, 2023 and December 31, 2022, we recorded other non-current liabilities-affiliate of $15 million related to this agreement.

Cooperation Agreement

We have a cooperation agreement with SPLNG that allows us to retain and acquire certain rights to access the property and facilities that are owned by SPLNG for the purpose of constructing, modifying and operating the Liquefaction Project. In consideration for access given to us, we have agreed to transfer to SPLNG title of certain facilities, equipment and modifications, which SPLNG is obligated to operate and maintain. The term of this agreement is consistent with our TUA described above. We did not convey any assets to SPLNG under this agreement during the three months ended March 31, 2023 and 2022.

State Tax Sharing Agreement

We have a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

tax liability were calculated on a separate company basis. To date, there have been no state and local tax payments demanded by Cheniere under the tax sharing agreement. The agreement is effective for tax returns due on or after August 2012.

NOTE 11-CUSTOMER CONCENTRATION

The concentration of our customer credit risk in excess of 10% or greater of total revenues and/or trade and other receivables was as follows:

	Percentage of Total Revenues from External Customers		Percentage of Trade and Other Receivables, Net and Contract Assets, Net from External Customers
	Three Months Ended March 31,		March 31, 2023	December 31, 2022
	2023	2022
Customer A	28%	29%	30%	28%
Customer B	15%	14%	23%	18%
Customer C	17%	18%	15%	*
Customer D	15%	15%	15%	18%
Customer E	*	10%	*	*
Customer F	*	*	-%	13%

*	Less than 10%

NOTE 12-SUPPLEMENTAL CASH FLOW INFORMATION

The following table provides supplemental disclosure of cash flow information (in millions):

	Three Months Ended March 31,
	2023	2022
Cash paid during the period for interest on debt, net of amounts capitalized	$202	$130
Non-cash investing activity:
Unpaid purchases of property, plant and equipment	39	205

Novation of IPM Agreement from Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”)

In March 2022, in connection with a prior commitment from Cheniere to collateralize financing for Train 6 of the Liquefaction Project, we and CCL Stage III, formerly a wholly owned direct subsidiary of Cheniere that merged with and into CCL, entered into an agreement to assign to us an IPM agreement to purchase 140,000 MMBtu per day of natural gas at a price based on the Platts Japan Korea Marker (“JKM”), for a term of approximately 15 years beginning in early 2023. The transaction has been accounted for as a transfer between entities under common control, which required us to recognize the obligations assumed at the historical basis of Cheniere. Upon the transfer, which occurred on March 15, 2022, we recognized $2.7 billion in distributions within our Statements of Member’s Equity (Deficit) based on our assumption of current derivative liabilities and derivative liabilities of $142 million and $2.6 billion, respectively, which represented a non-cash financing activity.